     As Filed with the Securities and Exchange Commission on March 8, 2001
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                               BB&T CORPORATION
            (Exact name of registrant as specified in its charter)

     North Carolina                  6060                    56-0939887
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
      jurisdiction        Classification Code Number)  Identification Number)
   of incorporation or
      organization)

                            200 West Second Street
                      Winston-Salem, North Carolina 27101
                                (336) 733-2000
         (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                            Jerone C. Herring, Esq.
                       200 West Second Street, 3rd Floor
                      Winston-Salem, North Carolina 27101
                                (336) 733-2180
           (Name, address, including Zip Code, and telephone number,
                  including area code, of agent for service)

                 The Commission is requested to send copies of
                            all communications to:

       Christopher E. Leon, Esq.              Thomas O. Powell, Esq.
 Womble Carlyle Sandridge & Rice, PLLC         Troutman Sanders LLP
  200 West Second Street, 17th Floor     600 Peachtree Street, N.E., Suite
  Winston-Salem, North Carolina 27101                  5200
                                            Atlanta, Georgia 30308-2216

                               ----------------

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
                                            Proposed       Proposed
                                Amount      Maximum         Maximum         Amount of
    Title of each Class of      to be    Offering Price    Aggregate       Registration
 Securities to be Registered  Registered    per unit    Offering Price         Fee
---------------------------------------------------------------------------------------
Common Stock, par value
 $5.00 per share(1)....       13,870,586        (2)     $468,190,156.00(3) $117,048.00
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

(1) Each share of the registrant's common stock includes one preferred share purchase right.
(2) Not applicable.
(3) Computed in accordance with Rule 457(f) based on the average of the high ($33.375) and low ($32.5469) sales price of the common stock of Century South Banks, Inc. on March 1, 2001 as reported on The Nasdaq National Market.

                               ----------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                           CENTURY SOUTH BANKS, INC.
                        2325 Lakeview Parkway, Suite 450
                         Alpharetta, Georgia 30004-1976

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON      , 2001

                               ----------------

TO THE SHAREHOLDERS OF CENTURY SOUTH BANKS, INC.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Century South Banks, Inc., a Georgia corporation, will be held at the
                 , on     ,      , 2001 at    Eastern Time, for the following
purposes:

  1. To consider and vote upon a proposal to approve that certain Agreement and Plan of Reorganization, dated as of December 4, 2000, between Cen-tury South and BB&T Corporation, a North Carolina corporation, pursuant to which, among other things, Century South will merge into BB&T. In the merger, each share of common stock of Century South outstanding at the effective time will be converted into the right to receive 0.93 of a share of common stock of BB&T, plus cash in lieu of any fractional share of BB&T common stock. A copy of the merger agreement is attached to the accompanying proxy statement/prospectus as Appendix A; and

  2. To transact such other business as may be properly brought before the meeting or at any and all adjournments or postponements thereof.

  Century South shareholders of record at the close of business on      , 2001
are entitled to notice of and to vote at the meeting. Approval of the merger agreement requires the affirmative vote of at least a majority of all of the votes entitled to be cast at the meeting.

  CENTURY SOUTH'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CENTURY SOUTH SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

  You are cordially invited to attend the meeting in person; however, whether or not you plan to attend, we urge you to complete, date and sign the accompanying proxy card and to return it promptly in the enclosed postage prepaid envelope. Any proxy given by a shareholder may be revoked by filing with Century South's Corporate Secretary a written revocation or a signed proxy bearing a later date. Any shareholder present at the meeting may revoke his or her proxy and vote personally on each matter brought before the meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          _____________________________________
                                          Susan J. Anderson
                                          Senior Vice President and Corporate
                                           Secretary

Alpharetta, Georgia
     , 2001

  Please complete, sign, date and return the enclosed proxy card promptly whether or not you plan to attend the meeting. Failure to return a properly executed proxy or to vote at the meeting will have the same effect as a vote against the merger agreement. Please do not send in any certificates for your shares at this time.

                              [Century South logo]

                        Special Meeting of Shareholders

                             MERGER PROPOSAL--YOUR
                             VOTE IS VERY IMPORTANT

  The Boards of Directors of Century South Banks, Inc. and BB&T Corporation have approved a merger combining Century South and BB&T. If we complete the merger, you will receive 0.93 of a share of BB&T common stock for each share of Century South common stock that you own.

  You generally will not recognize gain or loss for federal income tax purposes on the BB&T common stock you receive.

  The merger will join Century South's strengths as a community bank covering metropolitan Atlanta and the Savannah, Macon and north Georgia areas with BB&T's position as a leading bank throughout the Carolinas, West Virginia, Virginia, Washington D.C. and parts of Maryland, Georgia, Kentucky and Tennessee, enabling the combined company to offer Century South's customers a broad range of financial products and services.

  At the meeting, you will consider and vote on the merger agreement. The merger cannot be completed unless holders of at least a majority of the shares of Century South common stock entitled to vote approve the merger agreement. Century South's Board of Directors believes the merger is in the best interests of Century South shareholders and unanimously recommends that the shareholders vote to approve the merger agreement. No vote of BB&T shareholders is required to approve the merger agreement.

  BB&T common stock is listed on the New York Stock Exchange under the symbol
"BBT." On      , 2001, the closing price of BB&T common stock was $  , making the value of 0.93 of a share of BB&T common stock equal to $ . The closing price of Century South common stock on that date was $ . These prices will, however, fluctuate between now and the merger.

                                                               James A. Faulkner
                                                                   Vice Chairman

  The meeting will be held at [   Eastern Time, on      ,      , 2001] in the
      .

  This proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, this proxy statement/prospectus incorporates important business and financial information about BB&T and Century South from other documents that we have not included in the proxy statement/prospectus. You may obtain copies of these other documents without charge by requesting them in writing or by telephone at any time prior to [insert date five business days prior to meeting] from the appropriate company at the following addresses:

 BB&T Corporation   Century South
   Shareholder       Banks, Inc.
    Reporting         Corporate
 Post Office Box      Secretary
       1290         2325 Lakeview
  Winston-Salem,       Parkway,
  North Carolina      Suite 450
      27102          Alpharetta,
  (336) 733-3021       Georgia
                      30004-1976
                    (678) 624-1366

  Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to Century South. If you sign, date and mail your proxy card without indicating how you want to vote, Century South will vote your proxy in favor of the merger agreement. If you fail to return your proxy card and fail to vote in person, the effect will be the same as a vote against the merger agreement. Your vote is very important. You can revoke your proxy by writing to Century South's Corporate Secretary at any time before the meeting or by attending the meeting and voting in person.

  On behalf of the Board of Directors of Century South, we urge you to vote "FOR" approval and adoption of the merger agreement.

                                                                 Joseph W. Evans
                                           President and Chief Executive Officer

 Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the BB&T common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

 The shares of BB&T common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

  This proxy statement/prospectus is dated        ,      and is expected to be
first mailed to shareholders of Century South on or about        ,     .

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
A WARNING ABOUT FORWARD-LOOKING INFORMATION............................... iii

SUMMARY...................................................................   1

MEETING OF SHAREHOLDERS...................................................  10
  General.................................................................  10
  Who Can Vote at the Meeting.............................................  10
  Attending the Meeting...................................................  10
  Vote Required...........................................................  10
  Voting and Revocation of Proxies........................................  11
  Solicitation of Proxies.................................................  11
  Recommendation of the Century South Board...............................  12
  Information about Century South's Auditors..............................  12

THE MERGER................................................................  13
  General.................................................................  13
  Background of and Reasons for the Merger................................  13
  Opinion of Financial Advisor to Century South...........................  17
  Material Federal Income Tax Consequences of the Merger..................  22
  Exchange Ratio..........................................................  24
  Exchange of Century South Stock Certificates............................  26
  The Merger Agreement....................................................  27
  Interests of Century South's Directors and Officers in the Merger that
   Differ from Yours......................................................  33
  Regulatory Considerations...............................................  40
  Accounting Treatment....................................................  43
  Effect on Employees, Employee Benefit Plans and Stock Options...........  43
  Restrictions on Resales by Affiliates...................................  45
  No Appraisal or Dissenters' Rights......................................  45

INFORMATION ABOUT BB&T....................................................  45
  General.................................................................  45
  Operating Subsidiaries..................................................  45
  Acquisitions............................................................  46
  Capital.................................................................  48
  Deposit Insurance Assessments...........................................  48
  Additional Information..................................................  49

INFORMATION ABOUT CENTURY SOUTH...........................................  49
  General.................................................................  49
  Additional Information..................................................  49

DESCRIPTION OF BB&T CAPITAL STOCK.........................................  50
  General.................................................................  50
  BB&T Common Stock.......................................................  50
  BB&T Preferred Stock....................................................  50
  Shareholder Rights Plan.................................................  50
  Other Anti-Takeover Provisions..........................................  53

COMPARISON OF THE RIGHTS OF BB&T SHAREHOLDERS AND CENTURY SOUTH
 SHAREHOLDERS.............................................................  54
  Authorized Capital Stock................................................  54
  Special Meetings of Shareholders........................................  54

                                                                            Page
                                                                            ----
  Directors................................................................  55
  Dividends and Other Distributions........................................  55
  Shareholder Nominations and Shareholder Proposals........................  56
  Discharge of Duties; Exculpation and Indemnification.....................  57
  Mergers, Share Exchanges and Sales of Assets.............................  58
  Anti-takeover Statutes...................................................  58
  Amendments to Articles of Incorporation and Bylaws.......................  59
  Consideration of Business Combinations...................................  60
  Shareholders' Rights of Dissent and Appraisal............................  60
  Liquidation Rights.......................................................  61

SHAREHOLDER PROPOSALS......................................................  61

OTHER BUSINESS.............................................................  61

LEGAL MATTERS..............................................................  62

EXPERTS....................................................................  62

WHERE YOU CAN FIND MORE INFORMATION........................................  62

Appendix A--Agreement and Plan of Reorganization and Plan of Merger (excluding certain annexes)

Appendix B--Opinion of The Robinson-Humphrey Company, LLC

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

  BB&T and Century South have each made forward-looking statements in this document and in other documents to which this document refers that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of BB&T and Century South and on information currently available to them or, in the case of information that appears under the heading "The Merger--Background of and Reasons for the Merger" on page , information that was available to management of BB&T and Century South as of the date of the merger agreement, and should be read in connection with the notices about forward-looking statements made by each of BB&T and Century South in its reports filed under the Securities Exchange Act of 1934. Forward-looking statements include the information concerning possible or assumed future results of operations of BB&T or Century South set forth under "Summary" and "The Merger--Background of and Reasons for the Merger" and statements preceded by, followed by or that include the words "believes," "expects," "assumes," "anticipates," "intends," "plans," "estimates" or other similar expressions. See "Where You Can Find More Information" on page .

  BB&T and Century South have made statements in this document and in other documents to which this document refers regarding estimated earnings per share of BB&T and Century South on a stand-alone basis, expected cost savings from the merger, estimated restructuring charges relating to the merger, estimated increases in Century South's net interest margin, the anticipated accretive effect of the merger and BB&T's anticipated performance in future periods. With respect to estimated cost savings and restructuring charges, BB&T has made assumptions about, among other things, the extent of operational overlap between BB&T and Century South, the amount of general and administrative expense consolidation, costs relating to converting Century South's bank operations and data processing to BB&T's systems, the size of anticipated reductions in fixed labor costs, the amount of severance expenses, the extent of the charges that may be necessary to align the companies' respective accounting reserve policies and the costs related to the merger. The realization of cost savings and the amount of restructuring charges are subject to the risk that the foregoing assumptions prove to be incorrect, and actual results may be materially different from those expressed or implied by the forward-looking statements.

  Any statements in this document about the anticipated accretive effect of the merger and BB&T's anticipated performance in future periods are subject to risks relating to, among other things, the following:

  . expected cost savings from the merger or other previously announced mergers may not be fully realized or realized within the expected time-frame;

  . the loss of deposits, customers or revenues following the merger or other previously announced mergers may be greater than expected;

  . competitive pressures among depository and other financial institutions may increase significantly;

  . costs or difficulties related to the integration of the businesses of BB&T and its merger partners, including Century South, may be greater than expected;

  . changes in the interest rate environment may reduce margins or, the vol-umes or values of loans made or held;

  . general economic or business conditions, either nationally or in the states or regions in which BB&T and Century South do business, may be less favorable than expected, resulting in, among other things, a dete-rioration in credit quality or a reduced demand for credit;

  . legislative or regulatory changes, including changes in accounting stan-dards, may adversely affect the businesses in which BB&T and Century South are engaged;

  .  adverse changes may occur in the securities markets; and

  . competitors of BB&T and Century South may have greater financial re-sources and develop products that enable those competitors to compete more successfully than BB&T and Century South.

  Management of each of BB&T and Century South believes the forward-looking statements about its company are reasonable. However, shareholders of Century South should not place undue reliance on them. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of BB&T following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond BB&T's and Century South's ability to control or predict. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to BB&T or Century South or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither BB&T nor Century South undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                    SUMMARY

  This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we refer you. See "Where You Can Find More Information" on page .

What Century South Shareholders Will Receive (page  )

  If the merger is completed, you will receive 0.93 of a share of BB&T common stock for each share of Century South common stock that you own, plus cash instead of any fractional share of BB&T common stock.

  If the value of 0.93 of a share of BB&T common stock (determined based on the average reported closing price of BB&T common stock over a five-day pricing period ending ten days before completion of the merger) is below $25.84 and the stock prices of certain other bank holding companies have not experienced similar relative declines since the date of the merger agreement, Century South may seek to terminate the merger agreement. If this were to happen, BB&T could choose to proceed with the merger by increasing the BB&T common stock that you would receive in the merger to a number of shares valued (based on the average reported closing price of BB&T common stock over the five-day pricing period described above) at not less than $25.84.

  On       , 2001, the closing price of BB&T common stock was $  , making the value of 0.93 of a share of BB&T common stock equal to $ . Because the market price of BB&T stock fluctuates, you will not know when you vote what the shares will be worth when issued in the merger. In addition, when you vote you will not know whether the circumstances described in the preceding paragraph will exist that would permit Century South to seek termination of the merger agreement or, if such circumstances exist and Century South seeks to terminate the merger agreement, whether BB&T will choose to proceed with the merger by increasing the BB&T common stock that you would receive in the merger.

Exchange Ratio Fair to Shareholders, According to Century South's Financial Advisor (page )

  The Robinson-Humphrey Company, LLC has served as financial advisor to Century South in the merger and has given an opinion to Century South's Board that, as of December 4, 2000 (the date Century South's Board voted on the merger), the exchange ratio of 0.93 shares of BB&T common stock for each share of Century South common stock is fair from a financial point of view to you as Century South shareholders. The full text of this opinion is attached as Appendix B to this proxy statement/prospectus. We encourage you to read the opinion carefully. Century South has agreed to pay to The Robinson-Humphrey Company, LLC fees in an aggregate amount of $611,000.00 for its services rendered in connection with the merger, including delivery of its opinion. See "The Merger--Opinion of Financial Advisor to Century South" on page .

No Federal Income Tax on Shares Received in Merger (page  )

  You generally will not recognize gain or loss for federal income tax purposes on the shares of BB&T common stock you receive in the merger. BB&T's attorneys have issued a legal opinion to this effect, which we have included as an exhibit to the registration statement filed with the SEC for the shares to be issued in the merger. You will be taxed, however, on any cash that you receive instead of any fractional share of BB&T common stock. Tax matters are complicated, and the tax consequences of the merger may vary among shareholders. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

BB&T Dividend Policy Following the Merger (page  )

  BB&T currently pays regular quarterly dividends of $0.23 per share of its common stock. Over the past five years, BB&T has had a dividend payout ratio in the range of approximately 38% to 39.5% of recurring earnings and a compound growth rate of the annualized dividend of 14.9%. BB&T expects that it will continue to pay quarterly dividends consistent with this payout ratio, but may change that policy based on business conditions, BB&T's financial condition, earnings and other factors.

Century South's Reasons for the Merger (page  )

  Century South's Board believes that the merger will create value for Century South shareholders. It also believes that BB&T is offering a fair price to Century South shareholders for their shares of Century South common stock. Century South's Board believes that the merger will enable Century South to better serve its customers by offering more diverse products and services.

Century South Shareholders' Meeting to be held      , 2001 (page  )

  Century South will hold a special shareholders' meeting at    Eastern Time on
     ,    , 2001 at the       . At the meeting, you will vote on the merger
agreement and conduct any other business that properly arises.

The Companies (page  )

BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101
(336) 733-2000

  BB&T is a multi-bank holding company with more than $[60.9] billion in assets. It is the [fifth] largest financial holding company in the Southeast and, through its banking and thrift subsidiaries, operates [889] branch offices in the Carolinas, Georgia, Virginia, Maryland, West Virginia, Tennessee, Kentucky and Washington, D.C. BB&T ranks [first] in deposit market share in West Virginia, [second] in North Carolina and [third] in South Carolina and maintains a significant market presence in Virginia, Maryland, Georgia and Washington, D.C.

Century South Banks, Inc.
2325 Lakeview Parkway, Suite 450
Alpharetta, Georgia 30004-1976
(678) 624-1366

  Century South, with approximately $1.6 billion in assets, is the holding company for 12 community banking subsidiaries, which operate a total of 40 banking offices in Georgia, Tennessee, Alabama and North Carolina and provide customary banking and other financial services.

The Merger (page  )

  In the merger, Century South will merge into BB&T, and Century South's banking subsidiaries, through which it operates, will become wholly owned subsidiaries of BB&T. If the Century South shareholders approve the merger agreement at the meeting, we currently expect to complete the merger in the second quarter of 2001.

  We have attached the merger agreement (Appendix A) at the back of this proxy statement/prospectus. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

Majority Century South Shareholder Vote Required (page  )

  Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Century South common stock entitled to vote. If you fail to vote, it will have the effect of a vote against the merger agreement. At the record date, the directors and executive officers of Century South and their affiliates together owned approximately % of the shares entitled to be cast at the meeting, and we expect them to vote their shares in favor of the merger agreement.

  Brokers who hold shares of Century South common stock as nominees will not have authority to vote them with respect to the merger unless the beneficial owners of those shares provide voting instructions. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

  The merger does not require the approval of BB&T's shareholders.

Record Date Set at       , 2001; One Vote per Share of Century South Common
Stock (page  )

  If you owned shares of Century South common stock at the close of business on
     , 2001, the record date, you are entitled to vote on the merger agreement and other matters that may be properly considered at the meeting.

  On the record date, there were     shares of Century South common stock
outstanding. You will have one vote at the meeting for each share of Century South common stock that you owned on the record date.

Century South Board Recommends Shareholder Approval (page )

  The Century South Board believes that the merger is in the best interests of Century South Shareholders and recommends that you vote "FOR" approval of the merger agreement.

Interests of Century South Directors and Officers in the Merger that Differ From Your Interests (page )

  When considering the recommendation of the Century South Board, you should be aware that some of Century South's directors and officers have interests in the merger that differ from the interests of other Century South shareholders. These interests include employment agreements for certain executive officers of Century South, the appointment of James A. Faulkner to the board of directors of Branch Banking and Trust Company ("Branch Bank"), BB&T's principal banking subsidiary and advisory board positions for the current Century South directors.

 Employment Agreements

  Effective upon completion of the merger, Branch Bank will enter into employment agreements with the following officers of Century South:

  .  President and Chief Executive Officer, Joseph W. Evans;

  .  Executive Vice President and Chief Banking Officer, J. Thomas Wiley,
     Jr.;

  . Executive Vice President and Chief Financial Officer, Stephen W. Dough-ty; and

  .  Executive Vice President, Tony E. Collins.

  In addition: Century South's Executive Vice President and Regional Executive, Sidney J. Wooten has entered into an employment agreement with Branch Bank that will become effective upon completion of the merger; Branch Bank will adopt Century South's existing employment agreement with Century South's Senior Vice President and Corporate Secretary, Susan J. Anderson; and two other members of Century South management will be offered employment agreements with Branch Bank.

  The terms of the respective employment agreements are: Mr. Evans (5 years); Mr. Wooten (3 years); Mr. Wiley, Mr. Doughty, Mr. Collins and the two other members of Century South management (until the day following the sixtieth day after conversion of certain systems of Century South to the systems of Branch
Bank).

  Each employment agreement provides for an annual base salary at least equal to the employee's salary in effect at November 1, 2000 and for eligibility to receive an annual bonus. The employment agreements for Mr. Evans and Mr. Wooten also provide that each will be eligible to be granted stock options annually. As more fully described in this proxy statement/prospectus, the employment agreements for Mr. Wooten and Mr. Collins also provide that each will receive additional "success payments" upon completion of events relating to the merger, the integration and conversion of certain network and support functions and data services systems and the creation and implementation of marketing and brand identity programs.

  All of the employment agreements may provide severance payments and other benefits if employment is terminated following the merger. The material terms and financial provisions of these employment agreements are described under the heading "Interests of Century South's Directors and Officers in the Merger that Differ From Yours" on page .

 Subsidiary Bank Board of Directors; Advisory Board

  James A. Faulkner, Vice Chairman and former Chief Executive Officer of Century South, will be elected to the board of Branch Bank to serve until its next annual meeting, subject to the right of removal for cause, and thereafter so long as he is elected and qualifies. Members of the Branch Bank Board who are not employees of BB&T or an affiliate are entitled to receive fees for service as directors in accordance with the policies of BB&T as in effect from time to time. Mr. Faulkner will also be appointed to BB&T's Advisory Board for the State of Georgia. In addition, the members of the Century South Board who execute a noncompetition and nonsolicitation agreement satisfactory to BB&T will be offered a position on BB&T's local advisory board for the bank's market area appropriate to each such member and, for at least two years after the merger and will receive annual fees for such services not less than those that they are now receiving as members of the Century South Board.

  The Century South Board was aware of these and other interests and considered them when it approved and adopted the merger agreement.

Regulatory Approvals We Must Obtain for the Merger to Occur (page )

  We cannot complete the merger unless the Board of Governors of the Federal Reserve System approves it. We have filed an application with the Federal Reserve Board seeking its approval. In addition, the merger is subject to the approval of, or notice to, various state regulatory authorities, and we have made the necessary filings with those authorities. [to be updated]

  Although we do not know of any reason why we would not obtain these regulatory approvals in a timely manner, we cannot be certain when we will obtain them or that we will obtain them at all. [to be updated]

Other Conditions that Must be Satisfied for the Merger to Occur (page  )

  The following additional conditions, among others, must be met for BB&T and Century South to complete the merger:

  .  approval of the merger agreement by the Century South shareholders;

  . we must receive all required regulatory approvals and any waiting peri-ods required by law must have passed;

  . receipt of the opinion of BB&T's counsel concerning the tax consequences of the merger;

  . the continuing accuracy of the parties' representations in the merger agreement;

  . the continuing effectiveness of the registration statement filed with the SEC covering the shares of BB&T common stock to be issued in the merger;

  .  the ability to account for the merger as a pooling of interests; and

  . execution of the employment agreements described above by Joseph W. Ev-ans, Stephen W. Doughty, J. Thomas Wiley, Jr., Tony E. Collins and Susan
     J. Anderson.

Termination and Amendment of the Merger Agreement (page  )

  BB&T and Century South can agree at any time to terminate the merger agreement without completing the merger. Either company can also unilaterally terminate the merger agreement in the following circumstances:

  .  the merger is not completed by September 30, 2001;

  . any condition that must be satisfied to complete the merger cannot be met; or

  . the other company violates, in a material way, any of its representa-tions, warranties or obligations under the merger agreement and the vio-lation is not cured in a timely fashion.

  Generally, the company seeking to terminate cannot itself be in violation of the merger agreement in a way that would allow the other party to terminate the merger agreement.

  The merger agreement can also be terminated by:

  . BB&T, if the Century South Board withdraws its recommendation or refuses to recommend to the Century South shareholders that they vote to approve the merger, or recommends to the Century South shareholders that they approve an acquisition of Century South by a party other than BB&T; or

  . Century South, if the Century South Board determines in good faith to agree to an acquisition of Century South by a third party that does not represent a breach of the merger agreement.

  In addition, Century South can seek to terminate the merger agreement if the value of 0.93 of a share of BB&T common stock (determined based on the average reported closing price of BB&T common stock over a five-day pricing period ending ten days before completion of the merger) is below $25.84 and the stock prices of certain other bank holding companies have not experienced similar relative declines since the date of the merger agreement. If this were to happen, BB&T could choose to proceed with the merger by increasing the amount of BB&T common stock into which each share of Century South common stock would convert in the merger to a number of shares valued (based on the average reported closing price of BB&T common stock over the five-day pricing period) at not less than $25.84. If BB&T does not so choose to proceed with the merger and so increase the number of BB&T shares of common stock into which each share of Century South common stock would convert, Century South could then terminate the merger agreement.

  BB&T and Century South can agree to amend the merger agreement in any way, except that after the shareholders' meeting BB&T and Century South cannot decrease the consideration that you will receive in the merger. Either company can waive any of the requirements of the other company contained in the merger agreement, except that neither company can waive any required regulatory approval or the satisfaction of any condition imposed by law. Neither company intends to waive the condition that it receives a tax opinion. If a tax opinion from BB&T's counsel is not available and the Century South Board determines to proceed with the merger, Century South will inform you and ask you to vote again on the merger agreement.

Termination Fee (page  )

  As a condition to its offer to acquire Century South, and to discourage other companies from offering to acquire Century South, BB&T required Century South to agree to pay to BB&T a termination fee of $14 million if the merger agreement is terminated for one of several reasons, including:

  . Century South shareholders do not vote to approve the merger agreement and either:

    . prior to the Century South shareholders' meeting, the Century South Board withdraws its recommendation or refuses to recommend to the Century South shareholders that they approve the merger, or

    . at the time of the Century South shareholders' meeting, a proposal exists involving the acquisition of Century South by a party other than BB&T.

  . the Century South Board withdraws its recommendation or refuses to rec-ommend to Century South shareholders that they approve the merger or recommends to Century South shareholders that they approve an acquisi-tion of Century South by a third party;

  . Century South entertains a proposal as described above in breach of the merger agreement; or

  . Century South determines in good faith to agree to an acquisition of Century South by a third party that is permitted by the merger agree-ment.

BB&T to Use Pooling-of-Interests Accounting Treatment (page  )

  BB&T will account for the merger as a pooling of interests. This will enhance future earnings by avoiding the creation of goodwill relating to the merger and will enable BB&T to avoid charges against future earnings that would result from amortizing goodwill. This accounting method also means that, after the merger, BB&T will report financial results as if Century South had always been combined with BB&T.

No Dissent and Appraisal Rights (page  )

  Under Georgia law, you do not have the right to dissent from the merger and demand a statutory appraisal of the value of your shares.

Share Price Information (page  )

  Century South common stock is listed on the Nasdaq National Market under the symbol "CSBI" and BB&T common stock is listed on the New York Stock Exchange under the symbol "BBT". On December 4, 2000, the last full trading day before public announcement of the proposed merger, Century South common stock closed
at $24.3125, and BB&T common stock closed at $33.125. On       , 2001, Century
South common stock closed at $  , and BB&T common stock closed at $  .

Listing of BB&T Stock (page  )

  BB&T will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

Comparative Market Prices and Dividends

  BB&T common stock is listed on the New York Stock Exchange under the symbol "BBT." Century South common stock is listed on the National Market System of The Nasdaq Stock Market under the symbol "CSBI." The table below shows the high and low sales prices of BB&T common stock and Century South common stock and cash dividends paid per share for the last two fiscal years plus the interim period. The merger agreement restricts Century South's ability to increase dividends. See page . [to be updated]

                                         BB&T                Century South
                              -------------------------- ----------------------
                                                  Cash                   Cash
                                High     Low    Dividend  High   Low   Dividend
                              -------- -------- -------- ------ ------ --------
Quarter Ended
  March 31, 2001............. $        $         $  .23  $        $      $.14
  June 30, 2001 (through May
    , 2001)..................
Quarter Ended
  March 31, 2000.............    29.25  21.6875    0.20   25.25  19.50    .13
  June 30, 2000..............   31.875   23.875    0.20  22.625 18.188    .13
  September 30, 2000.........  30.4375  23.8125    0.23  21.938  17.00    .13
  December 31, 2000..........    38.25  26.5625    0.23  34.719  16.50    .14
    For year 2000............    38.25  21.6875    0.86  34.719  16.50    .53
Quarter Ended
  March 31, 1999.............   40.625  34.5625   0.175  30.125 22.625    .12
  June 30, 1999..............    40.25    33.50   0.175   27.50  22.00    .12
  September 30, 1999.........  36.6875  30.1875    0.20   25.00 20.875    .12
  December 31, 1999..........   37.125  27.1875    0.20   25.00 20.125    .12
    For year 1999............   40.625  27.1875    0.75  30.125 20.125    .48

  The table below shows the closing price of BB&T common stock and Century South common stock on December 4, 2000, the last full trading day before public announcement of the proposed merger.

    BB&T historical................................................... $ 33.125
    Century South historical.......................................... $24.3125
    Century South pro forma equivalent*............................... $  30.81

--------
 *calculated by multiplying BB&T's per share closing price by the exchange ra-tio of 0.93.

Selected Consolidated Financial Data

  We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from audited financial statements for the years ended December 31, 1996 through 2000 and unaudited financial statements for the three months ended March 31, 2001. [to be updated] The information provided for BB&T has been restated to include the accounts of FCNB Corp. which was acquired by BB&T on January 8, 2001 in a transaction accounted for as a pooling of interests. [to be updated] This information is only a summary, and you should read it in conjunction with our historical financial statements and the related notes contained in the annual and quarterly reports and other documents that we have filed with the SEC. See "Where You Can Find More Information" on page . You should not rely on the three-month information as being indicative of results expected for the entire year or for any future interim period. [to be updated]

                     BB&T--Historical Financial Information
              (Dollars in thousands, except for per share amounts)

                            As of/For the
                         Three Months Ended
                              March 31,             As of/For the Years Ended December 31,
                         ------------------- -----------------------------------------------------
                           2001      2000    2000     1999        1998        1997        1996
                         --------- --------- ----- ----------- ----------- ----------- -----------
Net interest income..... $         $         $     $ 1,932,948 $ 1,759,705 $ 1,623,329 $ 1,486,488
Net income..............                               705,574     651,744     501,726     467,309
Basic earnings per
 share..................                                  1.78        1.67        1.29        1.21
Diluted earnings per
 share..................                                  1.75        1.64        1.27        1.18
Cash dividends
 paid per share.........                                  0.75        0.66        0.58        0.50
Book value per share....                                 10.19       10.17        9.12        8.62
Total assets............                            53,000,836  48,190,494  43,606,211  38,612,527
Long-term debt..........                             6,073,428   5,499,873   4,183,462   2,611,973

                Century South--Historical Financial Information
              (Dollars in thousands, except for per share amounts)

                          As of/For the
                           Three Months
                              Ended
                            March 31,          As of/For the Years Ended December 31,
                         ---------------- -------------------------------------------------
                         2001     2000    2000     1999       1998       1997       1996
                         ----- ---------- ----- ---------- ---------- ---------- ----------
Net interest income..... $     $   17,640 $     $   64,187 $   61,752 $   57,680 $   54,257
Net income..............            5,029           15,780     17,194     12,375     14,910
Basic earnings per
 share..................              .37             1.17       1.28        .93       1.13
Diluted earnings per
 share..................              .37             1.16       1.26        .91       1.11
Cash dividends declared
 per share..............              .13              .48        .44        .42        .40
Book value per share....            10.80            10.22      10.15       9.35       8.69
Total assets............        1,564,332        1,393,402  1,262,471  1,264,424  1,204,040
Long-term debt..........            4,530               31         35      1,539      1,741
FHLB advances...........           43,110           41,491     17,615      7,231      7,332

Comparative Per Share Data

  We have summarized below the per share information for our companies on a historical, pro forma combined and equivalent basis. You should read this information in conjunction with our historical financial statements and the related notes contained in the annual and quarterly reports and other documents we have filed with the SEC. See "Where You Can Find More Information" on page
 .

  The pro forma combined information gives effect to the merger accounted for as a pooling of interests, assuming that 0.93 of a share of BB&T common stock is issued for each outstanding share of Century South common stock. Century South equivalent share amounts are calculated by multiplying the pro forma basic and diluted earnings per share, BB&T's historical per share dividend and the pro forma shareholders' equity by the exchange ratio of 0.93 of a share of BB&T common stock so that the per share amounts equate to the respective values for one share of Century South common stock. You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger, nor should you rely on the three-month information as being indicative of results expected for the entire year or for any future interim period. [to be updated]

                                     As of/For the   As of/For the Year Ended
                                     Three Months          December 31,
                                    Ended March 31, --------------------------
                                         2001         2000     1999     1998
                                    --------------- -------- -------- --------
Earnings per common share:
  Basic
    BB&T historical................      $              $        $        $
    Century South historical.......
    Pro forma combined.............
    Century South pro forma
     equivalent....................
  Diluted
    BB&T historical................
    Century South historical.......
    Pro forma combined.............
    Century South pro forma
     equivalent....................

Cash dividends declared per common
 share:
  BB&T historical..................
  Century South historical.........
  Pro forma combined...............
  Century South pro forma
   equivalent......................

Shareholders' equity per common
 share:
  BB&T historical..................
  Century South historical.........
  Pro forma combined...............
  Century South pro forma
   equivalent......................

                            MEETING OF SHAREHOLDERS

General

  We are providing this proxy statement/prospectus to Century South
shareholders of record as of      , 2001, along with a form of proxy that the
Century South Board is soliciting for use at a special meeting of shareholders
of Century South to be held on  ,     , 2001 at   , Eastern Time, at the
      . At the meeting, the shareholders of Century South will vote upon a proposal to approve the agreement and plan of reorganization, dated as of December 4, 2000 and related plan of merger pursuant to which Century South would merge into BB&T. In this proxy statement/prospectus, we refer to the agreement and plan of reorganization and related plan of merger as the "merger agreement." Proxies may be voted on other matters that may properly come before the meeting, if any, at the discretion of the proxy holders. The Century South Board knows of no such other matters except those incidental to the conduct of the meeting. A copy of the merger agreement (excluding certain annexes) is attached as Appendix A.

Who Can Vote at the Meeting

  You are entitled to vote your Century South common stock if the records of
Century South show that you held your shares on       , 2001, which is the
record date. On the record date, there were     shares of Century South common
stock outstanding, held by approximately     holders of record. Each such share
of Century South common stock is entitled to one vote on each matter submitted at the meeting.

Attending the Meeting

  If you are a beneficial owner of Century South common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Century South common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

  Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Century South common stock entitled to vote. If you do not vote your shares, it will have the same effect as a vote "against" the merger agreement.

  The proposal to adopt the merger agreement is a "non-discretionary" item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal ("broker non-vote shares") will not be counted as votes cast on it. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on that proposal.

  Action on other matters, if any, that are properly presented at the meeting for consideration of the shareholders will be approved if a quorum is present and the votes cast favoring the action exceed the votes cast opposing the matter. A quorum will be present if a majority of the outstanding shares of Century South common stock entitled to vote is represented at the meeting in person or by proxy. Shares with respect to which proxies have been marked as abstentions and broker non-vote shares will be treated as shares present for purposes of determining whether a quorum is present. The Century South Board is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.

  Because approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Century South common stock entitled to vote, abstentions and broker non-vote shares will have the same effect as votes against the merger. Accordingly, the Century

South Board urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage prepaid envelope.

  You should not send in your stock certificates with your proxy cards. See "The Merger--Exchange of Century South Stock Certificates" on page .

  As of the record date, the directors and executive officers of Century South
and their affiliates beneficially owned a total of     shares, or  %, of the
issued and outstanding shares of Century South common stock (not including shares that may be acquired pursuant to the exercise of stock options). We expect these individuals to vote their shares in favor of the merger agreement. The directors and executive officers of BB&T, their affiliates, BB&T and its subsidiaries owned [no] shares of Century South common stock.

Voting and Revocation of Proxies

  The shares of Century South common stock represented by properly completed proxies received at or before the time for the meeting (or any adjournment) will be voted as directed by the shareholders unless the proxies are revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the merger agreement. Proxies marked "FOR" approval of the merger agreement and executed but unmarked proxies will be voted in the discretion of the proxy holders named therein as to any proposed adjournment of the meeting. Proxies that are voted "AGAINST" approval of the merger agreement will not be voted in favor of any motion to adjourn the meeting to solicit more votes in favor of the merger. If any other matters are properly presented at the meeting and voted upon, the proxies solicited hereby will be voted on those matters at the discretion of the proxy holders named therein. Century South does not know of any matters to be presented at the meeting, other than the matters described in this proxy statement/prospectus.

  You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either: deliver before the meeting a written revocation of your proxy or a later-dated proxy to Century South's Corporate Secretary at Century South's principal executive offices; or attend the meeting, revoke your proxy and vote your shares in person. Your attendance at the meeting will not automatically revoke your proxy. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares.

  Your broker may allow you to deliver your voting instructions via the telephone or the internet. Please see the voting instruction form from your broker. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

Solicitation of Proxies

  BB&T and Century South will each pay 50% of the cost of printing this proxy statement/prospectus, and Century South will pay all other costs of soliciting proxies. Directors, officers and other employees of Century South or its subsidiaries may solicit proxies personally, by mail, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. Century South will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Century South will reimburse these record holders for their reasonable out-of-pocket expenses.

  No person is authorized to give any information or to make any representation not contained in this proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by BB&T, Century South or any other person. The delivery of this proxy statement/prospectus does not, under any circumstances, create any implication that there has been no change in the business or affairs of BB&T or Century South since the date of this proxy statement/prospectus.

Recommendation of the Century South Board

  The Century South Board has approved the merger agreement and believes that the proposed transaction is fair to and in the best interests of Century South and its shareholders. The Century South Board recommends that Century South's shareholders vote "FOR" approval of the merger agreement.

  In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, the Century South Board, among other things, consulted with its legal advisors regarding the legal terms of the merger agreement and with its financial advisor, The Robinson-Humphrey Company LLC ("Robinson-Humphrey"), as to the fairness from a financial point of view, of the consideration to be received by the holders of Century South common stock in the merger. For a discussion of factors considered by the Century South Board in reaching its conclusion, see "The Merger--Background of and Reasons for the Merger" on page .

  Century South shareholders should note that certain members of management and directors of Century South have interests in, and may derive certain benefits as a result of, the merger that are in addition to their interests as shareholders of Century South. These interests include employment agreements for certain executive officers of Century South, the appointment of James A. Faulkner to the Board of Directors of Branch Bank, and advisory board positions for each of the Century South directors. See "The Merger--Interests of Century South's Directors and Officers in the Merger That Differ from Yours" on page .

Information About Century South's Auditors

  A representative of KPMG LLP is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires and respond to appropriate questions.

                                   THE MERGER

  The following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this proxy statement/prospectus, including the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and incorporated herein by reference. All shareholders are urged to read the appendices in their entirety.

General

  In the merger, Century South will be merged into BB&T. Shareholders of Century South will receive 0.93 of a share of BB&T common stock in exchange for each share of Century South common stock, plus cash in lieu of any fractional share of BB&T common stock that would otherwise be issued. During the fourth quarter of 2001, BB&T intends to merge Century South's subsidiary banks into one or more subsidiaries of BB&T.

Background of and Reasons for the Merger

 Background of the Merger.

  From time to time prior to August 2000, Burney F. Warren, Executive Vice President for Acquisitions of BB&T, James A. Faulkner, Vice Chairman of Century South, and Joseph W. Evans, President and Chief Executive Officer of Century South, periodically discussed general banking conditions and opportunities, including the potential acquisition of Century South by BB&T. These discussions were informal and did not reach any material level of detail.

  In August 2000, Mr. Faulkner and Mr. Evans began discussing the state of the equity markets for independent community-based financial institutions such as Century South. During these discussions, strategic alternatives designed to enhance shareholder value, such as a sale of Century South to a larger regional bank holding company, were considered. As a result of these talks, it was decided that Mr. Evans would inquire of bank holding companies most likely to be interested in a transaction with Century South based on geographic proximity and the financial ability to compensate Century South shareholders fairly.

  In late August 2000, Mr. Evans telephoned Mr. Warren. Mr. Evans told Mr. Warren that he was interested in discussing a possible transaction between the two companies and potential synergies that could be achieved. This initial telephone conversation was informal and no specific terms of a proposed transaction were discussed. At the end of their conversation, Mr. Evans and Mr. Warren agreed to meet in the near future.

  On September 19, 2000, Mr. Evans and Mr. Warren met in Atlanta to discuss BB&T's interest in acquiring Century South. At this meeting, the business and acquisition philosophy of BB&T and other matters of a general nature were discussed. Additionally, Mr. Warren indicated that BB&T's initial valuation of Century South would result in an exchange ratio of 0.75 BB&T shares for each Century South share, equating to a per share purchase price of approximately $21.00 based on BB&T's stock price at that time. Mr. Evans informed Mr. Warren that an offer in this range would be too low relative to his perceived value of Century South based on internal analyses. Because of the price disparity, the meeting ended with no definitive plans to continue discussions.

  On September 22, 2000, Mr. Evans met with a representative of Robinson-Humphrey to discuss Century South's performance and how it compared to larger regional bank holding companies. Robinson-Humphrey was chosen by Century South because it had advised Century South in the past with respect to its financial strategy generally and had considerable experience in the valuation of bank holding companies. During this meeting, the participants discussed which bank holding companies may be interested in a transaction with Century South and the value such a transaction would likely bring to Century South's shareholders.

  On October 5, 2000, Mr. Evans again met with representatives of Robinson-Humphrey. During this meeting, Robinson-Humphrey made a presentation regarding the bank holding companies it believed would most likely be interested in a transaction with Century South and the ranges of prices such companies would be willing to pay.

  After this meeting, Mr. Evans and Mr. Faulkner discussed the results of the BB&T and Robinson-Humphrey meetings and informally decided that initiating any further discussions with BB&T or any other bank holding companies would not be productive at that time.

  On October 31, 2000, Mr. Evans traveled to Winston-Salem and met with John A. Allison, IV, BB&T's Chairman and Chief Executive Officer, Mr. Warren and other BB&T executives. At this meeting, BB&T made a proposal to acquire Century South based on an exchange ratio of 0.875, or approximately $27.89 per share of Century South stock based on BB&T's stock price at that time. Again, Mr. Evans believed that BB&T's offer was too low and informed the BB&T representatives that Century South would only consider an increased offer.

  In early November 2000, Mr. Evans and other Century South executives discussed BB&T's offer and the status of the negotiations. They determined to continue negotiations with BB&T so long as BB&T raised its offer to a level where Century South's shareholders would be fairly compensated. Accordingly, on November 7, 2000, Century South engaged Robinson-Humphrey to serve as its financial advisor and assist it in its discussions with BB&T and any other bank holding companies that may be interested in a possible transaction.

  On November 13, 2000, a meeting was held in Atlanta to reopen negotiations with BB&T. At this meeting, the terms of the proposed transaction, including price, were discussed by Mr. Evans, Mr. Warren and a representative of Robinson-Humphrey. Although BB&T proposed a higher price than earlier in the negotiations, BB&T's offer remained unacceptable to Century South and no agreement was reached.

  On November 20, 2000, further telephone discussions were held between Mr. Evans and Mr. Warren that resulted in BB&T offering an exchange ratio of 0.93 or approximately $28.19 per share of Century South stock based on BB&T's stock price at that time. BB&T's proposal was subject to customary terms and conditions, including satisfactory completion of due diligence and negotiation of a definitive merger agreement. Mr. Evans responded that he found this offer acceptable and would recommend it to Century South's Executive Committee. Later that day, the Executive Committee considered the proposal and agreed to recommend it to the entire Century South Board.

  In late November 2000, the parties, together with their respective outside legal counsel, conducted negotiations with respect to the merger agreement and various ancillary documents. In addition, representatives of BB&T commenced due diligence at Century South's headquarters in Alpharetta, Georgia.

  Throughout BB&T's due diligence review of Century South, BB&T and Century South continued to negotiate the purchase price for Century South, as well as other terms of the merger agreement and the ancillary documents. In early December, BB&T and Century South reached an agreement in principle on the material terms of the merger agreement.

  At a meeting on December 4, 2000, the Century South Board considered the BB&T offer. At that meeting, a financial analysis of the exchange ratio was presented by Robinson-Humphrey after which Robinson-Humphrey issued a verbal opinion to the Century South Board that the consideration to be received from BB&T was fair, from a financial point of view, to Century South's shareholders. In addition, Century South's legal counsel presented a summary of the merger agreement and the remaining material terms of the merger agreement were extensively discussed. At the conclusion of the meeting and subject to the receipt of Robinson-Humphrey's written fairness opinion (see "--Opinion of
Century South's Financial Advisor" on page   ), the merger agreement was
unanimously approved by the Century South Board.

 Century South"s Reasons for the Merger

  Century South"s Board has unanimously approved the merger agreement and recommends that Century South shareholders vote "FOR" approval of the merger agreement. Century South's Board has determined that the merger and the merger agreement are fair to, and in the best interests of, Century South and its shareholders.

  In approving the merger agreement, Century South's Board consulted with legal counsel as to its legal duties and the terms of the merger agreement and with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view. In arriving at its determination, Century South's Board also considered a number of factors, including the following:

  . The value being offered Century South's shareholders by BB&T in relation to the market value, book value, dividends and earnings per share of Century South's common stock.

  . Information concerning the financial condition, results of operations and prospects of Century South and BB&T, including the long term equity growth potential of Century South as compared to and in connection with BB&T.

  .  The competitive environment for financial institutions generally.

  . The compatibility of the respective business management philosophies of Century South and BB&T.

  . The ability of BB&T and its subsidiary banks to provide comprehensive financial services in relevant markets.

  . The financial terms of other recent business combinations in the local financial services industry.

  . The fact that the consideration to be received in the merger by Century South's shareholders reflects a premium to Century South's common stock as of December 4, 2000.

  . The opinion of Century South's financial advisor, Robinson-Humphrey, that the consideration to be received by Century South's shareholders in the merger was fair to such shareholders from a financial point of view.

     The foregoing discussion of the information and factors considered by Century South's Board is not intended to be exhaustive, but includes material factors considered by Century South's Board. In reaching its determination to approve and recommend the merger, Century South's Board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

  Your Board of Directors Recommends that you Vote "FOR" approval of the merger agreement and the merger.

 BB&T's Reasons for the Merger

  One of BB&T's announced objectives is to pursue in-market and contiguous state acquisitions of banks and thrifts within the $250 million to $10 billion asset range. BB&T's management believes that Century South is a quality institution with a strong commitment to personal service and that the acquisition of Century South will provide BB&T with an enhanced market presence in the high growth metropolitan Atlanta, Savannah, North Georgia and Macon markets. BB&T's management further believes that the merger will benefit Century South's customers by giving them access to a broader product line that includes insurance, mutual funds, annuities, and trust, retail brokerage, investment banking, treasury and international banking services.

  In connection with BB&T's consideration of the merger, its management analyzed certain investment criteria designed to assess the impact of the merger on BB&T and its shareholders. For the purpose of this analysis, BB&T made the following assumptions:

  . BB&T's 2001 earnings per share on a stand-alone basis would be in line with the estimates published by First Call Corporation.

  . BB&T's earnings per share on a stand-alone basis for subsequent years would increase at an assumed annual rate, determined solely for the pur-pose of assessing the impact of the merger as described above, of 12%.

  . Century South's 2001 earnings per share would be in line with the esti-mate published by First Call Corporation of $1.65.

  . Century South's earnings on a stand-alone basis for periods after 2001 would increase at an assumed rate, determined solely for the purpose of assessing the impact of the merger as described above, of approximately 12%, before applying the effect of the assumptions described below.

  . Annual cost savings of approximately $18.3 million, or 35% of Century South's expense base, would be realized as a result of the merger in the first 12 months of operations following conversion.

  . Century South's core net interest margin (non-fully taxable equivalent) would incrementally decrease to 4.50% by year 5 and held constant there-after.

  . Century South's noninterest income would increase at a rate of 26% per year in years 1 through 5 in order to achieve a fee income ratio of 25% by year 5, and then grow at 12% per year in years 6 through 10.

  . Century South's loan loss allowance would be conformed to BB&T's allow-ance level of 1.30%.

  . Century South's net charge-off rate for loan losses would be raised to 0.35% in year 1 and held constant thereafter.

  Using the above assumptions, BB&T analyzed the merger to determine whether it would have an accretive or dilutive effect on estimated earnings per share, return on equity, return on assets, book value per share and leverage capital ratio. This analysis indicated that the merger would:

  . be accretive to estimated earnings per share and cash basis earnings per share in year 2;

  .  be accretive to book value in year 3;

  .  be accretive to return on equity and cash basis return on equity in year
     2;

  . be accretive to return on assets in year 2 and cash basis return on as-sets in year 2; and

  .  result in a combined leverage ratio that remains over 7%.

BB&T excluded from calculations of earnings per share, return on equity and return on assets the effect of an estimated one-time charge of $21.0 million, after income tax benefits, related to consummating the merger.

  In addition to the analyses described above, BB&T performed an internal rate of return analysis for this transaction. The purpose of this analysis was to determine if the projected performance of Century South, after applying the assumptions described above, would conform to BB&T's criteria. BB&T's current minimum internal rate of return requirement for this type of investment is 15%. The analysis performed in connection with the Century South merger indicated that the projected internal rate of return is 17.21%.

  None of the above information has been updated since the date of the merger agreement. Also, there can be no certainty that the projected results described above will be achieved or that actual results will not vary materially from these projected results. For more information concerning the factors that could affect actual results, see "A Warning About Forward-Looking Information" on page .

Opinion of Financial Advisor to Century South

 General

  Century South retained Robinson-Humphrey to act as Century South's financial advisor in connection with considering a possible sale to BB&T, based upon its qualifications, expertise and reputation, as well as Robinson-Humphrey's prior investment banking relationship and familiarity with Century South.

  Robinson-Humphrey analyzed the financial terms of the merger agreement at the December 4, 2000 meeting of the Century South Board. At that meeting, Robinson-Humphrey opined verbally, and subsequently confirmed in writing, that, as of that date, based upon and subject to the considerations set forth in its opinion, Robinson-Humphrey's experience as investment bankers, its work described below and other factors it deemed relevant, as of that date, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to Century South's shareholders. The Century South Board did not impose any limitations with respect to the investigations made or procedures followed by Robinson-Humphrey in preparing its analysis or rendering its opinion.

  The full text of the Robinson-Humphrey opinion, which sets forth the assumptions made, matters considered and the limitations on the reviews undertaken, is attached to this document as Appendix B and is incorporated by reference. The description of the Robinson-Humphrey opinion set forth below is qualified in its entirety by reference to the full text of the Robinson-Humphrey opinion. SHAREHOLDERS ARE URGED TO READ ROBINSON-HUMPHREY'S OPINION CAREFULLY AND IN ITS ENTIRETY.

  The opinion of Robinson-Humphrey relates only to the fairness of the consideration to be received by Century South shareholders in the merger from a financial point of view. The opinion does not address any other aspect of the sale and does not constitute a recommendation as to how any shareholder should vote at the Century South meeting. The consideration to be received by Century South shareholders in the sale was determined on the basis of arm's-length negotiations between Century South and BB&T, and was approved unanimously by the Century South Board.

  In connection with rendering its opinion, Robinson-Humphrey, among other things:

  . reviewed certain publicly available financial statements and other in-formation relating to Century South and BB&T that Robinson-Humphrey be-lieved to be relevant;

  . reviewed internal financial statements and other financial and operating data concerning Century South prepared by the management of Century South;

  .  analyzed financial projections prepared by the management of Century
     South;

  . discussed the historical and current operations and financial condition and the prospects of Century South and BB&T with senior executives of Century South and BB&T;

  . reviewed the reported market prices and trading activity for Century South common stock and BB&T common stock;

  . compared the financial performance of Century South and BB&T and the prices and trading activity of Century South common stock and BB&T com-mon stock with that of other publicly-traded companies believed to be comparable and their securities;

  . discussed with senior managements of Century South and BB&T the strate-gic objectives of the merger and their estimates of the synergies and other benefits of the merger for the combined company;

  . analyzed the pro forma effects of the merger on the combined company's earnings per share, consolidated capitalization and financial ratios;

  . reviewed the publicly available financial terms of various merger trans-actions believed to be comparable;

  .  reviewed the merger agreement and related exhibits thereto; and

  . performed other analyses and considered other factors that it deemed ap-propriate.

  In rendering its opinion, Robinson-Humphrey assumed and relied upon without independent verification the accuracy and completeness of the information reviewed for the purposes of its opinion. With respect to the financial projections, including the synergies and other benefits expected to result from the merger, Robinson-Humphrey has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Century South and BB&T. Robinson-Humphrey has not made any independent valuation or appraisal of the assets or liabilities of Century South or BB&T, nor has Robinson-Humphrey been furnished with any appraisals. Robinson-Humphrey has not examined any individual loan credit files of Century South or BB&T nor has it evaluated the adequacy of their respective reserves. In addition, Robinson-Humphrey has assumed the sale will be completed substantially in accordance with the terms set forth in the merger agreement. Robinson-Humphrey's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Robinson-Humphrey as of the date of its opinion.

  The following is a summary of the financial analyses performed by Robinson-Humphrey and reviewed with the Century South Board on December 4, 2000, in connection with Robinson-Humphrey delivering its opinion.

 Valuation Methodologies

  As part of its financial analysis, Robinson-Humphrey performed valuation analyses of Century South using various methodologies. Robinson-Humphrey evaluated the positions and strengths of Century South on a stand-alone basis, considered estimates by Century South and BB&T managements of the synergies that could be expected from the merger with BB&T and determined a range of acquisition values based upon specified assumptions. The following is a summary of the various methodologies underlying the valuation analyses conducted by Robinson-Humphrey.

 Comparable Company Analysis

  Robinson-Humphrey compared financial information of Century South with publicly-available information of a peer group of 12 publicly-traded Southeastern bank holding companies that Robinson-Humphrey considered reasonably comparable with Century South. The peer group institutions were:

  .  Alabama National BanCorporation

  .  Area Bancshares Corporation

  .  Capital City Bank Group, Inc.

  .  Farmers Capital Bank Corporation

  .  F&M Bancorp

  .  F&M National Corporation

  .  First Charter Corporation

  .  Hancock Holding Company

  .  Mid-America Bancorp

  .  Seacoast Banking Corporation of Florida

  .  Sterling Bancshares, Inc.

  .  The South Financial Group

  Robinson-Humphrey analyzed the relative performance and value of Century South by comparing market trading statistics for Century South with those of the peer group. Market information used in the ratios provided below is as of December 1, 2000, and financial information is as of September 30, 2000. The market trading information used in the valuation analysis was as follows:

                                                     Selected Peer Group
                                                  ----------------------------
                                                  Century
                                                   South  AVG.   High    Low
                                                  ------- -----  -----  ------
Price/Last Twelve Months Earnings Per Share......  14.81x 12.70x 19.35x  9.29x
Price/2000 Estimated Earnings Per Share..........  14.42x 11.85x 15.97x  9.55x
Price/2001 Estimated Earnings Per Share..........  13.37x 10.80x 13.99x  8.88x
Price/Book Value Per Share.......................   1.94x  1.59x  2.75x  0.88x

Price/Tangible Book Value Per Share..............   2.08x  1.74x  2.86x  1.14x
Dividend Yield (Dividends Paid/Share Price)......   2.54%  3.46%  5.38%  1.09%
Dividend Payout (Total Dividends Paid/Net Income
 Available to Common Shareholders)...............  36.60% 39.86% 61.02% 12.63%

  Earnings per share estimates for Century South were provided by Century
South's management. The earnings per share estimates for the peer group were based on First Call estimates as of December 1, 2000. (First Call is a data service that monitors and publishes compilations of earnings estimates by selected analysts).

  Robinson-Humphrey analyzed the relative performance and value of Century
South by comparing certain operating performance ratios with those of the peer group. A summary comparison of these results used in the valuation analysis was as follows:

                                                     Selected Peer Group
                                                  ----------------------------
                                                  Century
                                                   South  AVG.   High   Low(1)
                                                  ------- -----  -----  ------
Return on Average Assets.........................   1.31%  1.16%  1.61%    NM
Return on Average Equity.........................  13.70% 12.32% 18.39%    NM
Net Interest Margin..............................   4.98%  4.47%  5.55%  3.93%
Efficiency Ratio.................................  60.54% 59.41% 65.03% 44.92%
Equity/Assets....................................   9.66%  9.55% 12.37%  7.01%
Reserves/Loans...................................   1.45%  1.21%  1.64%  0.85%
Nonperforming Assets/Loans + Other Real Estate
 Owned...........................................   0.78%  0.81%  1.42%  0.29%

--------
(/1/) NM is an abbreviation for Not Meaningful.

  The implied range of values for Century South common stock derived from the analysis of the peer group's market price to latest 12 months earnings as of September 30, 2000, estimated 2000 and 2001 earnings per share, as well as market price to book value and tangible book value was approximately $17.50 to $19.00 per share.

 Dividend Discount Analysis

  Robinson-Humphrey performed a dividend discount analysis to determine a range of present values per share of Century South common stock assuming Century South continued to operate as a stand-alone entity. This range was determined by adding (a) the present value of the estimated future dividend stream that Century South could generate over the five-year period from 2001 through 2005, and (b) the present value of the "terminal value" of Century South's common stock at the end of the year 2005. To determine a projected dividend stream, Robinson-Humphrey assumed a constant tangible common equity/tangible assets ratio of 6.0%. The earnings projections which formed the basis for the dividends and the terminal value were obtained from Century South management. The "terminal value" of Century South common stock at the end of the period was determined by applying three price-to-earnings multiples (10x, 11x and 12x) to year 2005 projected earnings. The dividend stream and terminal values were discounted to present values using discount rates of 9%, 10% and 11%, respectively, which Robinson-Humphrey viewed as the appropriate discount rate range for a company with Century South's risk characteristics. Based on these assumptions, the fully diluted stand-alone value of Century South common stock ranged from approximately $25.00 to $31.00 per share.

 Precedent Transaction Analysis

  Robinson-Humphrey performed an analysis of precedent transactions by selected commercial bank holding companies that Robinson-Humphrey deemed comparable to the merger in order to compare the multiples of price to book value, tangible book value, and latest 12 months (LTM) earnings per share (EPS), and as a percentage of total assets, indicated by the exchange ratio in the merger, to those multiples indicated for the precedent transactions.

  The precedent transactions were sub-divided as follows:

  -- 16 publicly-announced transactions nationwide since January 1, 2000 where the seller had reported assets of $750 million and greater, the results of which are summarized as follows:

                                             National Transactions
                                ------------------------------------------------
                                              Price/     Price/ LTM
                                Price/Book Tangible Book    EPS     Price/Assets
                                ---------- ------------- ---------- ------------
Average........................   2.44x        2.53x       18.82x      18.16%
Median.........................   2.11x        2.31x       17.30x      17.42%
High...........................   4.55x        4.55x       36.84x      27.44%
Low............................   1.56x        1.59x       13.46x      10.09%

  These multiples compare to the following summary of Century South's implied multiples based on the proposed merger:

                                                            M&A Multiples
                                                       ------------------------
                                                        Century
                                                       South(/1/) National(/2/)
                                                       ---------- -------------
Multiple of:
Price/Book Value Per Share ($11.36)...................    2.76x        2.44x
Price/Tangible Book Value Per Share ($10.61)..........    2.96x        2.53x
Price/Last Twelve Months Earnings Per Share ($1.46)...   21.46x       18.82x
Price/Assets ($1,614.5)(/3/)..........................   26.80%       18.16%

--------
(/1/)Based on proposed merger terms.
(/2/)Based on average merger and acquisition multiples.
(/3/)Total assets in millions.

  No company or transaction used in the comparable company and comparable transaction analyses is identical to Century South or the merger, respectively. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Century South and BB&T, and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

 Contribution Analysis

  Robinson-Humphrey reviewed the pro forma effects of the merger and computed the contribution to the combined company's pro forma financial results attributable to each of Century South and BB&T. This computation is summarized as follows:

 Balance Sheet Contribution(/1/)

                                      BB&T       Century South    Pro Forma
                                 --------------- ------------- ----------------
                                  Amount     %    Amount   %    Amount     %
                                 --------- ----- -------- ---- --------- ------
Total Assets.................... $59,731.3 97.4% $1,614.5 2.6% $61,345.8 100.0%
Net Loans.......................  40,010.0 97.1%  1,199.6 2.9%  41,209.6 100.0%
Total Deposits..................  38,205.4 96.7%  1,310.0 3.3%   7,193.6 100.0%
Total Equity....................   4,633.7 96.7%    156.0 3.3%   4,789.8 100.0%
Pro Forma Ownership(/2/)........           97.1%          2.9%           100.0%

--------
(/1/)Dollar amounts in millions. Financial information as of September 30,
   2000.
(/2/)Based on proposed merger terms.

 Income Statement Contribution(/1/)

                                                     Century
                                        BB&T          South        Pro Forma
                                   --------------- ------------ ----------------
                                    Amount     %   Amount   %    Amount     %
                                   --------  ----- ------  ---- --------  ------
Net Interest Income............... $2,050.1  96.7% $69.8   3.3% $2,119.9  100.0%
Loss Provision....................   (135.4) 98.0%  (2.7)  2.0%   (138.1) 100.0%
Other Income......................    974.9  98.6%  13.9   1.4%    988.8  100.0%
Other Expense.....................  1,669.7  97.0%  51.2   3.0%  1,720.9  100.0%
Net Income........................    825.7  97.6%  20.1   2.4%    845.9  100.0%
Pro Forma Ownership(/2/)..........           97.1%         2.9%           100.0%

--------
(/1/ Dollar)amounts in millions. Financial information for the last 12 months as of September 30, 2000, excluding certain nonrecurring charges.
(/2/ Based)on proposed merger terms.

 Pro Forma Merger Analysis

  Robinson-Humphrey analyzed the financial effect of the merger on BB&T's earnings per share and the estimates of cost savings, revenue enhancements and other synergies that Century South and BB&T expected to result from the merger. Earnings estimates were based on management estimates as of December 4, 2000 for 2001, 2002 and 2003. This analysis showed that, after giving effect to the merger, the projected timing of the realization of the merger synergies and excluding the one-time merger-related charges, BB&T's fully diluted earnings per share would increase in 2002 and 2003, in each case compared to BB&T on a stand-alone basis.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Robinson-Humphrey considered the results of all its analyses as a whole and did not attribute any particular weight to any one analysis or factor. Robinson-Humphrey believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Robinson-Humphrey may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Robinson-Humphrey's view of the actual value of Century South.

  In performing its analyses, Robinson-Humphrey made numerous assumptions with respect to the performance of the financial services industry, general business and economic conditions and other matters, including the changes in competition and regulation of financial services competitors, many of which are beyond the control of Century South or BB&T. The analyses performed by Robinson-Humphrey are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of Robinson-Humphrey's analysis of the fairness, from a financial point of view, of the exchange ratio to Century South's shareholders and were conducted in connection with the delivery of Robinson-Humphrey's opinion. The analyses do not purport to be appraisals or to reflect the prices at which Century South might actually be sold in another transaction.

  As described above, Robinson-Humphrey's opinion and the information provided by Robinson-Humphrey to the Century South Board were among a number of factors taken into consideration by the Century South Board in making its determination to recommend approval and adoption of the merger agreement to Century South's shareholders. Consequently, the analyses described above should not be viewed as determinative of the opinion of the entire Century South Board or the view of management with respect to the value of Century South.

  The Century South Board retained Robinson-Humphrey based upon its experience, expertise and relationship with Century South. Robinson-Humphrey is a nationally recognized investment banking and advisory firm. As part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. In the course of its business, Robinson-Humphrey and its affiliates may actively trade the equity securities of Century South and BB&T for their own accounts and for the accounts of customers and, accordingly may at any time hold a long or short position in those securities.

  Pursuant to Robinson-Humphrey's engagement letter, Century South agreed to pay Robinson-Humphrey fees for its services rendered in connection with the merger, including the delivery of its opinion. Substantially all of the fees payable to Robinson-Humphrey are contingent on the execution of the merger agreement or consummation of the merger and are payable as follows: (a) $75,000 upon Century South and Robinson-Humphrey signing an engagement letter; (b) $200,000 upon Robinson-Humphrey's delivery of its opinion; and (c) $336,000 when the merger becomes effective. Century South has also agreed to reimburse Robinson-Humphrey for its reasonable expenses incurred in connection with its engagement, including reasonable legal and other professional fees and expenses and to indemnify Robinson-Humphrey against certain liabilities, including certain liabilities under the federal securities laws.

Material Federal Income Tax Consequences of the Merger

  The following is a summary of the material anticipated federal income tax consequences of the merger generally applicable to the shareholders and certain option holders of Century South and to BB&T and Century South. This summary is not intended to be a complete description of all of the federal income tax consequences of the merger. No information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to certain specific categories of shareholders or option holders, including but not limited to:

  . corporations, trusts, dealers in securities, financial institutions, in-surance companies or tax exempt organizations;

  . persons who are not United States citizens or resident aliens or domes-tic entities (partnerships or trusts);

  . persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger) or are subject to the "golden parachute" provisions of the Internal Revenue Code (to the ex-tent that tax affects the tax consequences of the merger);

  . persons who acquired Century South stock pursuant to employee stock op-tions or otherwise as compensation if such shares are subject to any re-striction related to employment;

  .  persons who do not hold their shares as capital assets; or

  . persons who hold their shares as part of a "straddle" or "conversion transaction."

No ruling has been or will be requested from the Internal Revenue Service with respect to the tax effects of the merger. The federal income tax laws are complex, and a shareholder's individual circumstances may affect the tax consequences to the shareholder. Consequently, each Century South shareholder is urged to consult his or her own tax advisor regarding the tax consequences, including the applicable United States federal, state, local, and foreign tax consequences, of the merger to him or her.

 Tax Consequences of the Merger Generally

  In the opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T:

  . the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code;

  . each of BB&T and Century South will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

  . no gain or loss will be recognized by BB&T or Century South by reason of the merger;

  . the shareholders of Century South will recognize no gain or loss for federal income tax purposes to the extent BB&T common stock is received in the merger in exchange for Century South common stock;

  . a shareholder of Century South who receives cash in lieu of a fractional share of BB&T common stock will recognize gain or loss as if the share-holder received the fractional share and it was then redeemed for cash in an amount equal to the amount paid by BB&T in respect of the frac-tional share;

  . the tax basis in the BB&T common stock received by a shareholder (in-cluding any fractional share interest deemed received) will be the same as the tax basis in the Century South common stock surrendered in ex-change;

  . the holding period for BB&T common stock received (including any frac-tional share interest deemed received) in exchange for shares of Century South common stock will include the period during which the shareholder held the shares of Century South common stock surrendered in exchange, provided that the Century South common stock was held as a capital asset at the time the merger becomes effective; and

  . the option holders of Century South will recognize no gain or loss for federal income tax purposes to the extent options to acquire BB&T common stock are received in the merger in exchange for options to acquire Cen-tury South common stock.

  The completion of the merger is conditioned upon the receipt by BB&T and Century South of the legal opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T, dated as of the closing date, to the effect of the first, fourth and eighth bulleted items described above. Neither party intends to waive this condition. If the tax opinion is not available and the Century South Board determines to proceed with the merger, Century South will resolicit its shareholders.

 Cash Received in Lieu of a Fractional Share of BB&T Common Stock

  A shareholder of Century South who receives cash in lieu of a fractional share of BB&T common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by BB&T subject to Section 302 of the Internal Revenue Code. As a result, a Century South shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of BB&T common stock allocable to his or her fractional interest. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year. Long-term capital gain of a non-corporate holder is generally subject to tax at a maximum federal tax rate of 20%.

 Backup Withholding and Information Reporting

  Payments of cash (instead of a fractional share of BB&T common stock) to a holder surrendering shares of Century South stock will be subject to information reporting and backup withholding (whether or not the holder also receives BB&T common stock) at a rate of 31% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Exchange Ratio

  In the merger, each share of Century South common stock outstanding at the effective time will be converted into the right to receive 0.93 of a share of BB&T common stock. This is referred to in this proxy statement/prospectus as the "exchange ratio."

  The exchange ratio could be higher than 0.93 of a share of BB&T common stock for each share of Century South common stock only if Century South elected to terminate the merger agreement under the circumstances described below and BB&T then elected to avoid termination of the merger agreement by increasing the exchange ratio. Under no circumstances would the exchange ratio be lower than
0.93 of a share of BB&T common stock for each share of Century South common stock.

  Century South may, by giving notice to BB&T during the five-day period following the Determination Date, elect to terminate the merger agreement and abandon the merger if both:

  .  the Converted Value is less than $25.84; and

  .  the BB&T Ratio is less than the Index Ratio.

In such event, BB&T would then have a five-day period in which to elect to increase the exchange ratio so that holders of Century South common stock would receive the consideration that they would have received had the Converted Value been $25.84 (i.e., BB&T common stock having an implied market value (based on the Average Closing Price) of approximately $25.84 per share of Century South common stock). BB&T would have no obligation to elect to increase the exchange ratio. Such an election would be made by giving notice to Century South of the election and the revised exchange ratio, whereupon Century South would be required to proceed with the merger with the adjusted exchange ratio in accordance with all other terms of the merger agreement. Century South could withdraw its notice of termination at any time during the five-day period following the Determination Date and elect to proceed with the merger with the exchange ratio of 0.93. If the closing date were to occur during the five-day period in which such option is in effect, the closing date would be extended to a date selected by BB&T no more than ten days following the close of such five-day period.

  For purposes of the rights of termination and adjustment described above, the following terms are defined as follows:

     "Average Closing Price" means the average closing price per share of BB&T common stock on the NYSE for the five trading days ending on the last trading day before the Determination Date.

     "BB&T Ratio" means the Average Closing Price divided by $32.6875.

     "Converted Value" means the Average Closing Price multiplied by 0.93.

     "Determination Date" means the tenth calendar day preceding the date designated by BB&T as the closing date of the merger.

     "Index Group" means the 11 bank holding companies designated in the merger agreement, the common stocks of all of which must be publicly traded and as to which there may not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such com-pany to be acquired or for such company to acquire another company or com-panies in transactions with a value exceeding 25% of the acquiror's market capitalization.

     "Index Price" means, as of a given date, the weighted average (weighted in accordance with the factors listed below and in the merger agreement) of the closing sales prices of the companies comprising the Index Group. If any company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) will be redistributed proportionately in determining the In-dex Price. If any company belonging to the Index Group, or BB&T, declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or BB&T will be appropriately adjusted.

     "Index Ratio" means 90% of the amount obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date.

     "Starting Date" means December 4, 2000.

  These conditions reflect the parties' agreement that Century South's shareholders will assume certain risks of decline in the market value of BB&T common stock. If the value of BB&T common stock were to decline so that the Converted Value was below $25.84, but the Average Closing Price did not reflect a decline in the price of BB&T common stock from $32.6875 that is more than 10% greater than the decline in the stock prices of the Index Group as measured from December 4, 2000 to the Determination Date, then Century South's shareholders would continue to assume the risk of decline in the value of BB&T common stock.

  If the Century South Board elects to terminate the merger agreement because of a decline in the price of BB&T common stock, BB&T may avoid termination by increasing the exchange ratio. In deciding whether to increase the exchange ratio, the principal factors BB&T would consider include the projected effect of the merger on BB&T's pro forma earnings and book value per share and whether BB&T's assessment of Century South's earning potential as part of BB&T justifies the issuance of a greater number of shares of BB&T common stock. Century South may, at any time prior to the lapse of the five-day period commencing on the Determination Date, elect to withdraw its election to terminate and to proceed with the merger without adjustment. In making this determination, the principal factors the Century South Board would consider include whether the merger remains in the best interest of Century South and its shareholders, despite the decline in the BB&T common stock price, and whether the consideration to be received by Century South shareholders remains fair from a financial point of view. Prior to making any decision to terminate the merger agreement or to proceed with the merger without adjustment of the exchange ratio, the Century South Board would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision, including considerations relating to the necessity or desirability of resoliciting Century South shareholders under the circumstances. If Century South elected not to exercise its right to terminate the merger agreement, the exchange ratio would remain 0.93 of a share of BB&T common stock for each share of Century South common stock, and the dollar value of the consideration which the Century South shareholders would receive for each share of Century South common stock would be the value of 0.93 shares of BB&T common stock at the Effective Time.

  The operation of the exchange ratio and the adjustment mechanism can be illustrated by three scenarios. (For purposes of the numerical examples, the Index Price, as of December 4, 2000, is deemed to be $100.)

  . The first scenario is that the Converted Value of the BB&T common stock is $25.84 or greater. Under this scenario, the exchange ratio would be
      0.93 and there would be no potential adjustment to the exchange ratio and no right on the part of Century South to terminate the merger agreement due to a decline in the price of BB&T common stock. The im-plied market value (based on the Average Closing Price) of the consid-eration to be received by Century South shareholders for each share of Century South common stock would be not less than $25.84.

  . The second scenario is that the Converted Value is less than $25.84 but the BB&T Ratio is equal to or above the Index Ratio. In this case, the exchange ratio would be 0.93 and there would be no potential adjustment to the exchange ratio and no right on the part of Century South to ter-minate the merger agreement due to a decline in the price of BB&T com-mon stock, even though the implied market value (based on the Average Closing Price) of the consideration to be received by Century South shareholders for each share of Century South common stock would have fallen from a pro forma $30.81 as of December 4, 2000 to less than $25.84 per share. For example, if the Average Closing Price were $26.15 and the Index Price were $85.00, the BB&T Ratio would be $26.15 / $32.6875 = 0.8 and the Index Ratio would be 0.9 x
      ($85.00 / $100.00) = 0.765. Based upon the assumed $26.15 Average Clos-ing Price, the consideration to be received by Century South sharehold-ers for each share of Century South common stock would have an implied market value of $24.32.

  . The third scenario is that both the Converted Value is less than $25.84 and the BB&T Ratio is less than the Index Ratio. In this case, Century South would have the right to terminate the merger agreement. BB&T would have the right, but not the obligation, to reinstate the merger agreement by increasing the exchange ratio so that Century South share-holders would receive a number of shares of BB&T common stock with an implied market value (based upon the Average Closing Price) not less than $25.84 per share. For example, if the Average Closing Price were $25.15 and the Index Price as of the Determination Date were $90.00, the BB&T Ratio would be $25.15 / $32.6875 = 0.77 and the Index Ratio would be 0.9 X ($90.00 / $100.00) = 0.81. Based upon the assumed $25.15
      Average Closing Price, the consideration to be received by Century South shareholders for each share of Century South common stock would have an implied market value of $23.39. If the Century South Board elected to terminate the merger agreement, BB&T would have the right, but not the obligation, to reinstate the merger agreement by increasing the exchange ratio within five days to 1.0275, which represents $25.84 divided by 25.15. Based upon the assumed $25.15 Average Closing Price, the new exchange ratio would represent a value to Century South share-holders of $25.84 per share.

  You should be aware that the actual market value of a share of BB&T common stock at the effective time and at the time certificates for those shares are delivered following surrender and exchange of your certificates for shares of Century South common stock may be more or less than the closing price per share of BB&T common stock at any other time. You are urged to obtain information on the market value of BB&T common stock that is more recent than that provided in this proxy statement/prospectus. See "Summary--Comparative Market Prices and Dividends" on page .

  No fractional shares of BB&T common stock will be issued in the merger. If you would otherwise be entitled to a fractional share of BB&T common stock in the merger, you will be paid an amount in cash determined by multiplying the fractional part of the share of BB&T common stock by the closing price per share of BB&T common stock as reported on NYSEnet.com at 4:00 p.m. eastern time on the date the merger occurs.

Exchange of Century South Stock Certificates

  When the merger becomes effective, without any action on the part of Century South or the Century South shareholders, shares of Century South common stock will be converted into and will represent the right to receive, upon surrender of the certificate representing the shares as described below, whole shares of BB&T common stock and cash instead of any fractional share interest. Promptly after the merger becomes effective, BB&T will deliver or mail to you a form of letter of transmittal and instructions for surrender of your Century South stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions and any other documents as may be reasonably requested, BB&T will promptly deliver to you the shares of BB&T common stock and cash, if any, to which you are entitled.

  You should not send in your stock certificates until you receive the letter of transmittal and instructions.

  Until surrendered as described above, each outstanding Century South stock certificate will be deemed at the time the merger becomes effective to represent for all purposes only the right to receive the merger consideration. No interest will be paid or accrued on any cash payable for fractional shares as part of the merger consideration. With respect to any Century South stock certificate that has been lost or destroyed, BB&T will pay the merger consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares in question. After the merger becomes effective, no transfer of the shares of Century South common stock outstanding immediately prior to the time that the merger becomes effective will be made on BB&T's stock transfer books.

  BB&T will pay any dividends or other distributions with a record date before the effective time that have been declared or made by Century South in respect of shares of Century South common stock in accordance with the terms of the merger agreement and that remain unpaid when the merger becomes effective.

  To the extent permitted by law, after the merger you will be entitled to vote at any meeting of BB&T shareholders the number of whole shares of BB&T common stock into which your shares of Century South common stock are converted, regardless of whether you have exchanged your Century South stock certificates for BB&T stock certificates. Whenever a dividend or other distribution is declared by BB&T on the BB&T common stock, the record date for which is after the date the merger becomes effective, the declaration will include dividends or other distributions on all shares of BB&T common stock issuable pursuant to the merger agreement. However, no dividend or other distribution payable to the holders of record of BB&T common stock will be delivered to you until you surrender your Century South stock certificate for exchange as described above. Upon surrender of your Century South stock certificate, both the BB&T common stock certificate and any undelivered dividends and cash payments payable under the merger agreement, without interest, will be delivered and paid to you with respect to each share of Century South common stock represented by your certificate.

The Merger Agreement

 Effective Date and Time of the Merger

  The merger agreement provides that the merger will be completed on a business day designated by BB&T within 30 days following the satisfaction of all of the conditions to the completion of the merger, or a later date mutually acceptable to Century South and BB&T. The merger will become effective at the time and date specified in the articles of merger to be filed with the Secretary of State of North Carolina and the Secretary of State of Georgia. It is currently anticipated that the filing of the articles of merger will take place as soon as practicable following the date on which the merger agreement is approved by the Century South shareholders and all other conditions to the obligations of BB&T and Century South to complete the merger have been satisfied. If the merger is approved at the meeting, it is anticipated that the filing of the articles of merger and the effective time will occur during the second quarter of 2001.

 Conditions to the Merger

  The obligations of BB&T and Century South to carry out the merger are subject to satisfaction or, if permissible, waiver of the following conditions at or before the time that the merger becomes effective:

  . all corporate action necessary to authorize the performance of the merger agreement must have been duly and validly taken, including the approval of the shareholders of Century South of the merger agreement;

  . BB&T's registration statement on Form S-4 relating to the merger, in-cluding any post-effective amendments, must be effective under the Secu-rities Act of 1933, no proceedings may be pending or, to BB&T's knowl-edge, threatened by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the BB&T common stock to be issued in the merger must either have been registered or ex-empt from registration under applicable state securities laws;

  . the parties must have received all regulatory approvals required in con-nection with the transactions provided in the merger agreement, all no-tice periods and waiting periods required with respect to the approvals must have passed and all approvals must be in effect;

  . neither BB&T nor Century South nor any of their respective subsidiaries may be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits completion of the transactions provided in the merger agreement; and

  . Century South and BB&T must have received an opinion of BB&T's legal counsel, Womble Carlyle Sandridge & Rice, PLLC, in form and substance satisfactory to Century South and BB&T, substantially to the effect that the merger will constitute one or more tax-free reor-ganizations under Section 368 of the Internal Revenue Code of 1986, as amended, and that the shareholders and option holders of Century South will not recognize any gain or loss to the extent that they exchange shares of Century South common stock for shares of BB&T common stock and such option holders convert their options to similar options to acquire BB&T common stock.

  The obligations of Century South to carry out the transactions in the merger agreement are also subject to the satisfaction of the following additional conditions at or before the time that the merger becomes effective, unless, where permissible, waived by Century South:

  . BB&T must have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement;

  . the shares of BB&T common stock to be issued in the merger must have been approved for listing on the NYSE, subject to official notice of is-suance; and

  . Century South must have received certain closing certificates and legal opinions from BB&T and its counsel.

  In addition, all representations and warranties of BB&T will be evaluated as of the date of the merger agreement and at the time the merger becomes effective as though made at the time the merger becomes effective (or on the date designated, in the case of any representation and warranty that specifically relates to an earlier date), except as otherwise provided in the merger agreement or consented to in writing by Century South. The representations and warranties of BB&T concerning:

  .  its capitalization;

  . its and its subsidiaries' organization and authority to conduct busi-ness;

  .  its authorization of, and the binding nature of, the merger agreement;
     and

  . the absence of any conflict between the transactions in the merger agreement and BB&T's articles of incorporation or bylaws must be true and correct, except for inaccuracies that are de minimis in amount. Moreover, there must not be inaccuracies in the representations and warranties of BB&T in the merger agreement such that their aggregate effect has, or is reasonably likely to have, a material adverse effect on BB&T and its subsidiaries taken as a whole.

  The obligations of BB&T to carry out the transactions in the merger agreement are also subject to satisfaction of the following additional conditions at or before the time the merger becomes effective, unless, where permissible, waived by BB&T:

  . no regulatory approval may have imposed any condition or requirement that, in the reasonable opinion of the BB&T Board, would so materially adversely affect the business or economic benefits to BB&T of the trans-actions in the merger agreement as to render their completion inadvis-able or unduly burdensome;

  . Century South must have performed in all material respects all of its obligations and complied in all material respects with all of its cove-nants required by the merger agreement;

  . BB&T must have received agreements from certain affiliates of Century South concerning the shares of BB&T common stock to be received by them;

  . BB&T must have received certain closing certificates and legal opinions from Century South and its counsel;

  . BB&T must have received letters from Arthur Andersen LLP, dated as of the filing of the registration statement and as of the date on which the merger is to become effective, to the effect that the merger will qual-ify for pooling-of-interests accounting treatment; and

  . BB&T must have received: (a) employment agreements substantially in the forms attached to the merger agreement executed by Joseph W. Evans, Ste-phen W. Doughty, J. Thomas Wiley, Jr. and Tony E. Collins; and (b) adop-tion of the employment agreement substantially in the form attached to the merger agreement executed by Susan J. Anderson.

  In addition, all representations and warranties of Century South will be evaluated at the date of the merger agreement and at the time the merger becomes effective as though made on and at the time the merger becomes effective (or on the date designated, in the case of any representation and warranty that specifically relates to an earlier date), except as otherwise provided in the merger agreement or consented to in writing by BB&T. The representations and warranties of Century South concerning:

  .  its capitalization;

  . its and its subsidiaries' organization and authority to conduct busi-ness;

  .  its ownership of its subsidiaries and other equity interests;

  .  its authorization of, and the binding nature of, the merger agreement;

  . the absence of conflict between the transactions in the merger agreement and Century South's articles of incorporation or bylaws;

  . its forbearance from taking any actions that would negatively affect the pooling-of-interests accounting treatment for, or the tax-free elements of, the merger or the receipt of necessary regulatory approvals; and

  . actions taken to exempt the merger from any applicable anti-takeover laws must be true and correct, except for inaccuracies that are de minimis in amount. Moreover, there must not be inaccuracies in the representations and warranties of Century South in the merger agreement such that their effect individually or in the aggregate has, or is reasonably likely to have, a material adverse effect on Century South and its subsidiaries taken as a whole, evaluated without regard to the merger.

 Conduct of Century South's and BB&T's Business Prior to the Effective Time of the Merger

  Except with the prior consent of BB&T, before the merger becomes effective, neither Century South nor any of its subsidiaries may:

  . carry on its business except in the ordinary course and in substantially the same manner as previously conducted, or establish or acquire any new subsidiary or engage in any new type of activity or expand any existing activities;

  . declare or pay any dividend or make any distribution on its capital stock, other than regularly scheduled quarterly dividends of $0.14 per share payable on record dates consistent with past practices except that, unless otherwise agreed, any dividend declared or payable for the quarterly period during which the merger becomes effective may be de-clared with a record date before the merger becomes effective only if the normal record date for payment of the corresponding quarterly divi-dend to holders of BB&T common stock is before the merger becomes effec-tive;

  . issue any shares of capital stock, except pursuant to Century South's Incentive Stock Option Plan adopted in April, 1994 and the Bank Corpora-tion of Georgia Incentive Stock Option Plan assumed by Century South in December, 1997, with respect to options outstanding as of the date of the merger agreement;

  . issue, grant or authorize any rights to acquire capital stock or effect any recapitalization, reclassification, stock dividend, stock split or similar change in capitalization;

  .  amend its articles of incorporation or bylaws;

  . impose or permit the imposition or existence of any lien, charge or en-cumbrance on any share of stock held by it in any Century South subsidi-ary or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

  . merge or consolidate with any other entity or permit any other entity to merge into it, acquire control over any other entity, except as a result of foreclosure or in a fiduciary capacity, or dispose of any assets or acquire any assets, in each case other than in the ordinary course of its business consistent with past practices;

  . fail to comply in any material respect with any legal requirements ap-plicable to it and to the conduct of its business;

  . increase the compensation of any of its directors, officers or employ-ees, excluding increases resulting from the exercise of compensatory stock options outstanding as of the date of the merger agreement, or pay or agree to pay any bonus or provide any new employee benefit or incen-tive, except for increases or payments made in the ordinary course of business consistent with past practice pursuant to existing plans or ar-rangements;

  . enter into or substantially modify, except as may be required by law, any employee benefit, incentive or welfare arrangement, or any related trust agreement, relating to any of its directors, officers or other em-ployees, other than renewals consistent with past practice;

  . solicit inquiries or proposals with respect to, furnish any information relating to, or participate in any discussions concerning, any other business combination with Century South or any Century South subsidiary, or fail to notify BB&T immediately if any such inquiry or proposal is received, any such information is requested or required or any such dis-cussions are sought (except the furnishing of information, negotiations or discussions following an unsolicited offer if Century South is ad-vised by legal counsel that in its opinion the failure to furnish infor-mation or negotiate would likely constitute a breach of the fiduciary duty of the Century South Board to the Century South shareholders);

  . enter into (a) any material agreement or commitment other than in the ordinary course, (b) any agreement, indenture or other instrument other than in the ordinary course relating to the borrowing of money by Cen-tury South or a Century South subsidiary or guarantee by Century South or a Century South subsidiary of any obligation, (c) any agreement or commitment relating to the employment or severance of a consultant or the employment, severance or retention in office of any director, offi-cer or employee, except for the election of directors or the reappoint-ment of officers in the normal course, or (d) any contract, agreement or understanding with a labor union;

  . change its lending, investment or asset liability management policies in any material respect, except as required by applicable law, regulation or directives, and except that, after approval of the merger agreement and the merger by the Century South shareholders and after receipt of the requisite regulatory approvals for the transactions contemplated by the merger agreement, Century South will cooperate in good faith with BB&T to adopt policies, practices and procedures consistent with those utilized by BB&T, effective at or before the effective time;

  . change its methods of accounting in effect at December 31, 1999, except as required by changes in accounting principles concurred in by BB&T (which may not unreasonably withhold its concurrence), or change any of its federal income tax reporting methods from those used in the prepara-tion of its tax returns for the year ended December 31, 1999, except as required by changes in law;

  . incur any commitments for capital expenditures or obligations to make capital expenditures in excess of $50,000 for any one expenditure, or $250,000 in the aggregate;

  . incur any new indebtedness other than deposits from customers, advances from the Federal Home Loan Bank or Federal Reserve Bank and reverse re-purchase arrangements, in each case in the ordinary course of business;

  . take any action that would or could reasonably be expected to (a) cause the merger not to be accounted for as a pooling of interests or not to constitute a tax-free reorganization as determined by BB&T, (b) result in any inaccuracy of a representation or warranty that would permit ter-mination of the merger agreement or (c) cause any of the conditions to the merger to fail to be satisfied; or

  .  agree to do any of the foregoing.

  Except with the prior consent of Century South, before the merger becomes effective, neither BB&T nor any subsidiary of BB&T may take any action that would or might be expected to:

  .  cause the merger not to constitute a tax-free reorganization;

  . result in any inaccuracy of a representation or warranty that would al-low for termination of the merger agreement;

  . cause any of the conditions precedent to the transactions contemplated by the merger agreement to fail to be satisfied; or

  . fail to comply in any material respect with any laws, regulations, ordi-nances or governmental actions applicable to it and to the conduct of its business.

  BB&T and Century South have also agreed to keep each other advised of all material developments relevant to their respective businesses prior to completion of the merger.

 Waiver; Amendment; Termination; Expenses

  Except with respect to any required regulatory approval or the satisfaction of any condition imposed by law, BB&T or Century South may at any time, whether before or after approval of the merger agreement by the Century South shareholders, extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies of the other party in the representations or warranties contained in the merger agreement or any document delivered pursuant to the merger agreement, (b) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained in the merger agreement or (c) the performance by the other party of any of its obligations set out in the merger agreement. The parties may also mutually amend or supplement the merger agreement in writing at any time. However, no extension, waiver, amendment or supplement that would reduce either the exchange ratio or the payment terms for fractional interests to be provided to holders of Century South common stock upon completion of the merger will be made after the Century South shareholders approve the merger agreement.

  If any condition to the obligation of either party to complete the merger is not fulfilled, that party will consider the materiality of such nonfulfillment. In the case of the nonfulfillment of a condition to Century South's obligations, Century South will, if it determines it appropriate under the circumstances, resolicit shareholder approval of the merger agreement and provide appropriate information concerning the obligation that has not been satisfied.

  The merger agreement may be terminated, and the merger may be abandoned:

  . at any time before the merger becomes effective, by the mutual consent in writing of BB&T and Century South;

  . at any time before the merger becomes effective, by either party in writing (a) in the event of a material breach by the other party of any covenant or agreement contained in the merger agreement, or (b) in the event of an inaccuracy of any representation or warranty of the other party contained in the merger agreement that would provide the non-breaching party the ability to refuse to complete the merger under the applicable standard in the merger agreement (see "--Conditions to the Merger" on page .); and, in either case, if the breach or inaccuracy has not been cured by the earlier of 30 days following notice of the breach or inaccuracy to the party committing it or the time the merger becomes effective;

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

  . at any time before the merger becomes effective, by either party in writing, if any of the conditions precedent to the obligations of the other party to complete the transactions contemplated by the merger agreement cannot be satisfied or fulfilled before the date on which the merger is to become effective, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings in the merger agreement;

  . at any time, by either party in writing, if any of the applications for prior regulatory approval are denied and the time period for appeals and requests for reconsideration has run;

  . at any time, by either party in writing, if the shareholders of Century South do not approve the merger agreement by the required vote at a meeting called and held for the purpose of voting thereon;

  . at any time following September 30, 2001, by either party in writing, if the merger has not yet become effective by the close of business on such date and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings in the merger agreement;

  . at any time before the merger becomes effective, by BB&T in writing, if the Century South Board withdraws its recommendation or refuses to rec-ommend to the Century South shareholders that they vote to approve the merger or recommends to the Century South shareholders that they vote to approve an agreement, plan or transaction involving an offer to acquire or purchase all or a substantial portion of the equity interests or as-sets of Century South or a Century South subsidiary by, or for Century South or a Century South subsidiary to enter into a business combination with, a party other than BB&T or a BB&T subsidiary (a "Century South Ac-quisition Proposal");

  . at any time before the merger becomes effective, by Century South in writing, if the Century South Board determines in good faith to enter into an agreement, plan or transaction involving a Century South Acqui-sition Proposal permitted under the merger agreement; or

  . by Century South, under the circumstances described above under "--Ex-change Ratio" on page .

  If the merger agreement is terminated pursuant to any of the provisions described above, the merger agreement will become void and have no effect, except that (a) provisions in the merger agreement relating to confidentiality and expenses will survive the termination and (b) a termination for an uncured breach of a covenant or agreement or inaccuracy in a representation or warranty will not relieve the breaching party from liability for that breach or inaccuracy.

  Each party will pay the expenses it incurs in connection with the merger agreement and the merger, except that printing expenses and Securities and Exchange Commission filing fees incurred in connection with the registration statement and this proxy statement/prospectus will be paid 50% by BB&T and 50% by Century South.

 Termination Fee

  If the merger agreement is terminated:

  . by either BB&T or Century South, if the shareholders of Century South do not approve the merger agreement and (a) at the time of the Century South shareholders' meeting (or at any adjournment) a Century South Ac-quisition Proposal exists or (b) prior to the Century South sharehold-ers' meeting, the Century South Board withdraws its recommendation or refuses to recommend to the Century South shareholders that they vote to approve the merger agreement;

  . by BB&T, if the Century South Board withdraws its recommendation or ref-uses to recommend to the Century South shareholders that they vote to approve the merger or recommends to the Century South shareholders that they vote to approve an agreement, plan or transaction arising out of or implementing a Century South Acquisition Proposal;

  . by BB&T, if Century South breaches its covenant not to solicit inquiries or proposals with respect to, furnish any information relating to, or participate in any discussions concerning, any business combination with Century South or any Century South subsidiary, or fails to notify BB&T immediately if any inquiry or proposal is received, any information is requested or required or any discussions are sought, in any case in a way that would give BB&T the right to terminate the merger agreement; or

  . by Century South, if the Century South Board determines in good faith to enter into an agreement, plan or transaction involving a Century South Acquisition Proposal permitted under the merger agreement then, Century South must pay to BB&T as compensation for the merger not becoming effective, a termination fee equal to $14 million. If Century South fails to pay any portion of the fee when due, it must also pay BB&T's costs and expenses, including reasonable attorneys' fees, incurred to collect the fee, together with interest at the prime rate of Branch Bank, BB&T's North Carolina banking subsidiary, on the due date for payment plus two percentage points. The termination fee will be payable without regard to any other expenses to be paid in connection with the merger.

Interests of Century South's Directors and Officers in the Merger That Differ from Yours

  Some members of Century South's management and the Century South Board have interests in the merger that are in addition to or different from their interests as Century South shareholders. The Century South Board was aware of these interests and considered them in approving the merger agreement and the merger.

 Employment Agreements

  In connection with the merger, Branch Bank has entered into a three-year employment agreement with Sidney J. Wooten, and will enter into a five-year employment agreement with Joseph W. Evans (Mr. Evans and Mr. Wooten are collectively referred to herein as the "Senior Executives"). Branch Bank will also enter into employment agreements with J. Thomas Wiley, Jr., Stephen W. Doughty, Heys McMath, Kim Childers and Tony E. Collins (Messrs. Wiley, Doughty, McMath, Childers and Collins are collectively referred to herein as the "Executives").

  The employment agreements of the Senior Executives, which will become effective only when the merger is completed, provide that:

  . Mr. Evans will become an Executive Vice President of Branch Bank and will receive an annual base salary equal to $285,000, subject to annual review in accordance with the compensation policies and procedures of Branch Bank. Branch Bank will pay Mr. Evans a housing allowance of $4,166.67 per month (prorated for any partial month) during the period beginning on the date of the employment agreement and ending 12 months following conversion of Century South's data processing system to the data processing system of Branch Bank.

  . Mr. Wooten will become the Regional President of the North Georgia re-gion of Branch Bank and will receive an annual base salary equal to $180,000, subject to annual review in accordance with the compensation policies and procedures of Branch Bank.


  By no later than the first day of the month following the date on which the last of the Century South subsidiaries which is a bank is merged into BB&T or its subsidiaries, the Senior Executives will be eligible to receive an annual bonus payment pursuant to the terms of BB&T's Amended and Restated Short Term Incentive Plan. Prior to inclusion in the BB&T Incentive Plan, BB&T will continue in effect for the Senior Executives the cash bonus program Century South has in effect at the time of the merger. Notwithstanding the foregoing:
(1) in no event shall Mr. Evans' bonus for the 2001 calendar year be less than $137,500 (which is one-half of Mr. Evans' [projected] bonus from Century South for calendar year 2000; and (2) Mr. Evans shall not be eligible to earn a bonus under the BB&T Incentive Plan for any calendar year after 2001 if his consulting period (as described below) commences or continues during such year. In addition, the Senior Executives will be granted stock options annually under BB&T's Amended and Restated 1995 Omnibus Stock Incentive Plan or a successor plan on the same basis as similarly situated officers of Branch Bank, although the number of options granted, if any, as of the first BB&T grant date will be equitably adjusted by BB&T to avoid duplication of such options with any options to acquire Century South common stock granted to the employees during the year ending on that first BB&T grant date.

  The employment agreements with each of the Executives (excluding Mr. Collins) will be for terms which commence upon completion of the merger and terminate on the day following the sixtieth (60th) day after conversion of the operating systems of Century South to the operating systems of Branch Bank, provided the employment agreements may continue thereafter on a month-to-month basis. The employment agreement with Mr. Collins will be for a term which commences upon completion of the merger and terminates on the day following the sixtieth
(60th) day after conversion of the data services systems of Century South to the data services systems of Branch Bank. The employment agreements of the Executives provide that the respective employees will receive an annual-base salary at least equal to their respective salaries in effect at November 1, 2000. The employment agreements of the Executives (except Mr. Collins) will provide that the employee will receive an annual bonus payment (prorated for any partial year) equal to: (a) in the case of Messrs. McMath and Childers, the average of the annual bonuses the employee received from Century South for the calendar years 1998, 1999 and 2000; and (b) in the case of Messrs. Doughty and Wiley, the annual bonus received from Century South for the calendar year 2000. Mr. Collins' employment agreement will provide that he will participate in the BB&T Amended and Restated Short Term Incentive Plan on the same basis as similarly situated officers of Branch Bank except that Mr. Collins may earn amounts on a prorated basis for a partial year provided that he may not earn more than $70,000 for any full year (or more than a prorated portion of such amount for any partial year as an incentive bonus). The employment agreements with Messrs. Doughty and Wiley provide that Branch Bank will assume the existing obligations of Century South to provide relocation benefits.

  Branch Bank has also agreed to pay Messrs. Wooten and Collins the following conditional amounts as follows:

  . if the conversion of the data service systems of Century South to those of Branch Bank is substantially completed, Mr. Wooten will receive $125,000 and Mr. Collins will receive $90,000, payable not later than the end of the month in which the conversion is substantially completed;

  . if the integration of Century South's banking network and support, ad-ministrative and back office functions with the corresponding Branch Bank banking network and functions is substantially completed, Mr. Woo-ten will receive $125,000, payable not later than the end of the calen-dar month in which such integration is completed;

  . if a plan to create and enhance Branch Bank's brand identity within Cen-tury South's market area is substantially completed and implementation of such plan is commenced, including, but not limited to, the implemen-tation of a program for Branch Bank's advisory boards in such market area to increase Branch Bank's name recognition and to market Branch Bank's services (which tasks are to be completed on or before the date of substantial completion of the conversion of the data services system of Century South to Branch Bank referenced above), Mr. Wooten will re-ceive $128,000, payable not later than the end of the calendar month in which such tasks are completed.

  . Mr. Collins will receive $90,000 conditional upon his continuing in the employment of Branch Bank until the 61st day after conversion of the data services systems of Century South to the data services systems of BB&T (the "Conversion Date"), payable within five business days of such date.

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

  . Mr. Collins will receive $337,000 in lieu of amounts, if any, to which he would be entitled under his current employment agreement with Century South, conditional upon his continuing in the employment of Branch Bank until the Conversion Date (unless his employment is terminated as de-scribed in (A), (B) or (D) of the following paragraph) payable within five days of the earlier of: (1) the Conversion Date; or (2) the date Mr. Collins' employment is terminated as described in (A), (B) or (D) of the following paragraph.

  If, prior to the date that the condition for payment in the preceding paragraphs is satisfied, employment of Mr. Wooten or Mr. Collins, as the case may be, is terminated for any reason other than (A) by Branch Bank for reasons other than Just Cause (as that term is defined in the employment agreement), or
(B) in the case of Mr. Wooten, by Mr. Wooten on account of a material breach by Branch Bank of the employment agreement which is not remedied within 30 days following Branch Bank's receipt of notice of such breach, or (C) as a result of the disability of Mr. Wooten or Mr. Collins, as the case may be, or (D) in the case of Mr. Collins, by Mr. Collins on account of a breach by Branch Bank of the employment agreement which is not remedied within 20 days following Branch Bank's receipt of such notice, Mr. Wooten or Mr. Collins, as the case may be, will not be entitled to receive the conditional payments described above. A termination described in (A), (B) or (C) will not deprive Mr. Wooten of the right to receive such payment. A termination described in (A), (C) or (D) will not deprive Mr. Collins of the right to such payment. The conditional payments will be compensation for payroll tax and income tax purposes but will not be taken into account for purposes of determining benefits or contributions under any retirement or other plan, program or arrangement of Branch Bank or in determining termination compensation of Mr. Wooten or Mr. Collins, as the case may be, as described herein.

  Each of the employment agreements provide that the Senior Executive or Executive, as the case may be, will receive, on the same basis as other similarly situated officers of Branch Bank, employee pension and welfare benefits such as sick leave, vacation, group disability and health, dental, life and accident insurance and similar indirect compensation that may be extended to similarly situated officers, such benefits to commence: (1) in the case of Mr. Wooten and the Executives, when former Century South employees are generally eligible to participate in such plans; and (2) in the case of Mr. Evans and as to each plan, a date selected by Branch Bank no later than January 1 following the date on which the last of the Century South subsidiaries that is a bank is merged into BB&T or its subsidiaries. Until that date, Century South plans that BB&T determines provide benefits of the same type or class as a corresponding BB&T plan will continue in effect until such employees become eligible to become a participant in the corresponding BB&T plan. In no event will Messrs. Evans or Collins be eligible to participate in or earn benefits under any of the above employee pension and welfare benefit plans or programs after the commencement of his consulting period. The employment agreements of Mr. Wooten and the Executives provide (or will provide) that in applying employee plans of BB&T having a waiting period for eligibility or vesting, service by the employee with Century South and its subsidiaries shall be deemed to be service with BB&T for purposes of determining eligibility to participate and vesting, but not for the purposes of benefit accrual.

  Mr. Collins' employment agreement will provide that commencing on the Conversion Date, and terminating on the first anniversary of such date, Mr. Collins shall relinquish his responsibilities as Senior Vice President of Branch Bank and become an independent consultant to Branch Bank. As an independent consultant, Mr. Collins will render services as an independent contractor (and not as an employee) in the nature of customer and community relations, business development, employee relations and general advice and assistance relating to Branch Bank's customers and employees and to the growth and development in Georgia of the business of Branch Bank. The services would be rendered at times and on a schedule determined by Mr. Collins and reasonably convenient to both Branch Bank and Mr. Collins. Mr. Collins would not be required to maintain records of hours worked or to work in accordance with any fixed schedule during the portion of the agreement to term that he is a consultant.

  During his consulting period, Mr. Collins will receive as compensation for the consulting services the sum of $5,000 per month and in consideration of covenants not to compete that he has made in the agreement, an additional $5,000 per month. In the event Mr. Collins' service as an employee is terminated prior to the consulting period or his service as a consultant is terminated prior to the expiration of the consulting period, in either case by Branch Bank for any reason other than Just Cause (as that term is defined in the employment agreement) or disability or by Mr. Collins on account of a breach of this agreement by Branch Bank which is not remedied within 20 days following receipt by Branch Bank of notice of such breach, Mr. Collins shall nevertheless be entitled to receive payments he would have received during the consulting period and Mr. Collins shall be obligated to comply with the covenants not to compete to the same extent he would have been obligated had the consulting period continued. If Mr. Collins' service as an employee is terminated prior to the expiration of the term of his employment or for any reason other than as described above, the consulting period shall not begin and Mr. Collins would not be entitled to receive the compensation described in this paragraph. In the event Mr. Collins would fail or refuse to render consulting services as requested by Branch Bank and Mr. Collins would not remedy such failure within 20 days following receipt by Mr. Collins of notice of such failure or if Mr. Collins would violate certain noncompetition covenants in the employment agreement, the payments described in this paragraph would cease.

  The employment agreement of Mr. Evans will provide that, 60 days after completion of conversion of Century South's data services systems to those of Branch Bank, Mr. Evans may relinquish his responsibilities as Executive Vice President of Branch Bank and become an independent consultant to Branch Bank. As an independent consultant, Mr. Evans would render services as an independent contractor (and not as an employee) in the nature of customer and community relations, business development, employee relations and general advice and assistance relating to Branch Bank's customers and employees and to the growth and development in Georgia of the business of Branch Bank. These services would be rendered at times and on a schedule determined by Mr. Evans and reasonably convenient to both Branch Bank and Mr. Evans. Mr. Evans would not be required to maintain records of hours worked or to work in accordance with any fixed schedule during the portion of the agreement's term that he is a consultant.

  During his consulting period, Mr. Evans' employment agreement would continue in full force and effect in accordance with its terms, except that Mr. Evans would not be entitled during the consulting period to receive base salary, bonuses, stock options or employee benefits on the same basis as he would as an employee of Branch Bank. Instead, he would receive during the consulting period, as compensation for the consulting services and in consideration of covenants not to compete that he has made in the agreement, an annual amount equal to his annual base salary rate in effect immediately preceding the start of the consulting period, payable in substantially equal monthly installments. In addition, in consideration of his consulting services and his noncompetition covenants, he would be provided:

  . health insurance and life insurance benefits comparable to the group em-ployee benefits which Branch Bank may from time to time extend to its officers, at a cost to Mr. Evans no greater than the cost to such offi-cers;

  . a retirement benefit payable directly by Branch Bank economically equiv-alent to the benefit he would have received under Branch Bank's defined benefit pension plan (and reduced by any duplicative benefits payable under such defined benefit plan) if he had been an employee of Branch Bank during the consulting period, payable in accordance with the same payment options as are available under such defined benefit plan at the end of the agreement's term;

  . a benefit economically equivalent to the benefit he would have been en-titled to receive under Branch Bank's Section 401(k) plan if he were a participant in such plan, based on compensation deferrals by Mr. Evans during the consulting period and investment performance of investment options available under such plan as selected from time to time by Mr. Evans, payable in accordance with the same payment options as are avail-able under such plan at the end of the term of the agreement; and

  . the disability benefits otherwise provided for in the agreement or eco-nomically equivalent benefits.

  The employment agreements of the Senior Executives and Executives provide that, if: (1) an Executive or Mr. Wooten terminates his employment on account of a material breach by Branch Bank which is not remedied by Branch Bank within 30 days of notice of such breach (or in the case of Mr. Collins within 20 days of notice of such breach); (2) in the case of Messrs. Doughty, Wiley, McMath and Childers, employment is terminated following the 60th day after conversion of the operating systems of Century South to the systems of BB&T; or (3) Branch Bank terminates the employee's employment other than because of death, disability or for cause (and in the case of Mr. Evans such termination occurs prior to commencement of the Consulting Period) and if the employee complies with certain noncompetition provisions, he will be entitled to receive: (1) as "Termination Compensation" base salary and bonus payments as provided in the employment agreement for the period beginning on the date of termination of employment and (a) in the case of the Senior Executives and Mr. Collins, ending at the end of the original term of the agreement, and (b) in the case of Messrs. Doughty and Wiley, ending with the second anniversary of the date of such termination, and (c) in the case of Messrs. McMath and Childers, ending with the first anniversary of the date of such termination; and (2) in the case of the Senior Executives, Branch Bank and BB&T shall use their best efforts to accelerate vesting of any nonvested benefits of the employee under any employee stock-based or other benefit plan or arrangement to the extent permitted by such plan or arrangement. In addition, the Senior Executive and Executives will continue to receive health, retirement and other group employee benefits from Branch Bank on the same terms as were in effect before the termination, either under Branch Bank's plans or comparable coverage, during the time payments of Termination Compensation are made. If Branch Bank terminates Mr. Evans during the Consulting Period, Mr. Evans will be entitled to continue for the remainder of the term of the agreement to receive the compensation and benefits provided during the consulting period.

  Each employment agreement with the Senior Executives and Executives (except Mr. Collins) further provides that, in the event of a "Change of Control" (as defined below) of Branch Bank or BB&T, the Senior Executives and Executives (except Mr. Collins) may voluntarily terminate employment for "Good Reason" (as defined below) until 12 months after the Change of Control and in lieu of any other benefits or payments herein provided (a) shall be entitled to receive in a lump sum (1) any compensation due but not yet paid through the date of termination and (2) in lieu of any further salary payments from the date of termination to the end of the term of the agreement, an amount equal to his Termination Compensation times 2.99 (in the case of Mr. Evans, if the Change in Control occurs during the consulting period, the amount of annual cash compensation rate provided during such period), and (b) shall continue for the remainder of the term of the agreement to receive health insurance coverage and other group employee welfare benefits on the same terms as were in effect either (1) at the date of termination or (2) if such plans and programs in effect before the Change of Control were, considered together as a whole, materially more generous to the officers of Branch Bank than such plans and programs, at the date of the Change of Control.

  "Good Reason" means any of the following events occurring without the consent of the applicable employee in question:

  . the assignment to him of duties inconsistent with the position and sta-tus of the offices and positions held with Branch Bank immediately be-fore the Change of Control;

  . a reduction in his base salary as then in effect, or his exclusion from participation in benefit plans in which he participated immediately be-fore the Change in Control;

  . an involuntary relocation of him more than 30 miles from the location where he worked immediately before a Change in Control, or Branch Bank's breach of any material provision of the employment agreement; or

  . any purported termination of his employment by Branch Bank not effected in accordance with the employment agreement.

  A "Change of Control" would be deemed to occur if:

  . any person or group of persons (as defined in the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of Branch Bank or BB&T, is or becomes the beneficial owner of securities of Branch Bank or BB&T representing 20% or more of the combined voting power of Branch Bank's or BB&T's then outstanding securities;

  . as a result of a tender offer or exchange offer for the purchase of se-curities of Branch Bank or BB&T (other than an offer by BB&T for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, in-dividuals who at the beginning of any two-year period constitute the BB&T Board, plus new directors whose election or nomination for election by BB&T's shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the two-year period, cease for any reason during the two-year period to con-stitute at least two-thirds of the members of the BB&T Board;

  . the shareholders of BB&T approve a merger or consolidation of BB&T with any other corporation or entity, regardless of which entity is the sur-vivor, other than a merger or consolidation that would result in the voting securities of BB&T outstanding immediately beforehand continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 40% of the combined voting power of the voting securities of BB&T or the other surviving en-tity outstanding immediately after the merger or consolidation;

  . the shareholders of BB&T approve a plan of complete liquidation or wind-ing-up of BB&T or an agreement for the sale or disposition by BB&T of all or substantially all of BB&T's assets; or

  . any event occurs that the BB&T Board determines should constitute a Change of Control.

  If any of the payments to be made under any of the employment agreements, together with any other payments that the Senior Executives or Executives has the right to receive would constitute a "parachute payment," as defined in
Section 280G of the Internal Revenue Code such payments under the employment agreement would be reduced by the smallest amount necessary so that no portion of such payments would be a "parachute payment." A "parachute payment" generally is a payment which is contingent on a change in the control of the corporation and the present value of which equals or exceeds three times the "base amount," which is generally defined as an individual's annualized includable compensation for the "base period," which is generally the most recent five taxable years ending before the date of the change in control. Sections 280G and 4999 of the Internal Revenue Code generally provide that if "parachute payments" are paid to an individual, everything above the base amount will be subject to a 20% excise tax payable by the individual (in addition to the payment of regular income taxes on the payments), as well as be nondeductible by the employer for federal income tax purposes.

  The employment agreements of the Senior Executives and Executives will supersede any employment agreements or change of control arrangements which any of the employees had with Century South or any of its subsidiaries.

  Branch Bank will adopt the existing employment agreement between Susan J. Anderson and Century South effective upon completion of the merger. Under the adopted employment agreement, Ms. Anderson will receive an annual-base salary at least equal to her salary in effect at November 1, 2000, subject to annual review in accordance with the compensation policies and procedures of Branch Bank. The adopted employment agreement will be for a term that will expire on November 1, 2001 provided that such period of employment will automatically be extended for an additional 12 full calendar months without further action unless either Branch Bank or Ms. Anderson shall within 90 days prior to such date (or if extended, any anniversary of such date), provide written notice to the other party of its intention that the adopted employment agreement shall not be so extended. Under the adopted employment agreement, Ms. Anderson will be entitled to: (a) receive reimbursement for (or seek payment by Branch Bank directly of) all reasonable expenses which are consistent with the normal policy of Branch Bank in the performance of her duties; (b) participate in the employee benefit plans provided and paid for by Branch Bank for its employees generally; and (c) vacation in accordance with the vacation policy of Branch Bank in effect at the time vacation is taken. The adopted employment agreement also contains confidentially and non-competition agreements by Ms. Anderson.

  Under the adopted employment agreement, Ms. Anderson shall be entitled to certain additional payments conditional upon Ms. Anderson being employed by Branch Bank at such time. The adopted employment agreement provides that a "change in control" occurs if: (1) members of the BB&T Board at the beginning of the employment period cease for any reason to constitute at least a majority of the BB&T Board, provided that a director elected by or on recommendation of the members of the BB&T Board at the beginning of the employment period shall not be considered a change in the membership of the BB&T Board; (2) a regulatory notice or application is filed for permission to acquire control of BB&T; or (3) more than 25% of BB&T's outstanding common stock or the equivalent in voting power of any class or classes of outstanding securities of BB&T entitled to vote in elections of directors is acquired by any corporation, person or group (as defined in the Securities Exchange Act of 1934); or (4) BB&T shall become a subsidiary of another corporation or shall have merged or consolidated with another corporation and less than a majority of the outstanding voting shares of the parent or surviving corporation after such acquisition, merger or consolidation are owned immediately after such acquisition, merger or consolidation by the owners of the voting shares of BB&T immediately before such acquisition merger or consolidation; or (5) substantially all of the assets of BB&T shall be sold to another entity.

  The adopted employment agreement will provide that after the occurrence of a "change in control," Ms. Anderson will remain in the employ of BB&T or its successor and BB&T or its successor will employ Ms. Anderson for at least 35 months performing the same duties she was performing at the time of the "change in control", with the same title, compensation, benefits and location. The adopted employment agreement further provides that during the 35 months following a "change in control", the following actions will be deemed to be termination without cause: (1) a reduction in Ms. Anderson's salary, bonus provisions or other prerequisites as in effect immediately prior to such event,
(2) a material change in the duties required to be performed by Ms. Anderson,
(3) a failure by Branch Bank to increase Ms. Anderson's salary annually in accordance with established procedures, or (4) termination due to Branch Bank's requirement that Ms. Anderson relocate outside the geographic area where Ms. Anderson is employed.

  The adopted employment agreement provides that notwithstanding the provisions described in the preceding paragraph if Ms. Anderson continues in the employment of Branch Bank until at least 60 days following the conversion of the operating systems of Century South to the operating systems of Branch Bank and conditional on such continuation of employment, upon a subsequent termination of Ms. Anderson's employment for any reason (other than cause or death) during the 35 month period commencing immediately following the "change in control" of Century South, Branch Bank shall pay to Ms. Anderson, at Ms. Anderson's election, either the amount described below as Alternative A or the amount described below as Alternative B:

  Alternative A: A lump sum cash payment in an amount equal to two and eleven twelfths (2 and 11/12) multiplied by Ms. Anderson's annual compensation from Century South including salary, bonuses, all prerequisites and all other forms of compensation paid to Ms. Anderson for her benefit or the benefit of her family for the fiscal year ended immediately preceding the date of the "change in control" of Century South, such payment shall be due and payable within 30 days after the date of termination; or

  Alternative B: The sum of: (1) twelve payments, each in an amount equal to
(a) the product of two and eleven twelfths (2 and 11/12) multiplied by Ms. Anderson's annual salary for the fiscal year ended immediately preceding the date of the "change of control" of Century South, divided by (b) 12. Such payments commencing on the date of termination of employment and on the first day of each subsequent calendar month; and (2) for a period of 35 months commencing on the date of termination of employment, Branch Bank shall provide to Ms. Anderson and her spouse and pay all costs and expenses associated with, major medical insurance, health insurance, hospitalization, life insurance, long-term disability and any related medical plans and programs of Branch Bank with the same coverage and benefits provided to Ms. Anderson by Century South immediately preceding the date of the "change of control" of Century South; provided that in the event Ms. Anderson is employed during the two-year period commencing on the date of termination of employment, the benefits to be provided to Ms. Anderson and her spouse shall be reduced to the extent equivalent benefits are provided by the subsequent employer; and

  In addition to Alternatives A and B above, Branch Bank shall pay Ms. Anderson's full base salary through the date of termination of employment at the rate in effect at the time of termination of employment plus any other amounts to which Ms. Anderson is entitled under any compensation plan of Branch Bank at the time such payments are due.

 Advisory Board for Georgia and Board of Directors of Subsidiary Bank of BB&T

  When the merger becomes effective, BB&T will offer James A. Faulkner, a Vice Chairman and the former Chief Executive Officer of Century South, a seat on the BB&T Advisory Board for the State of Georgia and Branch Bank will elect him to its board of directors, to serve until its next annual meeting, subject to the right of removal for cause, and thereafter so long as he is elected and qualifies. Members of the Branch Bank board of directors receive an annual retainer plus a fee for each meeting attended and members of the Branch Bank advisory board for the State of Georgia receive a fee for each meeting attended, except that none of these fees are paid to any member of the Branch Bank board or any member of any of its advisory boards who is also an employee of BB&T or an affiliate of BB&T.

 BB&T's Local Advisory Boards

  When the merger becomes effective, BB&T will offer to the remainder of the members of the Century South Board a seat on BB&T's local advisory board for the geographic area appropriate to each such member, as determined by BB&T, upon BB&T's receipt of a nonsolicitation and noncompetition agreement from such director. For two years after the effective time of the merger, those members will receive, as compensation for service on the advisory board, an annual retainer and attendance fees equal in amount each year to the standard annual retainer and schedule of attendance fees for directors of Century South (other than the Chairman and Vice Chairman) in effect on November 1, 2000. The Advisory Board member's fees payable following the effective time of the merger to the Chairman and Vice Chairman of Century South's Board will be the same standard fee as is payable to the other Century South directors. These advisory board members will thereafter receive fees in accordance with BB&T's standard schedule of advisory board service fees. For two years after the effective time, no member of a local advisory board will be prohibited from serving because he or she has reached the maximum age for advisory board service which is currently age 70.

 Indemnification of Directors and Officers

  The merger agreement provides that BB&T or one of its subsidiaries will maintain for three years after the merger becomes effective directors' and officers' liability insurance covering directors and officers of Century South for acts or omissions occurring before the merger becomes effective. This insurance will provide at least the same coverage and amounts as contained in Century South's policy on the date of the merger agreement, unless the annual premium on the policy would exceed 150% of the annual premium payments on Century South's policy, in which case BB&T would maintain the most advantageous policies of directors' and officers' liability insurance available for a premium equal to that amount. BB&T has also agreed to indemnify all individuals were officers, directors, employees of Century South or a Century South subsidiary prior to the time that the merger becomes effective from any acts or omissions in such capacities occurring prior to the time that the merger becomes effective to the extent such indemnification is permitted under the North Carolina Business Corporation Act.

Regulatory Considerations

  Financial institution holding companies, such as BB&T, and bank holding companies, such as Century South, and their depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. Financial holding companies that own one or more commercial banks are considered bank holding companies under state and federal law for certain transactions, including the merger. Detailed discussions of this ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Annual Reports on Form 10-K of BB&T and of Century South which are incorporated by reference in this proxy statement/prospectus. Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies. See "Where You Can Find More Information" on page .

  The merger and the subsidiary bank mergers are subject to regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

 The Merger

  The merger is subject to approval by the Federal Reserve under the Bank Holding Company Act. In considering the approval of a transaction such as the merger, this Act requires the Federal Reserve to review the financial and managerial resources and future prospects of the bank holding companies and the banks concerned and the convenience and needs of the communities to be served. The Federal Reserve is also required to evaluate whether the merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade. If the Federal Reserve determines that there are anti-competitive consequences to the merger, it will not approve the transaction unless it finds that the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

  Where a transaction, such as the merger, is the acquisition by a bank holding company of a bank located in a state other than the home state of the bank holding company (in this case North Carolina), the Bank Holding Company Act authorizes the Federal Reserve to approve the transaction without regard to whether such transaction is prohibited under the laws of any state, as long as the bank holding company is adequately capitalized and adequately managed and certain other limitations are not exceeded. BB&T is considered well-capitalized and well-managed under the Federal Reserve's Regulation Y, and the transaction does not exceed the other limitations.

  The Federal Reserve also must review the nonbanking activities being acquired in the merger (such as operating a savings institution, certain insurance agency activities, brokerage and investment advisory services) to determine whether the acquisition of such activities reasonably can be expected to produce benefits to the public (such as greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices). This consideration includes an evaluation by the Federal Reserve of the financial and managerial resources of BB&T and its subsidiaries and the nonbank subsidiaries of Century South, and the effect of the proposed transaction on those resources, as well as whether the merger would result in a monopoly or otherwise would substantially lessen competition.

  Century South also must obtain the prior approval of the merger from the Georgia Department of Banking and Finance under the bank holding company act provisions of the Financial Institutions Code of Georgia. In evaluating the transaction, the Georgia Department will consider the effect of the transaction upon competition, the convenience and needs of the community to be served, the financial history of the acquiring holding company and the bank to be acquired, the condition of the acquiring holding company and the bank to be acquired including capital, management and earnings prospects, the existence of insider transactions, the adequacy of disclosure of the terms of the acquisition and the equitable treatment of minority shareholders of the bank to be acquired.

  In addition, because Century South owns a Tennessee chartered bank, it must obtain prior approval of the merger from the Tennessee Department of Financial Institutions under the bank holding company provisions in the Tennessee Code. The Tennessee Department will consider the following factors in deciding whether to approve the transaction: the effect of the transaction upon competition; the financial condition of the acquiring holding company; whether there are any plans to liquidate the bank; the competence, experience or integrity of the acquiring holding company; the adequacy of capital structure; and whether the acquisition is unfair, unjust or inequitable to the bank or other interested parties.

  The Alabama State Banking Department also must approve the merger under the bank acquisition provisions of the Code of Alabama because Century South owns a Alabama chartered bank. In evaluating the transaction, the Alabama Department will consider whether the transaction will be detrimental to the safety and soundness of the bank to be acquired, the effect of the transaction upon competition, and the convenience and needs of the community to be served.

  BB&T also is required to provide notice to the Virginia Bureau of Financial Institutions under the bank holding company act provisions of the Virginia Code, which permit an out-of-state bank holding company that controls a Virginia bank, such as BB&T, to acquire a bank outside of Virginia, such as the subsidiary depository institutions of Century South, if the Bureau approves the transaction. The Bureau is required to approve the transaction if it determines that the transaction would not be detrimental to the safety and soundness of the Virginia bank.

  BB&T has filed the required applications and notices with the Federal Reserve and the appropriate state banking regulators of Georgia, Tennessee, Alabama and Virginia. Although BB&T does not know of any reason why it will not obtain approval from these regulators in a timely manner, BB&T cannot be certain when it will obtain them or that it will obtain them at all.

 The Subsidiary Bank Mergers

  Although not required by the terms of the merger agreement, BB&T expects to effect the subsidiary bank mergers during the fourth quarter of 2001. The subsidiary bank mergers are each subject to approval of the Federal Deposit Insurance Corporation under the Bank Merger Act. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Further, the FDIC may not approve any subsidiary bank merger if it would result in a monopoly, if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the effect of the subsidiary bank merger in any section of the country may be to substantially lessen competition or to tend to create a monopoly or if it would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the subsidiary bank merger are clearly outweighed in the public interest by the probable effect of such merger in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institution under the Community Reinvestment Act in meeting the credit needs of the community, including low- and moderate-income neighborhoods, served by such institution. Applicable regulations also require publication of notice of the application for approval of the subsidiary bank mergers and an opportunity for the public to comment on the applications in writing and to request a hearing.

  The North Carolina Commissioner of Banks also must approve the subsidiary bank mergers under the bank merger act provisions of the North Carolina General Statutes. In its review of the subsidiary bank mergers, the N.C. Commissioner is required to consider whether the interests of the depositors, creditors and shareholders of each institution are protected, whether the merger is in the public interest and whether the merger is for legitimate purposes.

  Branch Bank also is required under applicable Georgia, Tennessee and Alabama law to provide prior notice of the subsidiary bank mergers to the state bank regulators of each of these states.

  Branch Bank expects to file these required applications and notices closer to the expected consummation date of the subsidiary bank mergers.

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

Accounting Treatment

  It is anticipated that the merger will be accounted for as a pooling-of-interests transaction under generally accepted accounting principles. Under this accounting method, holders of Century South common stock will be deemed to have combined their existing voting common stock interest with that of holders of BB&T common stock by exchanging their Century South shares for shares of BB&T common stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of Century South, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of BB&T, and no goodwill will be created. BB&T will be able to include in its consolidated income the consolidated income of Century South for the entire fiscal year in which the merger occurs; however, certain expenses incurred to effect the merger must be treated by BB&T as current charges against income rather than adjustments to its balance sheet. The unaudited pro forma financial information contained in this proxy statement/prospectus has been prepared using the pooling-of-interests method of accounting. If BB&T determines in its discretion that the merger will not qualify for pooling-of-interests accounting treatment, it may, in its discretion, terminate the transaction.

Effect on Employees, Employee Benefit Plans and Stock Options

 Employees

  As of a date determined by BB&T not later than January 1 following the close of the calendar year in which the last of Century South's bank subsidiaries is merged into BB&T or one of its subsidiaries, BB&T will cause Century South's 401(k) plan either to be merged with BB&T's 401(k) plan or frozen or terminated, in each case as determined by BB&T and subject to all applicable regulatory or governmental approvals. Each employee of Century South or a Century South subsidiary at the effective time (a) who is a participant in the 401(k) plan of Century South, (b) who becomes an employee of BB&T or a BB&T subsidiary (a "BB&T employer") when the merger becomes effective, and (c) who continues in the employment of a BB&T employer until the above-referenced date determined by BB&T will be eligible to participate in BB&T's 401(k) plan. Any other former employee of Century South who is employed by a BB&T employer on or after such date determined by BB&T shall be eligible to be a participant in the BB&T 401(k) plan upon compliance with eligibility requirements. All rights to participate in BB&T's 401(k) plan are subject to BB&T's right to amend or terminate the plan. Until the date determined by BB&T, BB&T will continue in effect Century South's 401(k) plan for the benefit of participating employees. For purposes of administering BB&T's 401(k) plan, service with Century South and the Century South subsidiaries will be deemed service with BB&T for participation and vesting purposes, but not for benefit accrual purposes. Each employee of Century South or a Century South subsidiary at the effective time who becomes an employee immediately following the effective time of a BB&T employer is referred to herein as a "transferred employee".

  Each transferred employee will be eligible to participate in the group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the BB&T employer (subject to the eligibility requirements and other terms of the plans and programs and to the right of the BB&T employer to terminate the plans and programs) commencing, with respect to each such plan or program, on a date determined by BB&T no later than January 1 following the close of the calendar year in which the last of Century South's bank subsidiaries is merged into BB&T or one of its subsidiaries. With respect to healthcare coverages, participation in BB&T's plans will be subject to availability of HMO options. In any case in which HMO coverage is not available, substitute coverage will be provided which may not be fully comparable to the HMO coverage. Until that date, the BB&T employer will continue in effect for the benefit of the transferred employees so long as they remain eligible to participate those welfare benefit plans and programs of Century South that it determines, in its sole discretion, provide benefits of the same type or class as a corresponding plan or program maintained by the BB&T employer. For purposes of administering each welfare plan or program, service with Century South will be deemed to be service with BB&T or its subsidiaries for the purpose of determining eligibility to participate and vesting in such welfare plans and programs, but not for the purpose of computing benefits determined in whole or in part with reference to service (except as described above with respect to severance pay).

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

  Except to the extent of commitments set forth in the merger agreement or other contractual commitments specifically made or assumed in the merger agreement by BB&T, neither BB&T nor any BB&T employer will have any obligation arising from the merger to continue any transferred employees in its employ or in any specific job or to provide to any transferred employee any specified level of compensation or any incentive payments, benefits or perquisites. Each transferred employee who is terminated after the effective time (excluding any employee who has a then existing contract providing for severance) will be entitled to severance pay in accordance with BB&T's general severance policy if and to the extent such employee is entitled to severance pay under the policy. An employee's service with Century South or a Century South subsidiary will be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

  BB&T has agreed to honor all employment agreements, severance agreements and deferred compensation agreements that Century South and its subsidiaries have with their current and former employees and directors and which have been disclosed to BB&T pursuant to the merger agreement, except to the extent any such agreements are superseded (by employment agreements entered into with BB&T or a subsidiary of BB&T) or terminated (in accordance with their terms) at or after the effective time. Except for these agreements and except as described above, the employee benefit plans of Century South and its subsidiaries will be either frozen, terminated or merged into comparable BB&T plans, as determined by BB&T.

 Stock Options

  At the effective time of the merger, each stock option then outstanding, whether or not exercisable, granted under Century South's Incentive Stock Option Plan adopted in April 1994 and the Bank Corporation of Georgia Incentive Stock Option Plan assumed by Century South in December 1997, will be converted into rights with respect to BB&T common stock. Unless it elects to substitute options as described below, BB&T will assume each of these stock options in accordance with the terms of the plans, except that (a) BB&T and the compensation committee of the BB&T Board will be substituted for Century South and the committee of the Century South Board administering its stock option plans, (b) each stock option may be exercised solely for shares of BB&T common stock, (c) the number of shares of BB&T common stock subject to each stock option will be the number of whole shares (omitting any fractional share) determined by multiplying the number of shares of Century South common stock subject to the stock option by the exchange ratio in the merger and (d) the per share exercise price for each stock option will be adjusted by dividing the per share exercise price for the stock option by the exchange ratio in the merger and rounding up to the nearest cent.

  As an alternative to assuming the stock options, BB&T may choose to substitute options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other comparable plan for all or a part of the stock options, subject to the adjustments described in (c) and (d) in the preceding paragraph and the condition that the substituted options continue in effect on the same terms and conditions provided in Century South's stock option plans and the stock option agreement governing the option.

  Each stock option that is an incentive stock option will be adjusted as required by Section 424 of the Internal Revenue Code to continue as an incentive stock option and not to constitute a modification, extension or renewal within the meaning of Section 424(h) of the Internal Revenue Code.

  BB&T has reserved and will continue to reserve adequate shares of BB&T common stock for the exercise of any converted or substitute options. As soon as practicable after the merger becomes effective, if it has not already done so, BB&T will file a registration statement under the Securities Act of 1933 with respect to the shares of BB&T common stock subject to converted or substitute options and will use its reasonable efforts to maintain the effectiveness of the registration statement (and maintain the current status of the related prospectus or prospectuses) for so long as the converted or substitute options remain outstanding.

  BB&T will deliver to each participant in the stock option plan who receives converted or substitute options an appropriate notice setting forth the participant's rights with respect to the converted or substitute options.

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

  Based on stock options outstanding as of the date of the merger agreement and subsequent exercises, options to purchase an aggregate of approximately shares of Century South common stock may be outstanding when the merger becomes effective. Any shares of Century South common stock issued pursuant to the exercise of stock options under Century South's stock option plans before the merger becomes effective will be converted into shares of BB&T common stock and cash instead of any fractional share interest in the same manner as other outstanding shares of Century South common stock.

Restrictions on Resales by Affiliates

  All shares of BB&T common stock issuable in the merger will be registered under the Securities Act of 1933 and will be freely transferable, except any shares received by any shareholder who may be deemed to be an "affiliate" of Century South at the effective time for purposes of Rule 145 under the Securities Act. Affiliates of Century South may sell their shares of BB&T common stock acquired in the merger: (a) only in transactions registered under the Securities Act or permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted by the Securities Act; and (b) following the publication of financial results of at least 30 days of post-merger combined operations of BB&T and Century South, as required by the SEC's Accounting Series Release Nos. 130 and 135. Persons who may be deemed affiliates of Century South generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with Century South and include directors and certain executive officers of Century South. The restrictions on resales by an affiliate extend also to related parties of the affiliate, including parties related by marriage who live in the same home as the affiliate.

  Century South has agreed to use its best efforts to cause each of its affiliates to deliver to BB&T a written agreement to the effect generally that he or she will not offer to sell, transfer or otherwise dispose of any shares of BB&T common stock issued to that person in the merger, except in compliance with (a) the Securities Act and the related rules and regulations and (b) the requirements of the accounting releases described above.

No Appraisal or Dissenters' Rights

  Under Georgia law, Century South shareholders will not be entitled to dissent from the merger or to demand a statutory appraisal of the fair value of their shares of Century South common stock. Holders of Century South common stock are not entitled to appraisal rights in connection with the merger because, as of the record date, shares of Century South common stock were listed on The Nasdaq National Market and were held by more than 2,000 shareholders and the shares of BB&T common stock will be listed on the New York Stock Exchange and were held by more than 2,000 shareholders.

                             INFORMATION ABOUT BB&T

General

  BB&T is a financial services holding company headquartered in Winston-Salem, North Carolina. BB&T conducts operations in North Carolina, South Carolina, Virginia, Maryland, Washington D.C., Georgia, West Virginia, Kentucky and Tennessee primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. Substantially all of BB&T's loans are to businesses and individuals in the Carolinas, Virginia, Maryland, Washington D.C., West Virginia, Georgia, Kentucky and Tennessee. BB&T's principal commercial bank subsidiaries are Branch Banking and Trust Company ("Branch Bank"), Branch Banking and Trust Company of South Carolina ("Branch Bank-SC") and Branch Banking and Trust Company of Virginia ("Branch Bank-VA"), excluding bank subsidiaries of recently acquired bank holding companies that are expected to be merged into one of the foregoing principal subsidiaries. The principal assets of BB&T are all of the issued and outstanding shares of common stock of Branch Bank, Branch Bank-SC, Branch Bank-VA and Scott and Stringfellow, Inc.

Operating Subsidiaries

  Branch Bank, BB&T's largest subsidiary, is the oldest bank in North Carolina
and currently operates through    banking offices throughout North Carolina,
offices in metropolitan Washington, D.C. and

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

Maryland,    offices in Georgia,    offices in West Virginia, and    offices in
Kentucky. [to be updated] Branch Bank provides a wide range of banking and trust services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies and local governments and individuals. BB&T Leasing Corporation, a wholly owned subsidiary of Branch Bank located in Charlotte, North Carolina, offers lease financing to commercial businesses and municipal governments. BB&T Investment Services, Inc., a wholly owned subsidiary of Branch Bank located in Charlotte, North Carolina, offers customers investment alternatives, including discount brokerage services, fixed-rate and variable-rate annuities, mutual funds, and government and municipal bonds. Other subsidiaries of Branch Bank include Raleigh, North Carolina-based BB&T Insurance Services, Inc., which offers life, property and casualty and title insurance on an agency basis, and Prime Rate Premium Finance Corporation, Inc., which provides insurance premium financing and services to customers in Virginia and the Carolinas.

  Branch Bank-SC serves South Carolina through    banking offices. [to be
updated] Branch Bank-SC provides a wide range of banking and trust services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies, local governments and individuals.

  Branch Bank-VA offers a full range of commercial and retail banking services
through    banking offices throughout Virginia. [to be updated]

  Scott & Stringfellow, Inc. provides services in retail brokerage, institutional equity and debt underwriting, investment advice, corporate finance, equity trading, equity research and in the origination, trading and distribution of fixed income securities and equity products in both the public and private capital markets.

  BB&T also has a number of other operating subsidiaries. Regional Acceptance Corporation specializes in indirect financing for consumer purchases of mid-model and late-model used automobiles. BB&T Factors Corporation buys and manages account receivables primarily in the furniture, textile and home furnishings-related industries. W.E. Stanley & Company, Inc. is primarily engaged in actuarial and employee group, health and welfare benefit plan consulting, plan administration, and the design, communication and administration of all types of corporate retirement plans. Sheffield Financial Corp. specializes in loans to small commercial lawn care businesses across the country. BB&T Bankcard Corporation is a special purpose credit card bank.

Acquisitions

  BB&T's profitability and market share have been enhanced through internal growth and acquisitions of both financial and nonfinancial institutions during recent years. BB&T's most recent acquisitions include the following:

  On June 14, 2000, BB&T acquired Hardwick Holding Company in a tax-free transaction accounted for as a pooling of interests. Through its banking subsidiaries, Hardwick operated nine banking offices in northwest Georgia. It is expected that Hardwick Bank & Trust and First National Bank of Northwest Georgia, subsidiary banks of BB&T (as the successor to Hardwick), will be merged into Branch Bank during the second quarter of 2001. [to be updated]

  On June 16, 2000, BB&T acquired First Banking Company of Southeast Georgia in a tax-free transaction accounted for as a pooling of interests. Through its banking subsidiaries, First Banking Company operated 12 banking offices in southeast Georgia. The acquisition of First Banking Company expanded BB&T's presence into southeast Georgia, including specifically the Savannah area. It is expected that First Bulloch Bank & Trust Company of Statesboro, Metter Banking Company of Metter, First National Bank of Effingham and Wayne National Bank of Jesup, subsidiary banks of BB&T (as the successor to First Banking Company), will be merged into Branch Bank during the second quarter of 2001. [to be updated]

  On July 6, 2000, BB&T acquired One Valley Bancorp in a tax-free transaction accounted for as a pooling of interests that gave BB&T the top market share in West Virginia. One Valley, with $6.6 billion in assets, was

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

the parent company to nine community banks with 125 branches, 77 in West Virginia and 48 in Virginia. One Valley also operated a trust division, discount brokerage subsidiary and insurance agencies. The former banking subsidiaries of One Valley were merged into Branch Bank or Branch Bank-VA in November 2000.

  On November 15, 2000, BB&T acquired Edgar M. Norris & Co. Inc. of Greenville, South Carolina in a tax-free transaction accounted for as a purchase. Edgar M. Norris, which will become part of Scott & Stringfellow, Inc., was the largest independent broker-dealer in South Carolina, operating offices in Greenville, Anderson, Greenwood and Columbia, South Carolina.

  On December 27, 2000, BB&T acquired BankFirst Corporation in a tax-free transaction accounted for as a purchase. In the transaction, BankFirst Corporation shareholders received 0.4554 shares of BB&T common stock for each share of BankFirst Corporation common stock and 1.406 shares of BB&T common stock for each share of BankFirst Corporation preferred stock. BankFirst Corporation, with $848.8 million in assets, operated 32 offices in Knox, Sevier, Blount, Loudon, McMinn and Jefferson Counties of Tennessee through its banking subsidiaries. The acquisition gave BB&T its first entry into Tennessee and expanded its presence along Interstate 75 and Interstate 81. It is expected that BankFirst and First National Bank and Trust Company, subsidiary banks of BB&T (as the successor to BankFirst Corporation), will be merged into Branch Bank during July 2001.

  On January 8, 2001, BB&T acquired FCNB Corp of Frederick, Maryland in a tax-free transaction accounted for as a pooling of interests. In the transaction, FCNB shareholders received 0.725 shares of BB&T common stock for each share of FCNB common stock. FCNB, with $1.6 billion in assets, operated 34 banking offices through its banking subsidiary, FCNB Bank, primarily in Frederick and Montgomery counties of central Maryland. The acquisition expanded BB&T's presence in economically strong central Maryland and the fast-growing Washington, D.C. corridor. It is expected that FCNB, a subsidiary bank of BB&T (as the successor to FCNB), will be merged into Branch Bank during March 2001. [to be updated]

  On January 24, 2001, BB&T announced that it had agreed to acquire F&M National Corporation of Winchester, Virginia in a tax-free transaction to be accounted for as a pooling of interests. In the transaction, valued at $1.17 billion based on BB&T's closing price on January 23, F&M shareholders would receive 1.09 shares of BB&T common stock for each share of F&M common stock. F&M, with $4 billion in assets, operates 163 banking offices, 13 mortgage banking offices, three trust offices and six insurance offices through its 12 community banking subsidiaries (including pending acquisitions). The acquisition, which is expected to be completed in the second quarter of 2001, would increase BB&T's market share in Washington D.C., give BB&T the number one market share in the Tidewater, Virginia area and strengthen BB&T's position in Richmond, Virginia, a growing technology center.

  Also on January 24, 2001, BB&T announced that it had agreed to acquire Virginia Capital Bancshares, Inc. of Fredericksburg, Virginia in a tax-free transaction to be accounted for as a purchase. In the transaction, valued at $180.5 million based on BB&T's closing price on January 23, Virginia Capital shareholders would receive not less than 0.4958 or more than 0.6060 of a share of common stock of BB&T common stock, with the final exchange ratio to be determined based on the average reported closing price of BB&T common stock over a pricing period ending on the day before the special meeting of Virginia Capital shareholders to vote on the transaction. Through its subsidiary, Fredericksburg State Bank, Virginia Capital, with $532.7 million in assets, operates one banking office in each of Fredericksburg and Stafford County, Virginia and two banking offices in Spotsylvania County, Virginia. The acquisition, which is expected to be completed in the second quarter of 2001, would give BB&T the number one market share in Fredericksburg, part of the economically viable Washington-Baltimore metropolitan service area.

  On March 2, 2001, BB&T acquired FirstSpartan Financial Corp. of Spartanburg, South Carolina in a tax-free transaction accounted for as a purchase. In the transaction, FirstSpartan shareholders received one share of BB&T common stock for each share of FirstSpartan common stock. FirstSpartan, with $591 million in assets, operated 11 banking offices in South Carolina's Spartanburg and Greenville counties through its banking subsidiaries. The acquisition increased BB&T's South Carolina assets to $5.8 billion. BB&T ranks third in market share in South Carolina and first in Greenville and Spartanburg counties. [to be updated]

  BB&T expects to continue to take advantage of the consolidation of the financial services industry by developing its franchise through the acquisition of financial institutions. Such acquisitions may entail the payment by BB&T of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of BB&T capital stock or the incurring of additional indebtedness by BB&T, and could have a dilutive effect on the per share earnings or book value of BB&T common stock. Moreover, acquisitions sometimes result in significant front-end charges against earnings, although cost savings, especially incident to in-market acquisitions, are frequently anticipated.

Capital

  The Federal Reserve has established a minimum requirement for a bank holding company's ratio of capital to risk-weighted assets (including on-balance sheet activities and certain off-balance sheet activities, such as standby letters of credit) of 8%. At least half of a bank holding company's total capital is required to be composed of common equity, retained earnings, and qualifying perpetual preferred stock, less certain intangibles. This is called Tier 1 capital. The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of the loan loss allowance. This is called Tier 2 capital. Tier 1 capital and Tier 2 capital combined are referred to as total capital. At March 31, 2001, BB&T's Tier 1 and total capital ratios were % and %, respectively [to be updated]. Since January 1, 1998, the Federal Reserve has required bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained pursuant to these provisions may consist of new "Tier 3 capital" consisting of forms of short term subordinated debt. In addition, the Federal Reserve has issued a policy statement, pursuant to which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required to hold additional capital.

  The Federal Reserve also has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets equal to 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating. Bank holding companies that do not meet the specified criteria generally are required to maintain a leverage ratio of from at least 100 to 200 basis points above the stated minimum. BB&T's leverage ratio at March 31, 2001 was % [to be updated]. Bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, these capital requirements indicate that the Federal Reserve will continue to consider a "tangible Tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity.

  The FDIC has adopted minimum risk-based and leverage ratio regulations to which BB&T's state bank subsidiaries are subject that are substantially similar to those requirements established by the Federal Reserve. The Office of the Comptroller of the Currency also has similar regulations that would apply to BB&T's national bank subsidiaries. Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership. The capital ratios of each of BB&T's bank subsidiaries exceeded all minimum regulatory capital requirements as of March 31, 2001 [to be updated].

Deposit Insurance Assessments

  The deposits of each of BB&T's bank subsidiaries are insured by the FDIC up to the limits required by law. A majority of the deposits of the banks are subject to the deposit insurance assessments of the Bank Insurance Fund of the FDIC. However, approximately % of the deposits of Branch Bank and Branch Bank-SC and a portion of the deposits of Branch Bank-VA (related to the banks' acquisition of various savings associations) are subject to assessments imposed by the Savings Association Insurance Fund of the FDIC. [to be updated]

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

  For the semi-annual period beginning January 1, 2001, the effective rate of assessments imposed on all FDIC deposits for deposit insurance ranges from 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors. However, because legislation enacted in 1996 requires that both SAIF-insured and BIF-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation, the FDIC is currently assessing both BIF-insured deposits and SAIF-insured deposits an additional 1.96 basis points per $100 of deposits on an annualized basis to cover those obligations.

Additional Information

  You can find additional information about BB&T in BB&T's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and Current Reports on Form 8-K dated January 12, 2001, January 24, 2001 (2), February 8, 2001 and
      , all of which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page . [to be updated]

                        INFORMATION ABOUT CENTURY SOUTH

General

  Century South is a $1.6 billion bank holding company headquartered in Alpharetta, Georgia. Century South conducts operations in Georgia, Tennessee, Alabama and North Carolina through its 12 wholly owned banking subsidiaries. The acquisition of unaffiliated financial institutions has been a principal source of Century South's growth over the past several years. Prior to May 2000, each of Century South's banking subsidiaries operated under a different brand name. Following completion of its single brand initiative, Century South's banking subsidiaries, which operate a total of 40 branch offices, include Century South Bank of Dahlonega, Century South Bank of Ellijay, Century South Bank of Polk County, Century South Bank of Northeast Georgia, N.A., Century South Bank of Fannin County, N.A., Century South Bank of Dawsonville, Century South Bank of Lavonia, Century South Bank of Danielsville, Century South Bank of Central Georgia, N.A., Century South Bank of the Coastal Region, N.A., Century South Bank of Alabama and Century South Bank of the Carolinas.

  Century South's banking subsidiaries provide a wide range of financial products and services. The products and services of Century South's subsidiary banks include interest bearing and non-interest bearing checking and savings accounts, retirement accounts, certificates of deposit, real estate, commercial and consumer installment loans, direct deposit services, wire transfer services and automated teller machines.

  In addition to its banking subsidiaries, Century South recently began providing investment services through Century South Securities, Inc., an operating subsidiary of Century South located in Alpharetta, Georgia.

Additional Information

  You can find additional information about Century South in Century South's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and
Current Reports on Form 8-K, dated      , all of which are incorporated by
reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page . [to be updated]

                       DESCRIPTION OF BB&T CAPITAL STOCK

General

  The authorized capital stock of BB&T consists of 500,000,000 shares of BB&T common stock, par value $5.00 per share, and 5,000,000 shares of preferred
stock, par value $5.00 per share. As of      , 2001, there were     shares of
BB&T common stock issued and outstanding, which excludes shares to be issued in pending acquisitions. There were no shares of BB&T preferred stock issued and outstanding as of such date, although 2,000,000 shares of BB&T preferred stock have been designated as Series B Junior Participating Preferred Stock and are reserved for issuance in connection with BB&T's shareholder rights plan. See "--Shareholder Rights Plan" on page . Based on the number of shares of Century South common stock outstanding at the record date, it is estimated that
approximately     shares of BB&T common stock would be issued in the merger.
[To be updated]

BB&T Common Stock

  Each share of BB&T common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of BB&T common stock are entitled to receive dividends when, as, and if declared by the BB&T Board out of funds legally available therefor and, upon liquidation, to receive pro rata all assets, if any, of BB&T available for distribution after the payment of necessary expenses and all prior claims. Holders of BB&T common stock have no preemptive rights to subscribe for any additional securities of any class that BB&T may issue, nor any conversion, redemption or sinking fund rights. Holders of BB&T common stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of BB&T common stock are subject to any preferences that the BB&T Board may set for any series of BB&T preferred stock that BB&T may issue in the future. The terms of the BB&T Junior Preferred Stock reserved for issuance in connection with BB&T's shareholder rights plan provide that the holders will have rights and privileges that are substantially identical to those of holders of BB&T common stock.

  The transfer agent and registrar for BB&T common stock is Branch Bank. BB&T intends to apply for the listing on the NYSE, subject to official notice of issuance, of the shares of BB&T common stock to be issued in the merger.

BB&T Preferred Stock

  Under BB&T's articles of incorporation, BB&T may issue shares of BB&T preferred stock in one or more series as may be determined by the BB&T Board or a duly authorized committee. The BB&T Board or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any BB&T preferred stock issued may rank senior to BB&T common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of BB&T, or both. In addition, any shares of BB&T preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of BB&T preferred stock, or merely the existing authorization of the BB&T Board to issue shares of BB&T preferred stock, may tend to discourage or impede a merger or other change in control of BB&T. See "--Shareholder Rights Plan" below.

Shareholder Rights Plan

  BB&T has adopted a shareholder rights plan that grants BB&T's shareholders the right to purchase securities or other property of BB&T upon the occurrence of certain triggering events involving a potentially hostile takeover of BB&T. Like other shareholder rights plans, BB&T's plan is intended to give the BB&T Board the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether it is in the best interests of BB&T and its shareholders and to encourage potential hostile acquirors to negotiate with the BB&T Board. BB&T's plan, also like other shareholder rights plans, could also have the unintended effect of discouraging a business combination that shareholders believe to be in their best interests.

  The terms of the rights are set forth in the Rights Agreement, dated as of December 17, 1996, between BB&T and Branch Bank, as Rights Agent and are summarized below:

  On December 17, 1996, the BB&T Board declared a dividend of one right for each outstanding share of BB&T common stock, payable to shareholders of record at the close of business on January 17, 1997. One right has also been distributed, and will also be distributed in the future, for each share of BB&T common stock issued including shares to be issued to Century South shareholders in connection with the merger, between January 17, 1997 and the occurrence of a "distribution date," as described in the next paragraph. Each right entitles the holder to purchase from BB&T 1/100th of a share of BB&T Junior Preferred Stock (which is substantially equivalent to one share of BB&T common stock) at a price of $145.00, subject to anti-dilution adjustments, or, under certain circumstances, other securities or property.

  Initially, the rights are attached to all BB&T common stock certificates and are not exercisable until a distribution date occurs. A "distribution date" will occur, and the rights will separate from shares of BB&T common stock and become exercisable, upon the earliest of (a) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of BB&T common stock, (b) 10 business days following the commencement of a tender offer or exchange offer (or the offeror's receipt of regulatory or shareholder approval of a tender offer or exchange offer) that would, if completed, result in a person or group beneficially owning 20% or more of such outstanding shares of BB&T common stock or (c) 10 business days after the BB&T Board declares any person to be an "adverse person," as described in the next paragraph.

  The BB&T Board will declare a person to be an adverse person upon its determinations (a) that the person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of the outstanding shares of BB&T common stock (provided that any such determination will not be effective until such person has in fact become the beneficial owner of 10% or more of the outstanding shares of BB&T common stock) and (b) following consultation with such persons as the BB&T Board deems appropriate, that (1) the beneficial ownership by the person is intended to cause, is reasonably likely to cause or will cause BB&T to repurchase the BB&T common stock beneficially owned by the person or to cause pressure on BB&T to take action or enter into a transaction or series of transactions intended to provide the person with short-term financial gain under circumstances where the BB&T Board determines that the best long-term interests of BB&T and its shareholders would not be served by taking the action or entering into such transactions or series of transactions at that time or (2) the beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of BB&T's ability to maintain its competitive position) on the business or prospects of BB&T or (3) the beneficial ownership otherwise is determined to be not in the best interests of BB&T and its shareholders, employees, customers and communities in which BB&T and its subsidiaries do business.

  As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of BB&T common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. Except for certain issuances in connection with outstanding options and convertible securities and as otherwise determined by the BB&T Board, only shares of BB&T common stock issued before the distribution date will be issued with rights.

  It is expected that as long as the rights are exercisable only for 1/100th of a share of BB&T Junior Preferred Stock at an exercise price of $145.00, BB&T's shareholders would not find it economic to exercise the rights. However, under the circumstances described below, the rights may be exercised for an amount of BB&T common stock or other property (including BB&T Junior Preferred Stock) having a value equal to two times the exercise price. The Rights Agreement provides that if the BB&T Board determines that a person is an adverse person or, at any time following the distribution date, a person becomes the beneficial owner of 25% or more of then outstanding shares of BB&T common stock, a holder of a right will thereafter have the right to receive at the time specified in the Rights Agreement, in lieu of 1/100th of a share of BB&T Junior Preferred

Stock, (a) upon exercise and payment of the exercise price, BB&T common stock (or, in certain circumstances, cash, property or other securities of BB&T) having a value equal to two times the exercise price of the right or (b) at the discretion of the BB&T Board, upon exercise and without payment of the exercise price, BB&T common stock (or, in certain circumstances, cash, property or other securities of BB&T) having a value equal to the difference between the exercise price of the right and the value of the consideration that would be payable under clause (a). Following any of the events set forth in this paragraph, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any acquiring person or adverse person will be null and void. Rights will not become exercisable, however, until such time as they are no longer redeemable by BB&T as set forth below.

  For example, at an exercise price of $145.00 per right, each right not owned by an acquiring person or an adverse person (or by certain related parties) following a triggering event described in the preceding paragraph would entitle its holder to purchase $290.00 worth of BB&T common stock (or cash, securities or other property, as noted above) for $145.00. Assuming that the BB&T common stock was determined as provided in the Rights Agreement to have a value of $29.00 at such time the holder of each valid right would be entitled to purchase 10 shares of BB&T common stock for $145.00. Alternatively, at the discretion of the BB&T Board, each right following an event set forth in the preceding paragraph, without payment of the exercise price, would entitle its holder to five shares of BB&T common stock (or cash, securities or other property, as noted above).

  In addition, if, at any time following the date on which there has been a public announcement that an acquiring person has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of BB&T common stock, (a) BB&T is acquired in a merger, statutory share exchange or other business combination transaction in which BB&T is not the surviving corporation or (b) 50% or more of BB&T's assets or earning power is sold or transferred, a holder of a right (except rights that previously have been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

  The purchase price payable, and the number of shares of BB&T Junior Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution if certain events occur.

  The rights expire at the close of business on December 31, 2006, subject to extension by the BB&T Board, or unless earlier redeemed by BB&T as described below.

  In general, BB&T may redeem the rights in whole, but not in part, at a price of $0.01 per right at any time until 10 business days following the public announcement that an acquiring person has become such or, if earlier, the effective date of any declaration by the BB&T Board that any person is an adverse person. After the redemption period has expired, BB&T's right of redemption may be reinstated if an acquiring person or adverse person reduces his or her beneficial ownership to less than 10% of the outstanding shares of BB&T common stock in a transaction or series of transactions not involving BB&T and if there are no other acquiring persons or adverse persons.

  Until a right is exercised, the holder will have no rights as a shareholder of BB&T, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to BB&T, shareholders may, depending upon the circumstances, recognize taxable income if the rights become exercisable for stock (or other consideration) of BB&T or for common stock of the acquiring company.

  Other than those provisions relating to the principal economic terms of the rights, any of the provisions of the Rights Agreement may be amended by the BB&T Board before the distribution date. After the distribution date, the provisions of the Rights Agreement may be amended by the BB&T Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person or adverse person) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption may be made when the rights are not redeemable.

  The Rights Agreement is filed as an exhibit to a registration statement on Form 8-A dated January 10, 1997 that has been filed by BB&T with the Securities and Exchange Commission. This registration statement and the Rights Agreement are incorporated by reference in this proxy statement/prospectus, and we refer you to them for the complete terms of the Rights Agreement and the rights. The foregoing discussion is qualified in its entirety by reference to the Rights Agreement. See "Where You Can Find More Information" on page .

Other Anti-Takeover Provisions

  Provisions of the North Carolina Business Corporation Act, or NCBCA, and BB&T's articles of incorporation and bylaws described below may be deemed to have an anti-takeover effect and, together with the ability of the BB&T Board to issue shares of BB&T preferred stock and to set the voting rights, preferences and other terms thereof, may delay or prevent takeover attempts not first approved by the BB&T Board. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by shareholders. BB&T believes that these provisions are appropriate to protect the interests of BB&T and its shareholders.

 Control Share Acquisition Act

  The Control Share Acquisition Act of the NCBCA may make an unsolicited attempt to gain control of BB&T more difficult by restricting the right of certain shareholders to vote newly acquired large blocks of stock. For a description of this statute, see "Comparison of Shareholders' Rights--Anti-takeover Statutes" on page .

 Provisions Regarding the BB&T Board

  BB&T's articles of incorporation and bylaws separate the BB&T Board into classes and permit the removal of directors only for cause. This could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of BB&T. For a description of such provisions, see "Comparison of Shareholders' Rights--Directors" on page .

 Meeting of Shareholders; Shareholders' Nominations and Proposals

  Under BB&T's bylaws, meetings of the shareholders may be called only by the Chief Executive Officer, President, Secretary or the BB&T Board. Shareholders of BB&T may not request that a special meeting of shareholders be called. This provision could delay until the next annual shareholders' meeting shareholder actions that are favored by the holders of a majority of the outstanding voting securities of BB&T.

  The procedures governing the submission of nominations for directors and other proposals by shareholders may also have a deterrent effect on shareholder actions designed to result in change of control in BB&T. See "Comparison of Shareholders' Rights--Shareholder Nominations and Shareholder Proposals" on page .

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

                 COMPARISON OF THE RIGHTS OF BB&T SHAREHOLDERS
                         AND CENTURY SOUTH SHAREHOLDERS

  When the merger becomes effective, holders of Century South common stock will become shareholders of BB&T. The following is a summary of material differences between the rights of holders of BB&T common stock and holders of Century South common stock. Since BB&T is organized under the laws of the State of North Carolina and Century South is organized under the laws of the State of Georgia, differences in the rights of holders of BB&T common stock and those of holders of Century South common stock arise from differing provisions of the NCBCA and the Georgia Business Corporation Code, or the GBCC, in addition to differing provisions of their respective incorporation documents and bylaws.

  The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of BB&T common stock and holders of Century South common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the NCBCA and the GBCC and the governing corporate instruments of BB&T and Century South, to which the shareholders of Century South are referred.

Authorized Capital Stock

 BB&T

  BB&T's authorized capital stock consists of 500,000,000 shares of BB&T common stock and 5,000,000 shares of BB&T preferred stock. BB&T's articles of incorporation authorize the BB&T Board to issue shares of BB&T preferred stock in one or more series and to fix the designation, powers, preferences, and
rights of the shares of BB&T preferred stock in each series. As of      , 2001,
there were     shares of BB&T common stock outstanding, which excludes shares to be issued in pending acquisitions. No shares of BB&T preferred stock were issued and outstanding as of that date, although 2,000,000 shares of BB&T preferred stock have been designated as BB&T Junior Preferred Stock and are reserved for issuance in connection with BB&T's shareholder rights plan. See "Description of BB&T Capital Stock--Shareholder Rights Plan" on page .

 Century South

  Century South's authorized capital stock consists of 30,000,000 shares of
common stock, $1.00 par value per share, of which     shares were issued and
outstanding as of      , 2001. Century South has no authorized shares of
preferred stock. As of      , 2001,     shares of Century South common stock
were reserved for issuance upon the exercise of outstanding stock options and
purchases under Century South's 1994 Incentive Stock Option Plan,     shares
were reserved for issuance under Century South's 1998 Executive Stock Plan; shares were reserved pursuant to Century South's Dividend Reinvestment Plan, shares were reserved pursuant to Century South's Employee Stock Ownership
Plan, and     shares were reserved pursuant to options granted to certain executive officers outside of Century South's stock-based plans.

Special Meetings of Shareholders

 BB&T

  Special meetings of the shareholders of BB&T may be called at any time by BB&T's Chief Executive Officer, President or Secretary or by the BB&T Board.

 Century South

  Century South's bylaws provide that a special meeting of shareholders, unless otherwise prescribed by law, may be called for any purpose at any time by the Century South Board or by any three or more shareholders owning, in the aggregate, not less than one-third of the stock of Century South.

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

Directors

 BB&T

  BB&T's articles of incorporation and bylaws provide for a board of directors having not less than three nor more than 30 members as determined from time to time by vote of a majority of the members of the BB&T Board or by resolution of the shareholders of BB&T. Currently, the BB&T Board consists of 23 directors. The BB&T Board is divided into three classes, with directors serving staggered three-year terms. Under BB&T's articles of incorporation and bylaws, BB&T directors may be removed only for cause and only by the vote of a majority of the outstanding shares entitled to vote in the election of directors.

 Century South

  Century South's bylaws provide for a board of directors having not less than five nor more than 25 members, the precise number to be fixed by resolution of the shareholders or the board of directors. Century South's Board currently has 11 members. Each director, except in the case of death, resignation or retirement, disqualification or removal, serves until his successor has been elected and qualified. Unlike BB&T, Century South does not have a classified board of directors, and directors are elected by the shareholders for a one year term. The effect of BB&T having a classified board of directors is that only approximately one-third of the members of the board of directors are elected each year. Consequently, approximately two annual meetings will likely be required to change a majority of the members of BB&T's Board. In contrast, it is possible to change Century South's entire board in a single election.

  Each director of Century South must be a United States citizen, and at least 60% of the directors shall reside in the State of Georgia and in the county in which the registered office of Century South is located, or within 40 miles of any office of a subsidiary bank authorized to offer a complete line of banking services. Each director must own in his name at least 500 shares of Century South's common stock unhypothecated. No director may be re-elected after the age of 70 unless such director is elected to the board of directors for his initial term having then attained the age of 70. In such case, the director may serve no more than five successive one-year terms.

  When a vacancy occurs among the directors, the remaining members of the board of directors may appoint a director to fill the vacancy at any regular meeting of the board of directors, or at a special meeting called for that purpose. Pursuant to Georgia law, any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of voting stock of Century South. Removal of a director may be taken at any meeting of shareholders with respect to which notice of such purpose has been given. A successor director may be elected to serve the unexpired term at the same meeting.

Dividends and Other Distributions

 BB&T

  The NCBCA prohibits a North Carolina corporation from making any distributions to shareholders, including the payment of cash dividends, that would render it insolvent or unable to meet its obligations as they become due in the ordinary course of business or that would result in its total assets being less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the dividend payment, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. BB&T is not subject to any other express regulatory restrictions on payments of dividends and other distributions. The ability of BB&T to pay distributions to the holders of BB&T common stock will depend, however, to a large extent upon the amount of dividends its bank subsidiaries, which are subject to restrictions imposed by regulatory authorities, pay to BB&T. In addition, the Federal Reserve could oppose a distribution by BB&T if it determined that such a distribution would harm BB&T's ability to support its bank subsidiaries. There can be no assurances that dividends will be paid in the future. The declaration, payment and amount of any such future dividends would depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the BB&T Board.

 Century South

  Under Georgia law, Century South's Board may declare dividends on Century South common stock unless doing so would cause Century South to be unable to pay its debts as they come due in the usual course of business, or Century South's total assets to be less than the sum of its total liabilities plus the amount needed to satisfy any dissolution preferences. Like BB&T, since Century South is a bank holding company, the ability of Century South to pay distributions to Century South shareholders depends to a large extend upon the amount of dividends its bank subsidiaries may provide to it under their regulatory guidelines and the Federal Reserve will permit.

Shareholder Nominations and Shareholder Proposals

 BB&T

  BB&T's bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the BB&T Board or one of its committees, of candidates for election as directors. BB&T's bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the BB&T Board must submit the nomination in writing to the Secretary of BB&T at least 60 days before the one year anniversary of the most recent annual meeting of shareholders, together with biographical information about the candidate and the shareholder's name and shareholdings. Nominations not made in accordance with these provisions may be ruled out of order by the presiding officer or the chairman of the meeting. In addition, a shareholder intending to make a proposal for consideration at a regularly scheduled annual meeting of shareholders that is not intended to be included in the proxy statement for such meeting must notify the Secretary of BB&T in writing at least 60 days before the one year anniversary of the most recent annual meeting of shareholders of the shareholder's intention. The notice must contain: (a) a brief description of the proposal, (b) the name and shareholdings of the shareholder submitting the proposal and (c) any material interest of the shareholder in the proposal.

  In accordance with Securities and Exchange Commission Rule 14a-8 under the Securities Exchange Act of 1934, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by BB&T at least 120 days before the anniversary of the date that the previous year's proxy statement was first mailed to shareholders. As provided in the Securities and Exchange Commission rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year's meeting, or for special meetings, the proposal must be submitted within a reasonable time before BB&T begins to print and mail its proxy materials.

 Century South

  Neither Century South's articles of incorporation nor its bylaws have provisions for advance shareholder notice of shareholder proposals or advance notice of director nominations. Consequently, Century South shareholders are subject to fewer restrictions concerning shareholder proposal and director nominations than BB&T shareholders.

  In accordance with Securities and Exchange Commission Rule 14a-8 under the Securities Exchange Act of 1934, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by Century South at least 120 days before the anniversary of the date that the previous year's proxy statement was first mailed to shareholders. As provided in the Securities and Exchange Commission rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year's meeting, or for special meetings, the proposal must be submitted within a reasonable time before Century South begins to print and mail its proxy materials.

Discharge of Duties; Exculpation and Indemnification

 BB&T

  The NCBCA requires that a director of a North Carolina corporation discharge his or her duties as a director (a) in good faith, (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (c) in a manner the director reasonably believes to be in the best interests of the corporation. The NCBCA expressly provides that a director facing a change of control situation is not subject to any different duties or to a higher standard of care. BB&T's articles of incorporation provide that, to the fullest extent permitted by applicable law, no director of BB&T will have any personal liability for monetary damage for breach of a duty as a director. BB&T's bylaws require BB&T to indemnify its directors and officers, to the fullest extent permitted by applicable law, against liabilities arising out of his or her status as a director or officer, excluding any liability relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interests of BB&T.

 Century South

  The GBCC requires that a director discharge his or her duties as a director subject to several general standards of care. Each director must act in a manner he or she believes in good faith to be in the best interests of the corporation. Additionally, a director must exercise the care of an ordinarily prudent person in a like position and in similar circumstances.

  In addition, the GBCC permits a corporation to include a provision in its articles of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for damages for breach of the director's duty of care or other duty as a director, subject to certain limitations. The Century South articles of incorporation include such a provision which, as set forth below, limits such liability to the fullest extent permitted under applicable law.

  Century South's articles of incorporation provide that a director will not be personally liable to Century South or its shareholders for monetary damages for breach of the duty of care or other duty as a director resulting from any act or omission other than personal liability of a director for: (a) any appropriation, in violation of his duties, of any business opportunity of the corporation, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) certain types of liability enumerated under Georgia law, dealing with unlawful distributions to shareholders; and (d) any transactions from which the director derived an improper personal benefit.

  While these provisions provide directors with protection from awards of monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of Century South only if he or she is a director of Century South and is acting in his or her capacity as director, and do not apply to officers of Century South who are not directors.

  The GBCC provides for the indemnification of directors and officers of Georgia corporations against expenses, judgments, fines and settlements in connection with litigation. Under these provisions, indemnification is available if it is determined that the proposed indemnitee acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (c) with respect to any criminal action or proceeding, that the individual had no reasonable cause to believe his or her conduct was unlawful. To the extent that a proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorney fees) actually and reasonably incurred by him or her in connection therewith.

  Under the GBCC, indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. A corporation may not indemnify a director or officer in connection with a proceeding in which he or she was adjudged liable on the basis that a personal benefit was improperly received.

  Consistent with the GBCC, Century South's bylaws provide that Century South may indemnify any person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of Century South, or is or was serving at the request of Century South as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement, in accordance with Georgia law. In the case of a claim, issue, or matter as to which a person has been adjudged to be liable to Century South, Century South's bylaws only permit indemnification to the extent that the Superior Court or the court in which such action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper. Century South's bylaws also provide for a mandatory indemnification of directors, officers, employees, or agents of Century South in the circumstances required by Georgia law.

Mergers, Share Exchanges and Sales of Assets

 BB&T

  The NCBCA generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation other than in the ordinary course of business must be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote. Approval of a merger by the shareholders of the surviving corporation is not required in certain instances, however, including (as in the case of the merger with Century South) a merger in which the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, does not exceed by more than 20% the number of voting shares outstanding immediately before the merger. BB&T is also subject to certain statutory anti-takeover provisions. See "--Anti-takeover Statutes" below.

 Century South

  The GBCC generally provides that approval of business combinations and dispositions of assets transactions requires a recommendation by the board of directors to the shareholders and approval by the shareholders by a majority of all of the votes entitled to be cast by all shares entitled to vote on the transaction. Century South's bylaws contain certain additional provisions relating to the approval of such transactions. See "--Consideration of Business Combinations" on page .

Anti-takeover Statutes

 BB&T

  The North Carolina Control Share Acquisition Act applies to BB&T. This Act is designed to protect shareholders of publicly owned North Carolina corporations based within the state against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain types of shareholders. The Act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Act, the shares acquired that result in the crossing of any of these thresholds have no voting rights until they are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of shares in excess of the thresholds, any officer of the corporation and any employee of the corporation who is also a director of the corporation. If voting rights are conferred on the acquired shares, all shareholders of the corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any of the acquired shares.

  The North Carolina Shareholder Protection Act requires that certain business combinations with existing shareholders either be approved by a supermajority of the other shareholders or meet certain "fair price" requirements. BB&T has elected to opt out of the North Carolina Shareholder Protection Act, as permitted by that Act.

 Century South

  Georgia law provides for certain voting rules and fair price requirements concerning business combinations with "interested shareholders." This provision is designed to protect shareholders of Georgia corporations against the inequities of certain tactics which have been utilized in hostile takeover attempts. Under the fair price provisions, business combinations with interested shareholders (generally, a person who beneficially owns 10% or more of the corporation's voting shares) must meet one of three criteria designed to protect minority shareholders (a) the transaction must be unanimously approved by the "continuing directors" of the corporation (generally, directors who served prior to the time the interested shareholder acquired 10% ownership and who are unaffiliated with the interested shareholder), (b) the transaction must be approved by two-thirds of the continuing directors and a majority of shares held by shareholders other than the interested shareholders, or (c) the terms of the transaction must meet specified fair pricing criteria and certain other tests which are intended to assure that all shareholders receive a fair price and equivalent consideration for their shares regardless at which point in time they sell to the acquiring party.

  Fair price requirements under the GBCC are not applicable to any corporation unless they are specifically incorporated in the bylaws of the corporation. Century South's bylaws do not contain these requirements. However, certain provisions of Century South's bylaws still may have the effect of preventing, discouraging, or delaying any change of control of Century South. See "-- Consideration of Business Combinations" on page .

Amendments to Articles of Incorporation and Bylaws

 BB&T

  The NCBCA provides generally that a North Carolina corporation's articles of incorporation may be amended only upon approval by a majority of the votes cast within each voting group entitled to vote. BB&T's articles of incorporation and bylaws impose a greater requirement, the affirmative vote of more than two-thirds of the outstanding shares entitled to vote, to approve an amendment that would amend, alter or repeal the provisions of the articles of incorporation or bylaws relating to classification and staggered terms of the BB&T Board, removal of directors or any requirement for a supermajority vote on such an amendment. The NCBCA provides that a North Carolina corporation's bylaws may be amended by its board of directors or its shareholders, except that, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise, the board of directors may not amend a bylaw approved by the shareholders. BB&T's articles of incorporation authorize the BB&T Board to amend BB&T's bylaws.

 Century South

  Under Georgia law, amendment of a corporation's articles of incorporation generally requires approval by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment. Century South's Board has the power to alter, amend, or repeal Century South's bylaws or adopt new bylaws, but any bylaws adopted by the board of directors may be altered, amended or repealed, and new bylaws adopted, by shareholders. Shareholders may prescribe that any bylaw or bylaws adopted by them shall not be altered, amended or repealed by the board of directors.

  The effect of BB&T's more stringent voting requirements for the amendment of its articles of incorporation and bylaws relating to classification and staggered terms of the BB&T Board and removal of directors, or any amendment requiring a supermajority vote on such amendment is to make any change in these areas more difficult for BB&T's shareholders than would be the case for Century South's shareholders.

Consideration of Business Combinations

 BB&T

  BB&T's articles of incorporation do not specify any factors to which the BB&T Board must give consideration in evaluating a transaction involving a potential change in control of BB&T.

 Century South

  Century South's bylaws contain specific provisions governing the approval of business combinations. The Century South Board may, if it deems it advisable, oppose a tender or other offer for Century South's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Century South Board may, but is not legally obligated to, consider any pertinent issues, including, but not limited to: (a) whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation; (b) whether a more favorable price could be obtained for Century South's securities in the future; (c) the impact which an acquisition of Century South would have on the employees, depositors and customers of Century South and its subsidiaries and the communities which they serve; (d) the reputation and business practices of the offeror and its management and affiliates; (e) the value of the securities, if any, that the offeror is offering in exchange for Century South's securities, based on an analysis of the worth of Century South as compared to the offeror or any other entity whose securities are being offered; and (f) any antitrust or other legal or regulatory issues that are raised by the offer.

  If the board of directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: (a) advising shareholders not to accept the offer;
(b) litigation against the offeror; (c) filing complaints with governmental and regulatory authorities; (d) acquiring Century South's securities; (e) selling or otherwise issuing authorized but unissued securities of Century South or treasury stock or granting options or rights with respect thereto; (f) acquiring a company to create an antitrust or other regulatory problem for the offeror; and (g) soliciting a more favorable offer from another individual entity.

Shareholders' Rights of Dissent and Appraisal

 BB&T

  The NCBCA provides that dissenters' rights are not available to the holders of shares of a corporation, such as BB&T, that are either listed on a national securities exchange or held by more than 2,000 record shareholders by reason of a merger, share exchange or sale or exchange of property unless (a) the articles of incorporation of the corporation that issued the shares provide otherwise or (b) in the case of a merger or share exchange, the holders of the shares are required to accept anything other than (1) cash, (2) shares in another corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders or (3) a combination of cash and such shares. BB&T's articles of incorporation do not authorize any special dissenters' rights.

 Century South

  The GBCC, like the NCBCA, does not allow a right to dissent to shareholders holding securities that are either listed on a national securities exchange or held by more than 2,000 shareholders unless those shareholders are required under the plan of merger or share exchange to accept shares in a company that is not either listed on a national securities exchange or held of record by more than 2,000 shareholders. Holders of Century South common stock are not entitled to appraisal rights in connection with the BB&T merger because, as of the record date, shares of Century South common stock were listed on The Nasdaq National Market System and were held by more than 2,000 shareholders and the shares of BB&T common stock will be listed on the New York Stock Exchange and were held by more than 2,000 shareholders.

Liquidation Rights

 BB&T

  In the event of the liquidation, dissolution or winding-up of the affairs of BB&T, holders of outstanding shares of BB&T common stock are entitled to share, in proportion to their respective interests, in BB&T's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of BB&T.

  Because BB&T is a bank holding company, its rights, the rights of its creditors and of its shareholders, including the holders of the shares of any BB&T preferred stock that may be issued, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of (a) the subsidiary's creditors, except to the extent that BB&T may itself be a creditor with recognized claims against the subsidiary, and (b) any interests in the liquidation accounts established by savings associations or savings banks acquired by BB&T for the benefit of eligible account holders in connection with conversion of the savings associations from mutual to stock form.

 Century South

  In the event of the liquidation, dissolution or winding-up of the affairs of Century South, holders of outstanding shares of Century South common stock are entitled to share, in proportion to their respective interests, in Century South's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of Century South.

  Century South is a bank holding company, and its rights and the rights of its creditors and of its shareholders to participate in the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of the subsidiary's creditors, except to the extent that Century South may itself be a creditor with recognized claims against the subsidiary.

                             SHAREHOLDER PROPOSALS

  In the event that the merger is not completed, any proposal which a shareholder wishes to have presented at the next annual meeting of shareholders and included in Century South's proxy materials must be received at the main office of Century South, 2325 Lakeview Parkway, Suite 450, Alpharetta, Georgia 30004-1976, a reasonable time before Century South prints and mails its proxy materials for such meeting. If such proposal is in compliance with all of the requirements of Rule 14a-8 of the Securities Exchange Act, it will be included in Century South's proxy statement and set forth on the form of proxy issued for the next annual meeting of shareholders, if applicable. Shareholders wishing to present proposals at such meeting (but not include them in Century South's proxy materials) must also give notice of such proposals to Century South a reasonable time before Century South mails its proxy material for such meeting. It is urged that any proposals be sent by certified mail, return receipt requested.

                                 OTHER BUSINESS

  The Century South Board is not aware of any business to come before the meeting other than those matters described in this proxy statement/prospectus. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

                                 LEGAL MATTERS

  The validity of the shares of BB&T common stock offered by this proxy statement/prospectus will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, as counsel to BB&T. Womble Carlyle Sandridge & Rice, PLLC will also opine to certain federal income tax consequences of the merger. As of the date of this proxy statement/prospectus, certain members of Womble Carlyle Sandridge & Rice, PLLC owned an aggregate of approximately 88,473 shares of BB&T common stock. Certain additional legal matters relating to the merger are being passed upon for BB&T by Womble Carlyle Sandridge & Rice, PLLC and for Century South by Troutman Sanders LLP. As of the date of this proxy statement/prospectus, certain members of Troutman Sanders LLP owned approximately 14,822 shares of Century South common stock.

                                    EXPERTS

  The consolidated financial statements of BB&T Corporation and its subsidiaries which are incorporated by reference in this proxy
statement/prospectus from BB&T's Current Report on Form 8-K dated April     ,
2001 [to be updated], which restates the consolidated financial statements for the year ended December 31, 2000 to reflect the acquisition by BB&T of FCNB Corp. on January 8, 2001, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of Century South and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  BB&T and Century South file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or certain other information that the companies file with the Securities and Exchange Commission at the following Securities and Exchange Commission locations:

Public Reference Room   New York Regional Office Chicago Regional Office
450 Fifth Street, N.W.  7 World Trade Center     Citicorp Center
Room 1024               Suite 1300               500 West Madison Street
Washington, D.C. 20549  New York, New York 10048 Suite 1400
                                                 Chicago, Illinois 60661-2511

  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE, in the case of BB&T, and Nasdaq, in the case of Century South.

  BB&T has filed the registration statement to register with the Securities and Exchange Commission the BB&T common stock to be issued to Century South shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of BB&T. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in BB&T's registration statement or the exhibits to the registration statement.

  The Securities and Exchange Commission allows Century South and BB&T to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

  This proxy statement/prospectus incorporates by reference the documents set forth below that Century South and BB&T have previously filed with the Securities and Exchange Commission. These documents contain important information about Century South and BB&T and their businesses.

BB&T Securities and Exchange Commission
Filings(File No. 1-10853)                   [to be updated]
---------------------------------------     ---------------------------------------------
Annual Report on Form 10-K................. For the fiscal year ended [December 31, 2000]
Current Reports on Form 8-K................ Filed January 12, 2001, January 24, 2001 (2),
                                             February 8, 2001, and
Registration Statements on Form 8-A
 (concerning BB&T's common stock and
 shareholder rights plan).................. Filed September 4, 1991 and January 10, 1997

Century South Securities and Exchange
Commission
Filings (File No. 0-26254)
-------------------------------------
Annual Report on Form 10-K................. For the fiscal year ended [December 31, 2000]
Current Reports on Form 8-K................
The description of Century South common
 stock contained in Century South's
 Registration Statement on Form 8-A, as
 filed on April 28, 1989, and any amendment
 or report filed for the purpose of
 updating such description.................

  Century South and BB&T also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission between the date of this proxy statement/prospectus and (a) in the case of BB&T, the completion of the merger or the termination of the merger agreement and (b) in the case of Century South, the date of the special meeting of shareholders or, if sooner, the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

  BB&T has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to BB&T, and Century South has supplied all such information relating to Century South before the merger.

  If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits except those that the companies have specifically incorporated by reference in this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

         Shareholder Reporting                    Corporate Secretary
            BB&T Corporation                   Century South Banks, Inc.
          Post Office Box 1290              2325 Lakeview Parkway, Suite 450
  Winston-Salem, North Carolina 27102        Alpharetta, Georgia 30004-1976
             (336) 733-3021                          (678) 624-1366

If you would like to request documents from us, please do so by [insert date five business days before the meeting] to receive them before the meeting.

  You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. BB&T and Century South have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this document. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement/prospectus is dated May
 , 2001. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of BB&T common stock in the merger creates any implication to the contrary.

                                                                      APPENDIX A

                                            Agreement and Plan of Reorganization
                                           and Plan of Merger (excluding certain
                                                                        annexes)



                      AGREEMENT AND PLAN OF REORGANIZATION

                                    BETWEEN
                           CENTURY SOUTH BANKS, INC.
                                      and
                                BB&T CORPORATION

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 ARTICLE I DEFINITIONS....................................................   A-1
  1.1  Definitions........................................................   A-1
  1.2  Terms Defined Elswhere.............................................   A-5

 ARTICLE II THE MERGER....................................................   A-5
  2.1  Merger.............................................................   A-5
  2.2  Filing; Plan of Merger.............................................   A-5
  2.3  Effective Time.....................................................   A-6
  2.4  Closing............................................................   A-6
  2.5  Effect of Merger...................................................   A-6
  2.6  Further Assurances.................................................   A-6
  2.7  Merger Consideration...............................................   A-7
  2.8  Conversion of Shares; Payment of Merger Consideration..............   A-7
  2.9  Conversion of Stock Options........................................   A-8
  2.10 No Right to Dissent................................................   A-9
  2.11 Merger of Subsidiaries.............................................   A-9
  2.12 Anti-Dilution......................................................   A-9

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF CENTURY SOUTH..............   A-9
  3.1  Capital Structure..................................................   A-9
  3.2  Organization, Standing and Authority...............................  A-10
  3.3  Ownership of Subsidiaries..........................................  A-10
  3.4  Organization, Standing and Authority of the Subsidiaries...........  A-10
  3.5  Authorized and Effective Agreement.................................  A-10
  3.6  Securities Filings; Financial Statements; Statements True..........  A-11
  3.7  Minute Books.......................................................  A-11
  3.8  Adverse Change.....................................................  A-11
  3.9  Absence of Undisclosed Liabilities.................................  A-12
  3.10 Properties.........................................................  A-12
  3.11 Environmental Matters..............................................  A-12
  3.12 Loans; Allowance for Loan Losses...................................  A-13
  3.13 Tax Matters........................................................  A-13
  3.14 Employees; Compensation; Benefit Plans.............................  A-14
  3.15 Certain Contracts..................................................  A-16
  3.16 Legal Proceedings; Regulatory Approvals............................  A-17
  3.17 Compliance with Laws; Filings......................................  A-17
  3.18 Brokers and Finders................................................  A-17
  3.19 Repurchase Agreements; Derivatives.................................  A-17
  3.20 Deposit Accounts...................................................  A-18
  3.21 Related Party Transactions.........................................  A-18
  3.22 Certain Information................................................  A-18
  3.23 Tax and Regulatory Matters.........................................  A-18
  3.24 State Takeover Laws; Voting........................................  A-18
  3.25 Labor Relations....................................................  A-19
  3.26 Fairness Opinion...................................................  A-19
  3.27 No Right to Dissent................................................  A-19

                                                                            Page
                                                                            ----
 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BB&T........................  A-19
  4.1  Capital Structure of BB&T..........................................  A-19
  4.2  Organization, Standing and Authority of BB&T.......................  A-19
  4.3  Authorized and Effective Agreement.................................  A-20
  4.4  Organization, Standing and Authority of BB&T Subsidiaries..........  A-20
  4.5  Securities Documents; Statements True..............................  A-20
  4.6  Certain Information................................................  A-20
  4.7  Tax and Regulatory Matters.........................................  A-21
  4.8  Share Ownership....................................................  A-21
  4.9  Legal Proceedings; Regulatory Approvals............................  A-21
  4.11 Rights Agreement...................................................  A-21

 ARTICLE V COVENANTS......................................................  A-21
  5.1  Burrow Shareholder Meeting.........................................  A-21
  5.2  Registration Statement; Proxy Statement/Prospectus.................  A-22
  5.3  Plan of Merger; Reservation of Shares..............................  A-22
  5.4  Additional Acts....................................................  A-22
  5.5  Best Efforts.......................................................  A-22
  5.6  Certain Accounting Matters.........................................  A-23
  5.7  Access to Information..............................................  A-23
  5.8  Press Releases.....................................................  A-23
  5.9  Forbearances of Burrow.............................................  A-23
  5.10 Employment Agreements..............................................  A-25
  5.11 Affiliates.........................................................  A-25
  5.12 Section 401(k) Plan; Other Employee Benefits.......................  A-26
  5.13 Directors and Officers Protection..................................  A-27
  5.14 Forbearances of BB&T...............................................  A-27
  5.15 Reports............................................................  A-27
  5.16 Exchange Listing...................................................  A-28
  5.17 Advisory Boards....................................................  A-28
  5.18 Board of Directors of Branch Banking and Trust Company.............  A-28

 ARTICLE VI CONDITIONS PRECEDENT..........................................  A-29
  6.1  Conditions Precedent--BB&T and Burrow..............................  A-29
  6.2  Conditions Precedent--Burrow.......................................  A-29
  6.3  Conditions Precedent--BB&T.........................................  A-30

 ARTICLE VII TERMINATION, DEFAULT, WAIVER AND AMENDMENT...................  A-31
  7.1  Termination........................................................  A-31
  7.3  Effect of Termination..............................................  A-33
  7.4  Survival of Representations, Warranties and Covenants..............  A-33
  7.5  Waiver.............................................................  A-33
  7.6  Amendment or Supplement............................................  A-33
  7.7  Termination Fee....................................................  A-34

                                                                            Page
                                                                            ----
 ARTICLE VIII MISCELLANEOUS................................................ A-34
  8.1  Expenses...........................................................  A-34
  8.2  Entire Agreement...................................................  A-34
  8.3  No Assignment......................................................  A-35
  8.4  Notices............................................................  A-35
  8.5  Specific Performance...............................................  A-36
  8.6  Captions...........................................................  A-36
  8.7  Counterparts.......................................................  A-36
  8.8  Governing Law......................................................  A-36

ANNEXES

 Annex A Articles of Merger
 Annex B List of Subsidiaries
 Annex C Employment Agreement with Joseph W. Evans
 Annex D Form of Employment Agreement with Stephen W. Doughty
 Annex E Form of Employment Agreement with Thomas Wiley, Jr.
 Annex F Form of Employment Agreement with Heys McMath and Kim M. Childers
 Annex G Form of Employment Agreement with Sidney J. Wooten
 Annex H Form of Adoption of Employment Agreement with Susan J. Anderson and
          Tony E. Collins
 Annex I Opinion of Womble Carlyle Sandridge & Rice, PLLC
 Annex J Opinion of Troutman Sanders LLP

                      AGREEMENT AND PLAN OF REORGANIZATION

  THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of December 4, 2000 is between CENTURY SOUTH BANKS, INC. ("Century South"), a Georgia corporation having its principal office at Alpharetta, Georgia, and BB&T CORPORATION ("BB&T"), a North Carolina corporation having its principal office at Winston-Salem, North Carolina;

                                R E C I T A L S:

  The parties desire that Century South shall be merged with and into BB&T (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger (the "Plan of Merger") substantially in the form attached as Annex A hereto, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

  NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

1.1 Definitions

  When used herein, the terms set forth below shall have the following meanings:

  "Affiliate" means, with respect to any Person, any other Person, who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

  "Articles of Merger" shall mean the Articles of Merger required to be filed with the office of the Secretary of State of North Carolina, as provided in
Section 55-11-05 of the NCBCA, and with the office of the Secretary of State of Georgia, as provided in Section 14-2-1105 of the GBCC.

  "Bank Holding Company Act" shall mean the Federal Bank Holding Company Act of 1956, as amended.

  "BB&T Common Stock" shall mean the shares of voting common stock, par value $5.00 per share, of BB&T, with rights attached issued pursuant to Rights Agreement dated December 17, 1996 between BB&T and Branch Banking and Trust Company, as Rights Agent, relating to BB&T's Series B Junior Participating Preferred Stock, $5.00 par value per share.

  "BB&T Subsidiaries" shall mean Branch Banking and Trust Company, Branch Banking and Trust Company of South Carolina and Branch Banking and Trust Company of Virginia.

  "Benefit Plan Determination Date" shall mean, with respect to each employee pension or welfare benefit plan or program maintained by Century South at the Effective Time, the date determined by BB&T with respect to such plan or program which shall be not later than January 1 following the close of the calendar year in which the last of the Century South Subsidiaries which is a bank or other savings institution is merged into BB&T or one of the BB&T Subsidiaries.

  "Century South Common Stock" shall mean the shares of voting common stock, par value $1.00 per share, of Century South.

  "Century South Disclosure Memorandum" shall mean the written information in one or more documents, each of which is entitled "Century South Disclosure Memorandum" and dated on or before the date of this Agreement and delivered not later than the date of execution of this Agreement by Century South to BB&T, and describing in reasonable detail the matters contained therein. Each disclosure made therein shall be in existence on the date of this Agreement and shall specifically reference each Section of this Agreement under which such disclosure is made. Information Disclosed with respect to one Section shall not be deemed to be Disclosed for purposes of any other Section not specifically referenced.

  "Century South Subsidiaries" shall mean the entities other than Century South named in Annex B, and any and all other Subsidiaries of Century South as of the date hereof and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Century South after the date hereof and held as a Subsidiary by Century South at the Effective Time.

  "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Commission" shall mean the Securities and Exchange Commission.

  "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

  "Disclosed" shall mean disclosed in the Century South Disclosure Memorandum, referencing the Section number herein pursuant to which such disclosure is being made.

  "Environmental Claim" means any notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a violation of the Environmental Laws or the presence or release into the environment of any Hazardous Substances.

  "Environmental Laws" means all applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over and including common law in respect of, pollution or protection of the environment, including without limitation CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "FDIC" shall mean the Federal Deposit Insurance Corporation.

  "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

  "Financial Advisor" shall mean The Robinson-Humphrey Company, LLC.

  "Financial Statements" shall mean (a) with respect to BB&T, (i) the consolidated balance sheet (including related notes and schedules, if any) of BB&T as of December 31, 1999, 1998, and 1997, and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1999, 1998, and 1997, as filed by BB&T in

Securities Documents and (ii) the consolidated balance sheets of BB&T (including related notes and schedules, if any) and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by BB&T with respect to periods ended subsequent to December 31, 1999, and (b) with respect to Century South, (i) the consolidated statements of financial condition (including related notes and schedules, if any) of Century South as of December 31, 1999, 1998 and 1997, and the related consolidated statements of income and retained earnings, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1999, 1998 and 1997 as filed by Century South in Securities Documents and (ii) the consolidated statements of financial condition of Century South (including related notes and schedules, if any) and the related consolidated statements of income and retained earnings, and cash flows (including related notes and schedules, if any) included in Securities Documents filed by Century South with respect to periods ended subsequent to December 31, 1999.

  "GAAP" shall mean generally accepted accounting principles applicable to financial institutions and their holding companies, as in effect at the relevant date.

  "GBCC" shall mean the Georgia Business Corporation Code, as amended.

  "Hazardous Substances" means any substance or material (i) identified in CERCLA; (ii) determined to be toxic, a pollutant or a contaminant under any applicable federal, state or local statutes, law, ordinance, rule or regulation, including but not limited to petroleum products; (iii) asbestos;
(iv) radon; (v) poly-chlorinated biphiphenyls and (vi) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful to human health or the environment.

  "IRS" shall mean the Internal Revenue Service.

  "Knowledge" shall mean, as used with respect to a corporation (including references to such corporation being aware of a particular matter), the personal knowledge after due inquiry of such corporation's chairman, chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer or chief credit officer.

  "Material Adverse Effect" on BB&T or Century South shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, (i) has a material adverse effect on the financial condition, results of operations, business or business prospects of BB&T and the BB&T Subsidiaries taken as a whole, or Century South and the Century South Subsidiaries taken as a whole, or (ii) materially impairs the ability of BB&T or Century South to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of BB&T or Century South taken with the prior written consent of the other in contemplation of the transactions contemplated hereby and (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement or relating to any litigation arising as a result of the Merger; provided that with respect to Century South, only if and to the extent any such expenses payable to third parties are Disclosed by Century South or incurred by Century South following the date hereof as permitted by this Agreement.

  "NASDAQ" shall mean the Nasdaq National Market.

  "NCBCA" shall mean the North Carolina Business Corporation Act, as amended.

  "NYSE" shall mean the New York Stock Exchange, Inc.

  "OTS" shall mean the Office of Thrift Supervision.

  "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, agency, other entity or group of entities, or governmental body.

  "Proxy Statement/Prospectus" shall mean the proxy statement and prospectus, together with any supplements thereto, to be sent to shareholders of Century South to solicit their votes in connection with a proposal to approve this Agreement and the Plan of Merger.

  "Registration Statement" shall mean the registration statement of BB&T as declared effective by the Commission under the Securities Act, including any post-effective amendments or supplements thereto as filed with the Commission under the Securities Act, with respect to the BB&T Common Stock to be issued in connection with the transactions contemplated by this Agreement.

  "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests (other than rights pursuant to the Rights Agreements described under the definitions of "BB&T Common Stock" and "Century South Common Stock"), and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, including but not limited to periodic and other reports filed pursuant to Section 13 of the Exchange Act.

  "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939 as amended; and in each case the rules and regulations of the Commission promulgated thereunder.

  "Stock Option" shall mean, collectively, any option granted under the Stock Option Plan outstanding and unexercised on the date hereof to acquire shares of Century South Common Stock.

  "Stock Option Plan" shall mean Century South's Incentive Stock Option Plan adopted in April, 1994 and the Bank Corporation of Georgia Incentive Stock Option Plan assumed by Century South in December, 1997.

  "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (in determining whether one entity owns or controls 50% or more of the outstanding equity securities of another, equity securities owned or controlled in a fiduciary capacity shall be deemed owned and controlled by the beneficial owner).

  "TILA" shall mean the Truth in Lending Act, as amended.

1.2 Terms Defined Elsewhere

  The capitalized terms set forth below are defined in the following sections:

     Agreement                           Introduction
     Average Closing Price               Section 7.1(g)
     BB&T                                Introduction
     BB&T Option Plan                    Section 2.9(a)
     Century South                       Introduction
     Century South Acquisition Proposal  Section 7.1(h)
     Closing                             Section 2.4
     Closing Date                        Section 2.4
     Closing Value                       Section 2.7(b)
     Constituent Corporations            Section 2.1
     Converted Value                     Section 7.1(g)
     Determination Date                  Section 7.1(g)
     Effective Time                      Section 2.3
     Employer Entity                     Section 5.12(a)
     Exchange Ratio                      Section 2.7(a)
     Index Group                         Section 7.1(g)
     Index Price                         Section 7.1(g)
     Merger                              Recitals
     Merger Consideration                Section 2.7(a)
     PBGC                                Section 3.14(b)(iv)
     Plan                                Section 3.14(b)(i)
     Plan of Merger                      Recitals
     Starting Date                       Section 7.1(g)
     Surviving Corporation               Section 2.1(a)
     Transferred Employee                Section 5.12(a)

                                  ARTICLE II
                                  THE MERGER

2.1 Merger

  BB&T and Century South are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the NCBCA and the GBCC. At the Effective Time:

     (a) Century South shall be merged into BB&T in accordance with the ap-plicable provisions of the NCBCA and the GBCC, with BB&T being the surviv-ing corporate entity (hereinafter sometimes referred to as the "Surviving Corporation").

     (b) The separate existence of Century South shall cease and the Merger shall in all respects have the effects provided in Section 2.5.

     (c) The Articles of Incorporation of BB&T at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation.

     (d) The Bylaws of BB&T at the Effective Time shall be the Bylaws of the Surviving Corporation.

2.2 Filing; Plan of Merger

  The Merger shall not become effective unless this Agreement and the Plan of Merger are duly approved by shareholders holding at least a majority of the shares of Century South Common Stock. Upon fulfillment or waiver of the conditions specified in Article VI and provided that this Agreement has not been terminated pursuant to Article VII, the Constituent Corporations will cause the Articles of Merger to be executed and filed with the Secretary of State of North Carolina and the Secretary of State of Georgia, as provided in Section 55-11-05 of the NCBCA and Section 14-2-1105 of the GBCC, respectively. The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval by the shareholders of Century South shall constitute adoption and approval of the Plan of Merger.

2.3 Effective Time

  The Merger shall be effective at the day and hour specified in the Articles of Merger as filed with the Secretary of State of North Carolina as provided in
Section 2.2 (herein sometimes referred to as the "Effective Time").

2.4 Closing

  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina, at 10:00 a.m., or such other place as BB&T and Century South may agree, on the date designated by BB&T which is within thirty days following the satisfaction of the conditions to Closing set forth in Article VI (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), or such later date as the parties may otherwise agree (the "Closing Date").

2.5 Effects of Merger

  From and after the Effective Time, the separate existence of Century South shall cease, and the Surviving Corporation shall thereupon and thereafter, to the extent consistent with its Articles of Incorporation, possess all of the rights, privileges, immunities and franchises, of a public as well as a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and each and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim, existing action or proceeding, civil or criminal, pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place; and any judgment rendered against either of the Constituent Corporations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by reason of the Merger.

2.6 Further Assurances

  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

2.7 Merger Consideration

  (a) As used herein, the term "Merger Consideration" shall mean the number of shares of BB&T Common Stock (to the nearest ten thousandth of a share) to be exchanged for each share of Century South Common Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be distributable to a Century South shareholder as provided in Section 2.7(b). The number of shares of BB&T Common Stock to be issued for each issued and outstanding share of Century South Common Stock (the "Exchange Ratio") shall be
 .9300.

  (b) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Closing Value. The "Closing Value" shall mean the 4:00 p.m. eastern time closing price per share of BB&T Common Stock on the NYSE on the Closing Date as reported on NYSEnet.com.

2.8 Conversion of Shares; Payment of Merger Consideration

  (a) At the Effective Time, by virtue of the Merger and without any action on the part of Century South or the holders of record of Century South Common Stock, each share of Century South Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of Century South Common Stock as provided in subsection (d) below, the Merger Consideration.

  (b) Each share of BB&T Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

  (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of Century South Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration and any declared and unpaid dividends with (respect to Century South Common Stock). No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of Century South Common Stock. With respect to any certificate for Century South Common Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. After the Effective Time, Century South's transfer books shall be closed and no transfer of the shares of Century South Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

  (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each Century South shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of Century South Common Stock. Upon proper surrender of such certificates or other evidence of ownership meeting the requirements of Section 2.8(c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the Persons entitled thereto of the Merger Consideration.

  (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time that have been declared or made by Century South in respect of shares of Century South Common Stock in accordance with the terms of this Agreement and that remain unpaid at the Effective Time, subject to compliance by Century South with Section 5.9(b). To the extent permitted by law, former shareholders of record of Century South shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of Century South Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Century South Common Stock for certificates representing BB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing Century South Common Stock until such holder surrenders such certificate for exchange as provided in this Section 2.8. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to the shares of Century South Common Stock represented by such certificate.

2.9 Conversion of Stock Options

  (a) At the Effective Time, each Stock Option then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted into and become rights with respect to BB&T Common Stock, and BB&T shall assume each Stock Option in accordance with the terms of the Stock Option Plan, except that from and after the Effective Time
(i) BB&T and its Compensation Committee shall be substituted for Century South and the Committee of Century South's Board of Directors with respect to administering the Stock Option Plan, (ii) each Stock Option assumed by BB&T may be exercised solely for shares of BB&T Common Stock, (iii) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of Century South Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, and (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, BB&T may at its election substitute as of the Effective Time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other duly adopted comparable plan (in either case, the "BB&T Option Plan") for all or a part of the Stock Options, subject to the following conditions: (A) the requirements of
(iii) and (iv) above shall be met; (B) such substitution shall not constitute a modification, extension or renewal (within the meaning of Section 424(h) of the Code) of any of the Stock Options which are incentive stock options; and (C) the substituted options shall continue in effect on the same terms and conditions as provided in the Stock Option Agreements and the Stock Option Plan. Each grant of a converted or substitute option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Commission Rule 16b-3 shall, as a condition to such conversion or substitution, be approved in accordance with the provisions of Rule 16b-3. Each Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. BB&T and Century South agree to take all necessary steps to effectuate the foregoing provisions of this
Section 2.9. BB&T has reserved and shall continue to reserve adequate shares of BB&T Common Stock for delivery upon exercise of any converted or substitute options. As soon as practicable after the Effective Time, if it has not already done so, and to the extent Century South shall have a registration statement in effect or an obligation to file a registration statement, BB&T shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of BB&T Common Stock subject to be converted or substitute options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under Section 16(a) of the Exchange Act, BB&T shall administer the Stock Option Plan (or the BB&T Option Plan, if applicable) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time. Century South hereby represents that the Stock Option Plan in its current form complies with Rule 16b-3 to the extent, if any, required as of the date hereof.

  (b) As soon as practicable following the Effective Time, BB&T shall deliver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant's rights pursuant thereto.

  (c) Eligibility to receive stock option grants following the Effective Time with respect to BB&T Common Stock shall be determined by BB&T in accordance with its plans and procedures as in effect from time to time, and subject to any contractual obligations.

2.10 No Right to Dissent

  Nothing in the laws of the State of Georgia, or in the Articles of Incorporation or Bylaws of Century South or any Century South Subsidiary, provides or would provide to any Person, including without limitation the Century South shareholders, upon execution of this Agreement or the BB&T Option Agreement or consummation of the transactions contemplated hereby and thereby, rights of dissent and appraisal of any kind.

2.11 Merger of Subsidiaries

  In the event that BB&T shall request, Century South shall take such actions, and shall cause the Century South Subsidiaries to take such actions, as may be required in order to effect, at the Effective Time, the merger of one or more of the Century South Subsidiaries with and into, in each case, one of the BB&T Subsidiaries. Such mergers shall be subject to the condition that the Merger has been completed.

2.12 Anti-Dilution

  In the event BB&T changes the number of shares of BB&T Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF CENTURY SOUTH

  Except as Disclosed, Century South represents and warrants to BB&T as follows (the representations and warranties herein of Century South are made subject to the applicable standard set forth in Section 6.3(a), and no such representation or warranty shall be deemed to be inaccurate unless it is inaccurate to the extent that BB&T would be entitled to refuse to consummate the Merger pursuant to Section 7.1(b)(ii) on account of such inaccuracy):

3.1 Capital Structure

  The authorized capital stock of Century South consists of 30,000,000 shares of Century South Common Stock. As of the date hereof, 13,722,977 shares of Century South Common Stock are issued and outstanding. No other classes of capital stock of Century South, common or preferred, are authorized, issued or outstanding. All outstanding shares of Century South Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock have been reserved for any purpose, except for shares of Century South Common Stock reserved in connection with the Stock Option Plan. Century South has granted options to acquire 470,512 shares of Century South Common Stock under the Stock Option Plan, which options remain outstanding as of the date hereof. Except as set forth in this Section 3.1, there are no Rights authorized, issued or outstanding with respect to, nor are there any agreements, understandings or commitments relating to the right of any Century South shareholder to own, to vote or to dispose of, the capital stock of Century South. Holders of Century South Common Stock do not have preemptive rights.

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

3.2 Organization, Standing and Authority

  Century South is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets. Century South is not required to be qualified to do business in any other state of the United States or foreign jurisdiction. Century South is registered as a bank holding company under the Bank Holding Company Act.

3.3 Ownership of Subsidiaries

  Section 3.3 of the Century South Disclosure Memorandum lists all of the Century South Subsidiaries and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by Century South (directly or indirectly), the percentage ownership interest so owned by Century South and its business activities. The outstanding shares of capital stock or other equity interests of the Century South Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by Century South free and clear of all liens, claims and encumbrances or preemptive rights of any Person. No Rights are authorized, issued or outstanding with respect to the capital stock or other equity interests of the Century South Subsidiaries, and there are no agreements, understandings or commitments relating to the right of Century South to own, to vote or to dispose of said interests. None of the shares of capital stock or other equity interests of the Century South Subsidiaries have been issued in violation of the preemptive rights of any Person. Section 3.3 of the Century South Disclosure Memorandum also lists all shares of capital stock or other securities or ownership interests of any corporation, partnership, joint venture, or other organization (other than the Century South Subsidiaries and stock or other securities held in a fiduciary capacity) owned directly or indirectly by Century South.

3.4 Organization, Standing and Authority of the Subsidiaries

  Each Century South Subsidiary which is a depository institution is a federally chartered or state chartered bank or savings bank with its deposits insured by the FDIC. Each of the Century South Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Century South Subsidiaries has full power and authority to carry on its business as now conducted, and is duly qualified to do business and in good standing in each jurisdiction Disclosed with respect to it. No Century South Subsidiary is required to be qualified to do business in any other state of the United States or foreign jurisdiction, or is engaged in any type of activities that have not been Disclosed.

3.5 Authorized and Effective Agreement

  (a) Century South has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of the Century South shareholders of this Agreement and the Plan of Merger) to perform all of its obligations under this Agreement and the Plan of Merger. The execution and delivery of this Agreement and the Articles of Merger and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, except, in the case of this Agreement and the Plan of Merger, the approval of the Century South shareholders pursuant to and to the extent required by applicable law. This Agreement and the Plan of Merger constitute legal, valid and binding obligations of Century South, and each is enforceable against Century South in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally; and (ii) general principles of equity (whether applied in a court of law or in equity).

  (b) Neither the execution and delivery of this Agreement or the Articles of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Century South with any of the provisions hereof or thereof, shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or

Bylaws of Century South or any Century South Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Century South or any Century South Subsidiary pursuant to, any note, bond, mortgage, indenture, license, permit, contract, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Century South or any Century South Subsidiary.

  (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by Century South of the Merger and the other transactions contemplated in this Agreement.

3.6 Securities Filings; Financial Statements; Statements True

  (a) Century South has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1997. Century South has Disclosed or made available to BB&T a true and complete copy of each Securities Document filed by Century South with the Commission after December 31, 1997 and prior to the date hereof, which are all of the Securities Documents that Century South was required to file during such period. At the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing) such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) The Financial Statements of Century South fairly present or will fairly present, as the case may be, the consolidated financial position of Century South and the Century South Subsidiaries as of the dates indicated and the consolidated statements of income and retained earnings, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP applied on a consistent basis except as may be indicated in the notes applicable thereto.

  (c) No statement, certificate, instrument or other writing furnished or to be furnished hereunder by Century South or any Century South Subsidiary to BB&T contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7 Minute Books

  The minute books of Century South and each of the Century South Subsidiaries contain or will contain at Closing accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including committees of the Board of Directors), and the signatures contained therein are the true signatures of the persons whose signatures they purport to be.

3.8 Adverse Change

  Since December 31, 1999, Century South and the Century South Subsidiaries have not incurred any liability, whether accrued, absolute or contingent, except as disclosed in the most recent Century South Financial Statements, or entered into any transactions with Affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any event involving a prospective adverse change in the business, financial condition, results of operations or business prospects of Century South or any of the Century South Subsidiaries.

3.9 Absence of Undisclosed Liabilities

  All liabilities (including contingent liabilities) of Century South and the Century South Subsidiaries are disclosed in the most recent Financial Statements of Century South or are normally recurring business obligations incurred in the ordinary course of its business since the date of Century South's most recent Financial Statements.

3.10 Properties

  (a) Century South and the Century South Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible and intangible, reflected on the consolidated balance sheet included in the Financial Statements of Century South as of December 31, 1999 or acquired after such date, except for (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, or (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business.

  (b) All leases and licenses pursuant to which Century South or any Century South Subsidiary, as lessee or licensee, leases or licenses rights to real or personal property are valid and enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or other laws affecting the enforcement of creditors' rights generally and except for general principles of equity (whether applied in a court of law or in equity).

3.11 Environmental Matters

  (a) Century South and the Century South Subsidiaries are and at all times have been in compliance with all Environmental Laws. Neither Century South nor any Century South Subsidiary has received any communication alleging that Century South or the Century South Subsidiary is not in such compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

  (b) There are no pending Environmental Claims, neither Century South nor any Century South Subsidiary has received notice of any pending Environmental Claims, and there are no conditions or facts existing which are reasonably likely to result in legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon (i) Century South or any Century South Subsidiary, (ii) any Person whose liability for any Environmental Claim Century South or any Century South Subsidiary has or may have retained or assumed, either contractually or by operation of law, (iii) any real or personal property owned or leased by Century South or any Century South Subsidiary, or any real or personal property which Century South or any Century South Subsidiary has or is judged to have managed or supervised or participated in the management of, or (iv) any real or personal property in which Century South or any Century South Subsidiary holds a security interest securing a loan recorded on the books of Century South or any Century South Subsidiary. Neither Century South nor any Century South Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability under any Environmental Laws.

  (c) Century South and the Century South Subsidiaries are in compliance with all recommendations contained in any environmental audits, analyses and surveys received by Century South relating to all real and personal property owned or leased by Century South or any Century South Subsidiary and all real and personal property of which Century South or any Century South Subsidiary has or is judged to have managed or supervised or participated in the management of.

  (d) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim, or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws, against Century South or any Century South Subsidiary or against any Person or entity whose liability for any Environmental Claim Century South or any Century South Subsidiary has or may have retained or assumed, either contractually or by operation of law.

3.12 Loans; Allowance for Loan Losses

  (a) All of the loans on the books of Century South and the Century South Subsidiaries are valid and properly documented and were made in the ordinary course of business, and the security therefor, if any, is valid and properly perfected. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, nor Century South's procedures and practices of approving or rejecting loan applications, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including, without limitation, the TILA, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

  (b) In the good faith opinion of the management of Century South, the allowances for loan losses reflected on the consolidated balance sheets included in the Financial Statements of Century South are adequate as of their respective dates under the requirements of GAAP and applicable regulatory requirements and guidelines.

3.13 Tax Matters

  (a) Century South and the Century South Subsidiaries and each of their predecessors have timely filed (or requests for extensions have been timely filed and any such extensions either are pending or have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an appropriate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an appropriate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither Century South nor any Century South Subsidiary has or will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. Century South and the Century South Subsidiaries have paid, or where payment is not required to have been made have set up an appropriate reserve or accrual for payment of, all taxes required to be paid or accrued for the preceding or current fiscal year for which a return is not yet due.

  (b) All federal, state and local (and, if applicable, foreign) tax returns filed by Century South and the Century South Subsidiaries are complete and accurate. Neither Century South nor any Century South Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Century South or any Century South Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to Century South or any Century South Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit examination or deficiency or refund litigation with respect to such returns is pending.

  (c) Deferred taxes have been provided for in accordance with GAAP consistently applied.

  (d) Neither Century South nor any of the Century South Subsidiaries is a party to any tax allocation or sharing agreement or has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Century South or a Century South subsidiary) or has any liability for taxes of any Person (other than Century South and the Century South Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

  (e) Each of Century South and the Century South Subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

  (f) Neither Century South nor any of the Century South Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

3.14 Employees; Compensation; Benefit Plans

  (a) Compensation. Century South has Disclosed a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each director, shareholder, independent contractor, consultant and agent of Century South and of each Century South Subsidiary and each other Person (in each case other than as an employee) to whom Century South or any Century South Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

  (b) Employee Benefit Plans.

     (i) Century South has Disclosed an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by Century South or any Century South Subsidiary, to which Century South or any Cen-tury South Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans con-tributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which Century South or any Century South Subsidiary is a member. For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program described in the foregoing provi-sions of this Section 3.14(b)(i) that is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, con-sulting, retirement, severance, welfare or incentive plan, agreement or ar-rangement, whether or not funded and whether or not terminated, (B) an em-ployment agreement, (C) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (D) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded and whether or not termi-nated.

     (ii) Neither Century South nor any Century South Subsidiary contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations prom-ulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

     (iii) None of the Plans obligates Century South or any Century South Subsidiary to pay separation, severance, termination or similar-type bene-fits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in
  Section 280G of the Code (and regulations promulgated thereunder).

     (iv) Each Plan, and all related trusts, insurance contracts and funds, has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, exami-nations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened, and there are no facts which could give rise to or be ex-pected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan has always fully met the funding standards re-quired under Title I of ERISA and Section 412 of the Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine pay-ment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) for which the PBGC has not waived notice has occurred with respect to any such Plan, and the PBGC has not commenced or threatened the termination of any Plan. None of the assets of Century South or any Century South Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, nei-ther Century South nor any Century South Subsidiary has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condi-tion exists that would subject Century South or any Century South Subsidi-ary to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

     (v) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

     (vi) No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Clos-ing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which Cen-tury South or any Century South Subsidiary is a member or was a member dur-ing such five-year period.

     (vii) As of December 31, 1999, the fair market value of the assets of each Plan that is a tax qualified defined benefit plan equaled or exceeded, and as of the Closing Date will equal or exceed, the present value of all vested and nonvested liabilities thereunder determined in accordance with reasonable actuarial methods, factors and assumptions applicable to a de-fined benefit plan on an ongoing basis. With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, all required contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contribu-tions required in accordance with Section 412(m) of the Code) shall have been made. With respect to each other Plan, all required payments, premi-ums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made. No tax qualified Plan has any unfunded liabilities.

     (viii) No prohibited transaction (which shall mean any transaction pro-hibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual ex-emption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other li-ability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither Century South nor any Century South Subsidiary, nor to the best Knowledge of Century South, any trustee, administrator or other fiduciary of any Plan, or any agent of any of the foregoing has engaged in any trans-action or acted or failed to act in a manner that could subject Century South or any Century South Subsidiary to any liability for breach of fidu-ciary duty under ERISA or any other applicable law.

     (ix) With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

     (x) Century South and each Century South Subsidiary has been and is presently in compliance with all of the requirements of Section 4980B of the Code.

     (xi) Neither Century South nor any Century South Subsidiary has a lia-bility as of December 31, 1999 under any Plan that, to the extent disclo-sure is required under GAAP, is not reflected on the consolidated balance sheet included in the Financial Statements of Century South as of December 31, 1999 or otherwise Disclosed.

     (xii) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) Century South's or any Century South Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any par-ticipant under the Plans (except to the extent benefits may be deemed in-creased by accelerated vesting, accelerated allocation of previously unal-located Plan assets or by the conversion of all stock options in accordance with Section 2.9.

     (xiii) With respect to each Plan, Century South has Disclosed or made available to BB&T, true, complete and correct copies of (A) all documents pursuant to which the Plans are maintained, funded and administered, in-cluding summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements, (E) all governmental filings for the last three years, includ-ing, without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.

     (xiv) Each of the Plans as applied to Century South and any Century South Subsidiary may be amended or terminated at any time by action of Cen-tury South's Board of Directors, or such Century South's Subsidiary's Board of Directors, as the case may be, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the Plan and compliance with applicable laws and regulations (and limited, in the case of multiemployer plans, to termination of the participation of Century South or a Century South Subsidiary thereunder).

3.15 Certain Contracts

  (a) Neither Century South nor any Century South Subsidiary is a party to, is bound or affected by, or receives benefits under (i) any agreement, arrangement or commitment, written or oral, the default of which would have a Material Adverse Effect, whether or not made in the ordinary course of business (other than loans or loan commitments made or certificates or deposits received in the ordinary course of the banking business), or any agreement restricting its business activities, including, without limitation, agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument, written or oral, relating to the borrowing of money by Century South or any Century South Subsidiary or the guarantee by Century South or any Century South Subsidiary of any such obligation, which cannot be terminated within less than 30 days after the Closing Date by Century South or any Century South Subsidiary (without payment of any penalty or cost, except with respect to Federal Home Loan Bank or Federal Reserve Bank advances), (iii) any agreement, arrangement or commitment, written or oral, relating to the employment of a consultant, independent contractor or agent, or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by Century South or any Century South Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the application of which is altered, upon the occurrence of a transaction involving Century South of the nature contemplated by this Agreement, or (iv) any agreement or plan, written or oral, including any Stock Option Plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each matter Disclosed pursuant to this Section 3.15(a) is in full force and effect as of the date hereof.

  (b) Neither Century South nor any Century South Subsidiary is in default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

3.16 Legal Proceedings; Regulatory Approvals

  Century South has not received notice of any actions, suits, claims, governmental investigations or proceedings that have been instituted or are pending or, to the Knowledge of Century South, threatened against Century South or any Century South Subsidiary or against any asset, interest, Plan or right of Century South or any Century South Subsidiary, or, to the Knowledge of Century South, against any officer, director or employee of any of them in their capacity as such. Century South has not received notice of any actions, suits or proceedings that have been instituted or are pending or, to the Knowledge of Century South, threatened against any present or former director or officer of Century South or any Century South Subsidiary that are reasonably likely to give rise to a claim against Century South or any Century South Subsidiary for indemnification. There are no actual or, to the Knowledge of Century South, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein. To the Knowledge of Century South, no fact or condition relating to Century South or any Century South Subsidiary exists (including, without limitation, noncompliance with the CRA) that would prevent Century South or BB&T from obtaining all of the federal and state regulatory approvals contemplated herein.

3.17 Compliance with Laws; Filings

  Each of Century South and each Century South Subsidiary is in compliance with all statutes and regulations (including, but not limited to, the CRA, the TILA and regulations promulgated thereunder, and other consumer banking laws), and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and neither Century South nor any Century South Subsidiary has received notification that has not lapsed, been withdrawn or abandoned by any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation,
(ii) threatening to revoke any permit, license, registration, or other government authorization, or (iii) restricting or in any way limiting its operations. Neither Century South nor any Century South Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that it enter into any of the foregoing. Since December 31, 1996, Century South and each of the Century South Subsidiaries has filed all reports, registrations, notices and statements, and any amendments thereto, that it was required to file with federal and state regulatory authorities, including, without limitation, the Commission, FDIC, Federal Reserve Board, OTS and applicable state regulators. Each such report, registration, notice and statement, and each amendment thereto, complied with applicable legal requirements.

3.18 Brokers and Finders

  Neither Century South nor any Century South Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, in the Plan of Merger, except for an obligation to the Financial Advisor for investment banking services, the nature and extent of which has been Disclosed, and except for fees to accountants and lawyers.

3.19 Repurchase Agreements; Derivatives

  (a) With respect to all agreements currently outstanding pursuant to which Century South or any Century South Subsidiary has purchased securities subject to an agreement to resell, Century South or the Century South Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which Century South or any Century South

Subsidiary has sold securities subject to an agreement to repurchase, neither Century South nor the Century South Subsidiary has pledged collateral in excess of the amount of the debt secured thereby. Neither Century South nor any Century South Subsidiary has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

  (b) Neither Century South nor any Century South Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheets in the Financial Statements, which is a financial derivative contract (including various combinations thereof), except for options and forwards entered into in the ordinary course of its mortgage lending business consistent with past practice and current policy.

3.20 Deposit Accounts

  The deposit accounts of the Century South Subsidiaries that are depository institutions are insured by the FDIC to the maximum extent permitted by federal law, and the Century South Subsidiaries have paid all premiums and assessments and filed all reports required to have been paid or filed under all rules and regulations applicable to the FDIC.

3.21 Related Party Transactions

  Century South has Disclosed all existing transactions, investments and loans, including loan guarantees existing as of the date hereof, exceeding $25,000, to which Century South or any Century South Subsidiary is a party with any director, executive officer or 5% shareholder of Century South or any Affiliate of Century South. All such transactions, investments and loans: (i) were made or entered into in the ordinary course of business; and (ii) are on terms no less favorable to Century South than could be obtained from unrelated parties.

3.22 Certain Information

  When the Proxy Statement/Prospectus is mailed to the shareholders of Century South, and at the time of the meeting of shareholders of Century South to vote on the Plan of Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein provided by Century South, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.23 Tax and Regulatory Matters

  Neither Century South nor any Century South Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to be accounted for as a pooling-of-interests or not to constitute a reorganization under Section 368 of the Code or (ii) impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

3.24 State Takeover Laws; Voting

  Century South and each Century South Subsidiary have taken, or as soon as practicable after the date hereof will take, all necessary action to exempt the transactions contemplated by this Agreement from any applicable moratorium, fair price, business combination, control share or other anti-takeover laws, and no such law shall be activated or applied as a result of such transactions. Neither the Articles of Incorporation nor the Bylaws of Century South, nor any other document of Century South or to which Century South is a party, contains a provision that requires more than a majority of the shares of Century South Common Stock entitled to vote, or the vote or approval of any other class of capital stock or voting security, to approve the Merger or any other transactions contemplated in this Agreement.

3.25 Labor Relations

  Neither Century South nor any Century South Subsidiary is the subject of any claim or allegation that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is Century South or any Century South Subsidiary party to any collective bargaining agreement. There is no strike or other labor dispute involving Century South or any Century South Subsidiary, pending or threatened, or to the Knowledge of Century South, is there any activity involving any employees of Century South or any Century South Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity.

3.26 Fairness Opinion

  Century South has received from the Financial Advisor an opinion that, as of the date hereof, the Exchange Ratio is fair to the shareholders of Century South from a financial point of view.

3.27 No Right to Dissent

  Nothing in the Articles of Incorporation or the Bylaws of Century South or any Century South Subsidiary provides or would provide to any Person, including without limitation the holders of Century South Common Stock, upon execution of this Agreement or the Plan of Merger and consummation of the transactions contemplated hereby and thereby, rights of dissent and appraisal of any kind.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                    OF BB&T

  BB&T represents and warrants to Century South as follows (the representations and warranties herein of BB&T are made subject to the applicable standard set forth in Section 6.2(a), and no such representation or warranty shall be deemed to be inaccurate unless it is inaccurate to the extent that Century South would be entitled to refuse to consummate the Merger pursuant to Section 7.1(b)(ii) on account of such inaccuracy):

4.1 Capital Structure of BB&T

  The authorized capital stock of BB&T consists of (i) 5,000,000 shares of preferred stock, par value $5.00 per share, of which 2,000,000 shares have been designated as Series B Junior Participating Preferred Stock and the remainder are undesignated, and none of which shares are issued and outstanding, and (ii) 500,000,000 shares of BB&T Common Stock of which 397,828,643 shares were issued and outstanding as of September 30, 2000. All outstanding shares of BB&T Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The shares of BB&T Common Stock reserved as provided in Section
5.3 are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to the Plan of Merger. Holders of BB&T Common Stock do not have preemptive rights.

4.2 Organization, Standing and Authority of BB&T

  BB&T is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification. BB&T is registered as a financial holding company under the Bank Holding Company Act.

4.3 Authorized and Effective Agreement

  (a) BB&T has all requisite corporate power and authority to enter into and (subject to receipt of all necessary government approvals) perform all of its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BB&T. This Agreement and the Plan of Merger attached hereto constitute legal, valid and binding obligations of BB&T, and each is enforceable against BB&T in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors; and (ii) general principles of equity.

  (b) Neither the execution and delivery of this Agreement or the Articles of Merger, nor consummation of the transactions contemplated hereby, nor compliance by BB&T with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of BB&T or any BB&T Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BB&T or any BB&T Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BB&T or any BB&T Subsidiary.

  (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by BB&T of the Merger and the other transactions contemplated in this Agreement.

4.4 Organization, Standing and Authority of BB&T Subsidiaries

  Each of the BB&T Subsidiaries is duly organized, validly existing and in good standing under applicable laws. BB&T owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the BB&T Subsidiaries. Each of the BB&T Subsidiaries (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.5 Securities Documents; Statements True

  BB&T has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1997. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No statement, certificate, instrument or other writing furnished or to be furnished hereunder by BB&T or any other BB&T Subsidiary to Century South contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 Certain Information

  When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of Century South to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to BB&T, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

4.7 Tax and Regulatory Matters

  Neither BB&T nor any BB&T Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to be accounted for as a pooling-of-interests or not to constitute a reorganization under Section 368 of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

4.8 Share Ownership

  As of the date of this Agreement, BB&T does not own (except in a fiduciary capacity) any shares of Century South Common Stock.

4.9 Legal Proceedings; Regulatory Approvals

  There are no actual or, to the Knowledge of BB&T, threatened actions, suits or proceedings instituted, which present a claim to restrain or prohibit the transactions contemplated herein. To the Knowledge of BB&T, no fact or condition relating to BB&T or any BB&T Subsidiary exists (including, without limitation, noncompliance with the CRA) that would prevent BB&T or Century South from obtaining all of the federal and state regulatory approvals contemplated herein.

4.10 Rights Agreement

  Execution of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement will not result in the grant of any rights to any person under the Rights Agreement described in the definition of BB&T Common Stock.

                                   ARTICLE V
                                   COVENANTS

5.1 Century South Shareholder Meeting

  Century South shall submit this Agreement and the Plan of Merger to its shareholders for approval at a meeting to be held as soon as practicable following the effectiveness of the Registration Statement, and by approving execution of this Agreement, the Board of Directors of Century South agrees that it shall, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Century South, recommend that Century South's shareholders vote for such approval; provided, that the Board of Directors of Century South may withdraw or refuse to make such recommendation only if the Board of Directors shall determine in good faith that such recommendation should not be made in light of its fiduciary duty to Century South's shareholders after consideration of (i) written advice of legal counsel that, in the opinion of such counsel, such recommendation or the failure to withdraw or modify such recommendation could reasonably be expected to constitute a breach of the fiduciary duty of the Board of Directors to the shareholders of Century South, and (ii) a written determination from the Financial Advisor that the Merger Consideration is not fair or is inadequate to the Century South shareholders from a financial point of view, accompanied by a detailed analysis of the reasons for such determination.

5.2 Registration Statement; Proxy Statement/Prospectus

  As promptly as practicable after the date hereof, BB&T shall prepare and file the Registration Statement with the Commission. Century South will furnish to BB&T the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with BB&T on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the

Commission. Such Registration Statement, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. The Registration Statement shall include the form of Proxy Statement/Prospectus. BB&T and Century South shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be approved by the Commission for mailing to the Century South shareholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the Commission thereunder. Century South shall cause the Proxy Statement/Prospectus to be mailed to shareholders in accordance with all applicable notice requirements under the Securities Laws, the GBCC and the rules and regulations of the NASDAQ.

5.3 Plan of Merger; Reservation of Shares

  At the Effective Time, the Merger shall be effected in accordance with the Plan of Merger. In connection therewith, BB&T acknowledges that it (i) has adopted the Plan of Merger and (ii) will pay or cause to be paid when due the Merger Consideration. BB&T has reserved for issuance such number of shares of BB&T Common Stock as shall be necessary to pay the Merger Consideration and agrees not to take any action that would cause the aggregate number of authorized shares of BB&T Common Stock available for issuance hereunder not to be sufficient to effect the Merger. If at any time the aggregate number of shares of BB&T Common Stock reserved for issuance hereunder is not sufficient to effect the Merger, BB&T shall take all appropriate action as may be required to increase the number of shares of BB&T Common Stock reserved for such purpose.

5.4 Additional Acts

  (a) Century South agrees to take such actions requested by BB&T as may be reasonably necessary to modify the structure of, or to substitute parties to (so long as such substitute is BB&T or a BB&T Subsidiary) the transactions contemplated hereby, provided that such modifications do not change the Merger Consideration or abrogate the covenants and other agreements contained in this Agreement, including, without limitation, the covenant not to take any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

  (b) As promptly as practicable after the date hereof, BB&T and Century South shall submit notice or applications for prior approval of the transactions contemplated herein to the Federal Reserve Board, OTS and any other federal, state or local government agency, department or body to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby. Century South and BB&T each represents and warrants to the other that all information included (or submitted for inclusion) concerning it, its respective Subsidiaries, and any of its respective directors, officers and shareholders, shall be true, correct and complete in all material respects as of the date presented. Upon request the parties shall deliver to each other copies of all filings, correspondence and orders to and from all regulatory authorities and the Commission in connection with the Merger.

5.5 Best Efforts

  Each of BB&T and Century South shall use, and shall cause each of their respective Subsidiaries to use, its best efforts in good faith to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections 5.2 and
5.4 or elsewhere herein, and (ii) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in Article VI, including, without limitation, executing and delivering, or causing to be executed and delivered, such representations, certificates and other instruments or documents as may be reasonably requested by BB&T's legal counsel for such counsel to issue the opinion contemplated by Section 6.1(e), and to consummate the transactions herein contemplated at the earliest possible date. Neither BB&T nor Century South shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

5.6 Certain Accounting Matters

  Century South shall cooperate with BB&T concerning (i) accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account BB&T's policies, practices and procedures), including, without limitation, issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices, and (ii) Century South's lending, investment or asset/liability management policies; provided, that (A) any action taken pursuant to this Section 5.6 shall not be deemed to constitute or result in the breach of any representation or warranty of Century South contained in this Agreement, and (B) no action shall be required to be taken by Century South pursuant to this Section 5.6 unless and until BB&T agrees in writing that it believes that all conditions to its obligation to consummate the Merger set forth in Sections 6.1 and 6.3 (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be a condition to BB&T's obligation to consummate the Merger) have been satisfied or waived.

5.7 Access to Information

  Century South and BB&T will each keep the other advised of all material developments relevant to its business and the businesses of its Subsidiaries, and to consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, Century South shall afford to representatives of BB&T access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of Century South and the Century South Subsidiaries and, during such period, shall make available all information concerning their businesses as may be reasonably requested. BB&T shall make available to representatives of Century South access to information consistent with access provided by BB&T in the past to other corporations similarly situated and shall make available representatives of BB&T to answer any questions that Century South or its representatives may have. No investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertakings with respect to confidentiality to survive any termination of this Agreement pursuant to
Section 7.1. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

5.8 Press Releases

  BB&T and Century South shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which in the opinion of its counsel is required by law.

5.9 Forbearances of Century South

  Except with the prior written consent of BB&T, between the date hereof and the Effective Time, Century South shall not, and shall cause each of the Century South Subsidiaries not to:

     (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or estab-lish or acquire any new Subsidiary or engage in any new type of activity or expand any existing activities;

     (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled quarterly dividends of [$.14] per share of Century South Common Stock beginning with the first dividend record date in calendar year 2001, pay-able on record dates and in amounts consistent with past practices; pro-vided that any dividend declared or payable on the shares of Century South Common Stock in the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by BB&T and Century South, be declared with a record date prior to the Effective Time only if the nor-mal record date for payment of the corresponding quarterly dividend to holders of BB&T Common Stock is before the Effective Time;

     (c) issue any shares of its capital stock (including treasury shares), except pursuant to the Stock Option Plan [include other options] with re-spect to the options outstanding on the date hereof;

     (d) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitaliza-tion;

     (e) amend its Articles of Incorporation or Bylaws;

     (f) impose or permit imposition, of any lien, charge or encumbrance on any share of stock held by it in any Century South Subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any ma-terial right or cancel or compromise any debt or claim, or in connection with deposits, repurchase agreements, bankers acceptances or other indebt-edness permitted under Section 5.9(p), "treasury tax and loan" accounts es-tablished in the ordinary course of business, or the satisfaction of legal requirements in the exercise of trust powers, in all of the above cases other than in the ordinary course of business;

     (g) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity (except as a result of foreclosure or in a fiduciary capacity); or liquidate, sell or otherwise dispose of any assets or acquire any assets other than in the ordinary course of its business consistent with past practices;

     (h) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

     (i) increase the rate of compensation of any of its directors, officers or employees (excluding increases in compensation resulting from the exer-cise of compensatory stock options outstanding as of the date of this Agreement), or pay or agree to pay any bonus to, or provide any new em-ployee benefit or incentive to, any of its directors, officers or employ-ees, except for increases or payments made in the ordinary course of busi-ness consistent with past practice pursuant to plans or arrangements in ef-fect on the date hereof;

     (j) enter into or substantially modify (except as may be required by ap-plicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred com-pensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other em-ployees; provided, however, that this subparagraph shall not prevent re-newal of any of the foregoing consistent with past practice;

     (k) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discus-sions concerning, any acquisition or purchase of all or a substantial por-tion of the assets of, or a substantial equity interest in, Century South or any Century South Subsidiary or any business combination with Century South or any Century South Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of Cen-tury South or any Century South Subsidiary to do any of the above; or fail to notify BB&T immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this Section 5.9(k) shall not apply to furnishing information, negotiations or discussions with the offeror following an unsolicited offer if, as a result of such offer, Century South is advised in writing by legal counsel that in its opinion the failure to so furnish information or negotiate would likely constitute a breach of the fiduciary duty of Century South's Board of Directors to the Century South shareholders;

     (l) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by Century South or a Century South Subsidiary or guarantee by Century South or a Century South Subsidiary of any obligation,
  (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or re-tention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders or the reappointment of officers in the normal course), or (iv) any con-tract, agreement or understanding with a labor union;

     (m) change its lending, investment or asset liability management poli-cies in any material respect, except as may be required by applicable law, regulation, or directives, and except that after approval of the Agreement and the Plan of Merger by its shareholders and after receipt of the requi-site regulatory approvals for the transactions contemplated by this Agree-ment and the Plan of Merger, Century South shall cooperate in good faith with BB&T to adopt policies, practices and procedures consistent with those utilized by BB&T, effective on or before the Closing Date;

     (n) change its methods of accounting in effect at December 31, 1999, ex-cept as required by changes in GAAP concurred in by BB&T, which concurrence shall not be unreasonably withheld, or change any of its methods of report-ing income and deductions for federal income tax purposes from those em-ployed in the preparation of its federal income tax returns for the year ended December 31, 1999, except as required by changes in law or regula-tion;

     (o) incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $50,000, for any one expenditure, or $250,000, in the aggregate;

     (p) incur any indebtedness other than deposits from customers, advances from the Federal Home Loan Bank or Federal Reserve Bank and reverse repur-chase arrangements in the ordinary course of business;

     (q) take any action which would or could reasonably be expected to (i) cause the Merger not to be accounted for as a pooling-of-interests or not to constitute a reorganization under Section 368 of the Code as determined by BB&T, (ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

     (r) dispose of any material assets other than in the ordinary course of business; or

     (s) agree to do any of the foregoing.

5.10 Employment Agreements

  BB&T (or its specified BB&T Subsidiary) agrees to enter into an employment agreement with Joseph W. Evans substantially in the form of Annex C hereto, with Stephen W. Doughty substantially in the form of Annex D hereto, with Thomas Wiley, Jr., substantially in the form of Annex E hereto, with Heys McMath and Kim M. Childers substantially in the form of Annex F hereto, and with Sidney J. Wooten substantially in the form of Annex G hereto, and to enter into Adoption of Employment Agreements with Susan J. Anderson and Tony
E. Collins substantially in the form of Annex H hereto.

5.11 Affiliates

  Century South shall use its best efforts to cause all Affiliates of Century South to deliver to BB&T promptly following execution of this Agreement a written agreement providing that such Affiliate will not dispose of BB&T Common Stock received in the Merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder, and except as consistent with qualifying the transactions contemplated hereby for pooling of interests accounting treatment.

5.12 Section 401(k) Plan; Other Employee Benefits

  (a) Effective on the Benefit Plan Determination Date with respect to the 401(k) plan of Century South, BB&T shall cause such plan to be merged with the 401(k) plan maintained by BB&T and the BB&T Subsidiaries, or to be frozen or to be terminated, in each case as determined by BB&T and subject to the receipt of all applicable regulatory or governmental approvals. Each employee of Century South at the Effective Time (i) who is a participant in the 401(k) plan of Century South, (ii) who becomes an employee immediately following the Effective Time of BB&T or of any subsidiary of BB&T ("Employer Entity"), and (iii) who continues in the employment of an Employer Entity until the Benefit Plan Determination Date for the 401(k) plan, shall be eligible to participate in BB&T's 401(k) plan as of the Benefit Plan Determination Date. Any other former employee of Century South who is employed by an Employer Entity on or after the Benefit Plan Determination Date shall be eligible to be a participant in the BB&T 401(k) plan upon complying with eligibility requirements. All rights to participate in BB&T's 401(k) plan are subject to BB&T's right to amend or terminate the plan. Until the Benefit Plan Determination Date, BB&T shall continue in effect for the benefit of participating employees the Section 401(k) plan of Century South. For purposes of administering BB&T's 401(k) plan, service with Century South and the Century South Subsidiaries shall be deemed to be service with BB&T for participation and vesting purposes, but not for purposes of benefit accrual. Each employee of Century South or a Century South Subsidiary at the Effective Time who becomes an employee immediately following the Effective Time of an Employer Entity is referred to herein as a "Transferred Employee."

  (b) Each Transferred Employee shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the Employer Entity, subject to the terms of such plans and programs, as of the Benefit Plan Determination Date for each such plan or program, conditional upon the Transferred Employee's being employed by an Employer Entity as of such Benefit Plan Determination Date and subject to complying with eligibility requirements of the respective plans and programs. With respect to health care coverages, participation in BB&T's plans may be subject to availability of HMO options. In any case in which HMO coverage is not available, substitute coverage will be provided which may not be fully comparable to the HMO coverage. With respect to any welfare benefit plan or program of Century South that the Employer Entity determines, in its sole discretion, provides benefits of the same type or class as a corresponding plan or program maintained by the Employer Entity, the Employer Entity shall continue such Century South plan or program in effect for the benefit of the Transferred Employees so long as they remain eligible to participate and until they shall become eligible to become participants in the corresponding plan or program maintained by the Employer Entity (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of the Employer Entity to terminate such plan or program). For purposes of administering the welfare plans and programs subject to this
Section 5.12(b), service with Century South shall be deemed to be service with the Employer Entity for the purpose of determining eligibility to participate and vesting (if applicable) in such welfare plans and programs, but not for the purpose of computing benefits, if any, determined in whole or in part with reference to service (except as otherwise provided in Section 5.12(c) with respect to severance pay).

  (c) Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed hereunder by BB&T, neither BB&T nor any Employer Entity shall have any obligation arising from the Merger to continue any Transferred Employees in its employ or in any specific job or to provide to any Transferred Employee any specified level of compensation or any incentive payments, benefits or perquisites. Each Transferred Employee who is terminated by an Employer Entity subsequent to the Effective Time, excluding any employee who has a then existing contract providing for severance, shall be entitled to severance pay in accordance with the general severance policy maintained by BB&T, if and to the extent that such employee is entitled to severance pay under such policy. Such employee's service with Century South or a Century South Subsidiary shall be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

  (d) BB&T agrees to honor all employment agreements, severance agreements and deferred compensation agreements that Century South and the Century South Subsidiaries have with their current and former employees and directors and which have been Disclosed to BB&T pursuant to this Agreement, except to the extent any such agreements shall be superseded (by Employment Agreements entered into with BB&T or a subsidiary of BB&T) or terminated (in accordance with their terms) at the Closing or following the Closing Date. Except for the agreements described in the preceding sentence and except as otherwise provided in this Section 5.12, the employee benefit plans of Century South shall, in the sole discretion of BB&T, be frozen, terminated or merged into comparable plans of BB&T, effective as BB&T shall determine in its sole discretion.

5.13 Directors and Officers Protection

  BB&T or a BB&T Subsidiary shall provide and keep in force for a period of three years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of Century South for acts or omissions occurring prior to the Effective Time. Such insurance shall provide at least the same coverage and amounts as contained in Century South's policy on the date hereof; provided, that in no event shall the annual premium on such policy exceed 150% of the annual premium payments on Century South's policy in effect as of the date hereof (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BB&T shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. Notwithstanding the foregoing, BB&T further agrees to indemnify, defend and hold harmless the present and former directors, officers and employees of Century South and the Century South Subsidiaries (each, an "Indemnified Party") against all liabilities (which, for purposes of this Section 5.13, shall mean and include any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, expense, including without limitation all costs of investigation and defense, claim, action, investigation or proceeding, of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, and in each case including reasonable attorneys' fees and charges, arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers or employees of Century South and the Century South Subsidiaries or, at the request of Century South or a Century South Subsidiary, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Part 5 of Article 8 of the NCBCA (including Section 55-8-57), including provisions relating to advances of expenses incurred in the defense of any claims, demands, actions, causes of action, complaints, governmental or other examination, investigation, prosecution or hearing, or any other proceedings, investigations or inquiries, whether or not BB&T or any BB&T Subsidiary is insured against any such matter.

5.14 Forbearances of BB&T

  Except with the prior written consent of Century South, between the date hereof and the Effective Time, neither BB&T nor any BB&T Subsidiary shall take any action which is reasonably likely to (i) cause the business combination contemplated hereby not to constitute a reorganization under Section 368(a) of the Code; (ii) result in any inaccuracy of a representation or warranty herein that would allow for termination of this Agreement; (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; or (iv) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

5.15 Reports

  Each of Century South and BB&T shall file (and shall cause the Century South Subsidiaries and the BB&T Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Commission and any other regulatory authorities having jurisdiction over such party, and shall deliver to BB&T or Century South, as the case may be, copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the

Commission, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to the absence of notes and to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Commission will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a regulatory authority other than the Commission shall be prepared in accordance with requirements applicable to such reports.

5.16 Exchange Listing

  BB&T shall use its reasonable best efforts to list on the NYSE, prior to the Effective Time, the shares of BB&T Common Stock to be issued to the holders of Century South Common Stock pursuant to the Merger, subject to official notice of issuance. BB&T shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

5.17 Advisory Boards

  As of the Effective Time, BB&T shall offer to James A. Faulkner a seat on the BB&T Advisory Board for the State of Georgia, and shall offer to the remainder of members of the Board of Directors of Century South a seat on the BB&T Advisory Board for the geographic area appropriate to each such member, as determined by BB&T. For two years following the Effective Time, the Advisory Board members appointed pursuant to this Section 5.17 and who continue to serve shall receive, as compensation for service on the applicable Advisory Board, Advisory Board member's fees (annual retainer and attendance fees) equal in amount each year (prorated for any partial year) to the standard annual retainer and schedule of attendance fees for directors of Century South (other than the Chairman and Vice Chairman) in effect on November 1, 2000. The Advisory Board member's fees payable following the Effective Time to the Chairman and Vice Chairman of Century South's Board of Directors shall be the same standard fee as is payable to the other Century South directors. Following such two-year period, Advisory Board Members, if they continue to serve in such capacity, shall receive fees in accordance with BB&T's standard schedule of fees for service on the applicable Board as in effect from time to time. For two years after the Effective Time, no such Advisory Board member shall be prohibited from serving on the applicable Board because he or she shall have attained the maximum age for service thereon (currently age 70). Membership of any person on any Advisory Board shall be conditional upon execution of an agreement providing that such person will not engage in activities competitive with BB&T for two years following the Effective Time or, if longer, the period that he or she is a member of the Advisory Board.

5.18 Board of Directors of Branch Banking and Trust Company

  As of the Effective Time, Branch Banking and Trust Company, a North Carolina banking corporation, shall elect James A.Faulkner to its Board of Directors, to serve until its next annual meeting (subject to the right of removal for cause) and thereafter so long as he is elected and qualifies. Any member of such Board of Directors who is not an employee of BB&T or any of its Affiliates shall be entitled to receive fees for service on the Board in accordance with BB&T's policies as in effect from time to time.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1 Conditions Precedent--BB&T and Century South

  The respective obligations of BB&T and Century South to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

     (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken, including, without limitation, the approval of the shareholders of Century South of the Agreement and the Plan of Merger;

     (b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, no proceedings shall be pending or to the Knowledge of BB&T threatened by the Commission to sus-pend the effectiveness of such Registration Statement and the BB&T Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applica-ble state securities laws;

     (c) The parties shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement and the Plan of Merger, all notice periods and waiting periods with respect to such approvals shall have passed and all such approvals shall be in effect;

     (d) None of BB&T, any of the BB&T Subsidiaries, Century South or any of the Century South Subsidiaries shall be subject to any order, decree or in-junction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement; and

     (e) Century South and BB&T shall have received an opinion of BB&T's le-gal counsel, in form and substance satisfactory to Century South and BB&T, substantially to the effect that the Merger will constitute one or more re-organizations under Section 368(a) of the Code and that the shareholders and option holders of Century South will not recognize any gain or loss to the extent that such shareholders exchange shares of Century South Common Stock for shares of BB&T Common Stock and such option holders convert their options into similar options to acquire BB&T Common Stock.

6.2 Conditions Precedent--Century South

  The obligations of Century South to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by Century South pursuant to Section 7.4:

     (a) All representations and warranties of BB&T shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writ-ing by Century South. The representations and warranties of BB&T set forth in Sections 4.1, 4.2 (except as relates to qualification), 4.3(a), 4.3(b)(i) and 4.4 (except as relates to qualification) shall be true and correct (except for inaccuracies which are de minimis in amount or effect). In each and every case, there shall not exist inaccuracies in the represen-tations and warranties of BB&T set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.3(b)(i) and 4.4) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on BB&T.

     (b) BB&T shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.

     (c) BB&T shall have delivered to Century South a certificate, dated the Closing Date and signed by its Chairman or President or an Executive Vice President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.2(a) and 6.2(b), to the extent applicable to BB&T, have been satisfied and that there are no actions, suits, claims, governmental inves-tigations or procedures instituted, pending or, to the best of such offi-cer's Knowledge, threatened that reasonably may be expected to have a Mate-rial Adverse Effect on BB&T or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

     (d) Century South shall have received opinions of counsel to BB&T as to the matters described in Annex I.

     (e) The shares of BB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official no-tice of issuance.

6.3 Conditions Precedent--BB&T

  The obligations of BB&T to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by BB&T pursuant to
Section 7.4:

     (a) All representations and warranties of Century South shall be evalu-ated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by BB&T. The representations and warranties of Cen-tury South set forth in Sections 3.1, 3.2 (except as it relates to qualifi-cation), 3.3, 3.4 (except the last sentence thereof), 3.5(a), 3.5(b)(i),
  3.23 and 3.24 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). In each and every case, there shall not exist inaccuracies in the representations and warranties of Century South set forth in this Agreement (including the representations and warranties set forth in the Sections designated in the preceding sentence) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on Century South (evaluated without regard to the Merger).

     (b) No regulatory approval shall have imposed any condition or require-ment which, in the reasonable opinion of the Board of Directors of BB&T, would so materially adversely affect the business or economic benefits to BB&T of the transactions contemplated by this Agreement as to render con-summation of such transactions inadvisable or unduly burdensome.

     (c) Century South shall have performed in all material respects all ob-ligations and complied in all material respects with all covenants required by this Agreement.

     (d) Century South shall have delivered to BB&T a certificate, dated the Closing Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.3(a) and 6.3(c), to the extent applicable to Century South, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's Knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on Cen-tury South or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

     (e) BB&T shall have received opinions of counsel to Century South as to the matters set forth in Annex J.

     (f) BB&T shall have received the written agreements from Affiliates as specified in Section 5.11 to the extent necessary, in the reasonable judg-ment of BB&T, to ensure that the Merger will be accounted for as a pooling of interests under GAAP and to promote compliance with Rule 145 promulgated by the Commission.

     (g) BB&T shall have received letters, dated as of the date of filing of the Registration Statement with the Commission and as of the Effective Time, addressed to BB&T, in form and substance reasonably satisfactory to BB&T, from Arthur Andersen, LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

     (h) BB&T shall have received the Employment Agreements substantially in the form of Annex C hereto executed by Joseph W. Evans, substantially in the form of Annex D hereto executed by Stephen W. Doughty, and substan-tially in the form of Annex E hereto executed by Thomas Wiley, Jr., and shall have received the Adoption of Employment Agreements substantially in the form of Annex H hereto executed by Susan J. Anderson and Tony E. Col-lins.

                                  ARTICLE VII
                  TERMINATION, DEFAULT, WAIVER AND AMENDMENT

7.1 Termination

  This Agreement may be terminated:

     (a) At any time prior to the Effective Time, by the mutual consent in writing of the parties hereto.

     (b) At any time prior to the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement, or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a) in the case of Century South and Section 6.3(a) in the case of BB&T; and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of thirty days following written notice of such breach to the party committing such breach or the Effective Time.

     (c) At any time prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated hereby cannot be satis-fied or fulfilled prior to the Closing Date, and the party giving the no-tice is not in material breach of any of its representations, warranties, covenants or undertakings herein.

     (d) At any time, by either party hereto in writing, if any of the appli-cations for prior approval referred to in Section 5.4(b) are denied, and the time period for appeals and requests for reconsideration has run.

     (e) At any time, by either party hereto in writing, if the shareholders of Century South do not approve the Agreement and the Plan of Merger.

     (f) At any time following September 30, 2001 by either party hereto in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein.

     (g) By Century South at any time during the five-day period commencing on the Determination Date if both of the following conditions are satis-fied:

       (1) the Converted Value shall be less than $25.84, and

       (2) (i) the quotient obtained by dividing the Average Closing Price by $32.6875 (such number being referred to herein as the "BB&T Ratio") shall be less than (ii) 90% of the quotient obtained by dividing the In-dex Price on the Determination Date by the Index Price on the Starting Date;

  subject, however, to the following three sentences. If Century South determines not to consummate the Merger pursuant to this Section 7.1(g), it shall give prompt written notice of its election to terminate to BB&T, which notice may be withdrawn at any time prior to the lapse of the five-day period commencing on the Determination Date. During the five-day period commencing with its receipt of such notice, BB&T shall have the option to elect to increase the Exchange Ratio to a number such that the Converted Value is not less than $25.84. The election contemplated by the preceding sentence shall be made by giving notice to Century South of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(g), and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.1(g). If the Closing Date shall occur during the five-day period such option is in effect, the Closing Date shall be extended until a date selected by BB&T no more than ten days following the close of such five-day period.

     For purposes of this Section 7.1(g), the following terms shall have the meanings indicated:

     "Converted Value" shall mean the product of the Average Closing Price multiplied by the Exchange Ratio.

     "Average Closing Price" shall mean the average 4:00 p.m. eastern time closing price per share of BB&T Common Stock on the NYSE (as reported on NYSEnet.com) for the five trading days (determined by excluding days on which the NYSE is closed) ending on the last trading date prior to the De-termination Date.

     "Determination Date" shall mean the tenth calendar day preceding the Ef-fective Time (the tenth day to be determined by counting the day preceding the Effective Time as the first day).

     "Index Group" shall mean the 11 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determi-nation Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capital-ization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) shall be redistributed pro-portionately for purposes of determining the Index Price. The 11 bank hold-ing companies and the weights attributed to them are as follows:

    Bank Holding Companies                                           % Weighting
    ----------------------                                           -----------
    Wachovia Corp. .................................................     6.04
    Fifth Third Bancorp ............................................    13.70
    Comerica Inc. ..................................................     4.67
    Huntington Bancshares Inc. .....................................     7.65
    Firstar Corp. ..................................................    28.19
    South Trust Corp. ..............................................     4.99
    Regions Financial Corp. ........................................     6.58
    AmSouth Bancorp ................................................    11.13
    PNC Financial Services Group, Inc. .............................    10.47
    Zions Bancorporation ...........................................     2.58
    Union Planters Corp. ...........................................     4.00
                                                                       ------
      Total ........................................................   100.00%
                                                                       ======

     "Index Price" shall mean the weighted average (weighted in accordance with the "% Weighting" listed above) of the closing sales prices of the companies composing the Index Group determined as of the Starting Date or Determination Date, whichever is applicable, based on the closing price per share (as reported by The Wall Street Journal for the day preceding the Starting Date or Determination Date, whichever is applicable.)

     "Starting Date" shall mean the date of this Agreement.

     If any company belonging to the Index Group or BB&T declares or effects a stock dividend, reclassification, recapitalization, split-up, combina-tion, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or BB&T shall be appropriately adjusted for the purposes of applying this
  Section 7.1(g).

     (h) At any time prior to the Effective Time, by BB&T in writing, if the Board of Directors of Century South shall have withdrawn its recommendation or refused to recommend to the shareholders of Century South that they vote to approve the Plan of Merger as required by Section 5.1 or shall have rec-ommended to the shareholders of Century South approval of an agreement, plan or transaction arising out of or implementing any proposal or offer to acquire or purchase all or a substantial portion of the assets of, or a substantial equity interest in, Century South or any Century South Subsidi-ary (including, without limitation, a tender offer or exchange offer to purchase Century South Common Stock) or any business combination with Cen-tury South or any Century South Subsidiary other than with BB&T or a BB&T Subsidiary (any such proposal or offer, "Century South Acquisition Propos-al").

     (i) At any time prior to the Effective Time, by Century South in writ-ing, if the Board of Directors of Century South shall have determined in good faith to enter into an agreement, plan or transaction arising out of or implementing a Century South Acquisition Proposal that did not arise from a breach of Section 5.1 or Section 5.9(k).

7.3 Effect of Termination

  In the event this Agreement and the Plan of Merger is terminated pursuant to
Section 7.1, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and expenses set forth in Sections 5.7, 7.7 and 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) shall not relieve the breaching party from liability for a breach of the covenant, agreement, representation or warranty giving rise to such termination.

7.4 Survival of Representations, Warranties and Covenants

  All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants that by their terms are to be performed after the Effective Time (including Sections 5.7, 5.13 and 5.17); provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive BB&T or Century South (or their respective Affiliates) of any defense at law or in equity which otherwise would be available against any claims, including, without limitation, claims by any shareholder or former shareholder of either BB&T or Century South, the aforesaid representations, warranties and covenants being material inducements to consummation by BB&T and Century South of the transactions contemplated herein.

7.5 Waiver

  Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the Century South shareholders) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to this Section 7.4, executed after approval by the Century South shareholders of this Agreement and the Plan of Merger, shall reduce either the Exchange Ratio or the payment terms for fractional interests.

7.6 Amendment or Supplement

  This Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of BB&T and Century South, subject to the proviso in Section 7.4.

7.7 Termination Fee

  (a) In the event that this Agreement is terminated:

     (i) by either BB&T or Century South pursuant to Section 7.1(e) and (A) at the time of the meeting of the Century South shareholders referred to in
  Section 5.1 (or at any adjournment thereof) a Century South Acquisition Proposal exists or (B) prior to such shareholders' meeting, Century South's Board of Directors shall have withdrawn its recommendation or refused to recommend to the shareholders of Century South that they vote to approve the Plan of Merger;

     (ii) by BB&T pursuant to Section 7.1(h); or

     (iii) by BB&T pursuant to Section 7.1(b) or Section 7.1(c) (solely with respect to a breach by Century South of Section 5.9(k));

     (iv) by Century South pursuant to Section 7.1(i)

then Century South shall promptly, but in no event later than two business days after the date of such termination, pay to BB&T as compensation for the Merger not becoming effective a termination fee equal to $14 million (the "Termination Fee") by wire transfer of immediately available funds. The Termination Fee shall be payable without regard to any expenses to be paid pursuant to Section 8.1.

  (b) Century South acknowledges that the agreements contained in Section 7.7(a) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, BB&T would not enter into this Agreement; accordingly, if Century South fails promptly to pay any amount due pursuant to
Section 7.7(a), and, in order to obtain such payment, BB&T commences a suit which results in a judgment against Century South for all or a substantial portion of the payment set forth in Section 7.7(a), Century South shall pay to BB&T its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the Century South Termination Fee from the date for payment until the date of such payment at the prime rate of Branch Banking and Trust Company in effect on the date such payment was required to be made plus two percentage points.

                                  ARTICLE VIII
                                 MISCELLANEOUS

8.1 Expenses

  Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel; provided, however, that the filing fees and printing costs incurred in connection with the Registration Statement and the Proxy Statement/Prospectus shall be borne 50% by BB&T and 50% by Century South.

8.2 Entire Agreement

  This Agreement, including the documents and other writings referenced herein or delivered pursuant hereto, contains the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersedes all arrangements or understandings with respect thereto, written or oral, entered into on or before the date hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities, except for the rights of directors and officers of Century South to enforce rights in Sections 5.13 and 5.17.

8.3 No Assignment

  Except for a substitution of parties pursuant to Section 5.4(a), none of the parties hereto may assign any of its rights or obligations under this Agreement to any other Person, except upon the prior written consent of each other party.

8.4 Notices

  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight express courier or by facsimile transmission, addressed or directed as follows:

     If to Century South:

       James A. Faulkner
       441 Gold Bullion Drive
       Dawsonville, Georgia 30534
       Telephone:706-878-8110

       and

       Joseph W. Evans
       Post Office Box 353
       Smarr, Georgia 31086
       Telephone:912-994-3174

     With a required copy to:

       Thomas O. Powell, Esq.
       Troutman Sanders LLP
       5200 Bank of America Plaza
       600 Peachtree Street, N.E
       Suite 5200
       Atlanta, Georgia 30308-2216
       Telephone:404-885-3294
       Fax:404-962-6658

     If to BB&T:

       Scott E. Reed
       150 South Stratford Road
       4th Floor
       Winston-Salem, North Carolina 27104
       Telephone:336-733-3088
       Fax:336-733-2296

     With a required copy to:

       William A. Davis, II
       Womble Carlyle Sandridge & Rice, PLLC
       200 West Second Street
       Winston-Salem, North Carolina 27101
       Telephone: 336-721-3624
       Fax: 336-733-8364

  Any party may by notice change the address to which notice or other communications to it are to be delivered.

8.5 Specific Performance

  Century South acknowledges that the Century South Common Stock and the Century South business and assets are unique, and that if Century South fails to consummate the transactions contemplated by this Agreement such failure will cause irreparable harm to BB&T for which there will be no adequate remedy at law, BB&T shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement if Century South shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

8.6 Captions

  The captions contained in this Agreement are for reference only and are not part of this Agreement.

8.7 Counterparts

  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8 Governing Law

  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of laws, except to the extent federal law may be applicable.

                  [remainder of page intentionally left blank]

  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          BB&T Corporation

                                                  /s/ John A. Allison, IV
                                          By: _________________________________
                                                    John A. Allison, IV
                                               Chairman and Chief Executive
                                                          Officer

                                          Century South Banks, Inc.

                                                    /s/ Joseph W. Evans
                                          By: _________________________________
                                                      Joseph W. Evans
                                               President and Chief Executive
                                                          Officer

  The undersigned, by his signature below, hereby personally agrees to execute the Employment Agreement substantially in the Form of Annex C hereto on or before the Closing Date.

                                                   /s/ Joseph W. Evans
                                          _____________________________________
                                                     Joseph W. Evans

                                                                         ANNEX A

                               ARTICLES OF MERGER
                                       OF
                           CENTURY SOUTH BANKS, INC.
                                 WITH AND INTO
                                BB&T CORPORATION

  The undersigned corporations, pursuant to Section 14-2-1105 of the Georgia Business Corporation Code (the "GBCC") and Section 55-11-05 of the North Carolina Business Corporation Act (the "NCBCA"), hereby execute the following Articles of Merger.

                                      ONE

  The merger of Century South Banks, Inc., a Georgia corporation ("Century South"), with and into BB&T Corporation, a North Carolina corporation ("BB&T"), shall be in accordance with the Plan of Merger attached hereto as Exhibit I (the "Plan of Merger").

                                      TWO

  The Plan of Merger was submitted to the shareholders of Century South by its Board of Directors in accordance with the provisions of Section 14-2-1103 of the GBCC and Section 55-11-03 of the NCBCA and was duly approved in the manner
prescribed by law by the shareholders of Century South on the      day of
        , . The shareholders of BB&T were not required to approve the Plan of Merger.

                                     THREE

  BB&T undertakes to request publication of a notice of filing of these Articles of Merger and to make payment therefor as required by Section 14-2-1105.1(b) of the GBCC.

                                      FOUR

  These Articles of Merger shall become effective at 11:59 p.m. on
              .

                  [Remainder of Page Intentionally Left Blank]

  The undersigned, each of BB&T and Century South, declares that the facts
herein stated are true as of                .

                                          BB&T CORPORATION

                                          By:
                                            ___________________________________
                                            Name:
                                            Title:

                                          CENTURY SOUTH BANKS, INC.

                                          By:
                                            ___________________________________
                                            Name:
                                            Title:

                                                                      EXHIBIT I

                                PLAN OF MERGER
                                      OF
                           CENTURY SOUTH BANKS, INC.
                                 WITH AND INTO
                               BB&T CORPORATION

  Section 1. Corporations Proposing to Merge and Surviving Corporation. Century South Banks, Inc., a Georgia corporation ("Century South"), shall be merged (the "Merger") with and into BB&T Corporation, a North Carolina corporation ("BB&T"), pursuant to the terms and conditions of this Plan of Merger (the "Plan of Merger") and of the Agreement and Plan of Reorganization, dated as of December 4, 2000 (the "Agreement"), by and between Century South and BB&T. The effective time for the Merger (the "Effective Time") shall be set forth in the Articles of Merger to be filed with the Secretary of State of Georgia and the Secretary of State of North Carolina. BB&T shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of Century South shall cease.

  Section 2. Effects of the Merger. The Merger shall have the effects set forth in Section 14-2-1106 of the Georgia Business Corporation Code (the "GBCC") and Section 55-11-06 of the North Carolina Business Corporation Act (the "NCBCA").

  Section 3. Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of BB&T as in effect immediately prior to the Effective Time shall become the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time until changed in accordance with their terms and the NCBCA.

  Section 4. Conversion of Shares.

      (a) At the Effective Time, by virtue of the Merger and without any ac-tion on the part of Century South or the holders of the voting common stock, par value $1.00 per share, of Century South ("Century South Common Stock"), each share of Century South Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate repre-senting such share of Century South Common Stock (as provided in Section 4(d)), the Merger Consideration (as defined in Section 5).

      (b) Each share of the common stock of BB&T, par value $5.00 per share ("BB&T Common Stock") issued and outstanding immediately prior to the Ef-fective Time shall continue to be issued and outstanding.

      (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of Century South Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration and any declared and unpaid dividends with respect to Century South Common Stock. No interest will be paid or accrued on the Merger Consideration upon the surrender of the cer-tificate or certificates representing shares of Century South Common Stock. With respect to any certificate for Century South Common Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attribut-able to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy, and evi-dence reasonably satisfactory to BB&T of ownership of the shares repre-sented thereby. Upon and after the Effective Time, Century South's transfer books shall be closed and no transfer of the shares of Century South Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

      (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each Century South shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of Century South Common Stock. Upon proper surrender of such certificates or other evidence of ownership meeting the requirements of Section 4(c), to-gether with such letter of transmittal duly executed and completed in ac-cordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

      (e) The Surviving Corporation shall pay any dividends or other distri-butions with a record date prior to the Effective Time which have been de-clared or made by Century South in respect of shares of Century South Com-mon Stock in accordance with the terms of the Agreement and which remain unpaid at the Effective Time, subject to compliance by Century South with
  Section 5.9(b) of the Agreement. To the extent permitted by law, former shareholders of record of Century South shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of Century South Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Century South Common Stock for certificates representing BB&T Common Stock in accordance with the provi-sions of the Agreement. Whenever a dividend or other distribution is de-clared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to the Agreement, but no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing Century South Common Stock until such holder surrenders such certificate for ex-change as provided in this Section 4. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to the shares of Century South Common Stock represented by such certificate.

  Section 5. Merger Consideration.

      (a) As used herein, the term "Merger Consideration" shall mean the num-ber of shares of BB&T Common Stock (to the nearest ten thousandth of a share) to be exchanged for each share of Century South Common Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be distributable to a Century South shareholder as provided in Section 5(b). The number of shares of BB&T Common Stock to be issued for each issued and outstanding share of Century South Common Stock (the "Ex-change Ratio") shall be 0.93, subject to adjustment pursuant to Section 7.1(g) of the Agreement which provides that if the value of 0.93 of a share of BB&T Common Stock (determined in accordance with Section 7.1(g) of the Agreement) is below an amount specified in Section 7.1(g) of the Agreement and the stock prices of certain other bank holding companies specified in
  Section 7.1(g) of the Agreement have not experienced similar relative de-clines since the date of the Agreement, and Century South seeks to termi-nate the Agreement, BB&T may nevertheless proceed with the Merger by in-creasing the amount of BB&T Common Stock that will be exchanged for Century South Common Stock to a number of shares valued not less than an amount specified in Section 7.1(g) of the Agreement.

      (b) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Closing Value. The "Closing Value" shall mean the 4:00 p.m. eastern time closing price per share of BB&T Common Stock on the NYSE on the Effective Time as reported on NYSEnet.com.

  Section 6. Conversion of Stock Options Conversion of Stock Options.

      (a) At the Effective Time, each option granted under Century South's Incentive Stock Option Plan adopted in April 1994 and the Bank Corporation of Georgia Incentive Stock Option Plan assumed by Century South in December 1997 (collectively, the "Stock Option Plans") or otherwise to acquire shares of Century South Common Stock then outstanding (and which, by its terms existing as of the date of the Agreement, does not lapse on or before the Effective Time), whether or not then exercisable (a "Stock Option"), shall be converted into and become rights with respect to BB&T Common Stock, and BB&T shall assume each Stock Option in accordance with the terms of the Stock Option Plans, except that from and after the Effective Time
  (i) BB&T and its Compensation Committee shall be substituted for Century South and the Committee of Century South's Board of Directors with respect to administering the Stock Option Plans, (ii) each Stock Option assumed by BB&T may be exercised solely for shares of BB&T Common Stock, (iii) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of Century South Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, and (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, BB&T may at its election substitute as of the Effective Time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other duly adopted comparable plan (in either case, the "BB&T Option Plan") for all or a part of the Stock Op-tions, subject to the following conditions: (A) the requirements of (iii) and (iv) above shall be met; (B) such substitution shall not constitute a modification, extension or renewal (within the meaning of Section 424(h) of the Internal Revenue Code of 1986, as amended (the "Code")) of any of the Stock Options which are incentive stock options; and (C) the substituted options shall continue in effect on the same terms and conditions as pro-vided in the Stock Options and the Stock Option Plans. Each grant of a con-verted or substitute option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Commission Rule 16b-3 shall, as a condition to such conversion or substitution, be approved in accordance with the provisions of Rule 16b-3. Each Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. BB&T and Century South agree to take all necessary steps to effectuate the foregoing provisions of this
  Section 6. BB&T has reserved and shall continue to reserve adequate shares of BB&T Common Stock for delivery upon exercise of any converted or substi-tute options. As soon as practicable after the Effective Time, if it has not already done so, and to the extent Century South shall have a registra-tion statement in effect or an obligation to file a registration statement, BB&T shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of BB&T Common Stock subject to be converted or substitute op-tions and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the pro-spectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting re-quirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), BB&T shall administer the Stock Option Plans (or the BB&T Option Plan, if applicable) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time.

      (b) As soon as practicable following the Effective Time, BB&T shall de-liver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant's rights pursuant thereto.

  Section 7. Amendment. At any time before the Effective Time, this Plan of Merger may be amended, provided that no such amendment executed after approval by the Century South shareholders of the Agreement and this Plan of Merger shall modify either the amount or the form of the consideration to be provided to holders of Century South Common Stock upon consummation of the Merger.

                                                                      APPENDIX B

             Fairness Opinion of The Robinson-Humphrey Company, LLC

                                                                December 4, 2000

Board of Directors
Century South Banks, Inc.
2325 Lakeview Parkway, Suite 450
Alpharetta, Georgia 30004-7921

Members of the Board of Directors:

  We understand that Century South Banks, Inc. (the "Company") is considering a proposed merger of the Company with BB&T Corporation ("BB&T"). We understand that under this merger (the "Proposed Transaction") the Company's shareholders will receive 0.93 shares (the "Exchange Ratio") of BB&T common stock in exchange for each share of Company common stock. We further understand that the merger will be accounted for as a pooling of interests and will be treated as a tax-free exchange to the Company's shareholders. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Reorganization, dated as of December 4, 2000 between the Company and BB&T (the "Agreement").

  We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's shareholders of the Exchange Ratio pursuant to the Proposed Transaction.

  In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and exhibits thereto; (2) certain publicly available information concerning the Company and BB&T that we believe were relevant to our inquiry; (3) financial and operating information with respect to the business, operations and prospects of the Company and BB&T furnished to us by the Company and BB&T; (4) certain internal financial analyses and forecasts of the Company and BB&T prepared by and reviewed with management of the Company and BB&T, respectively;
(5) trading histories of the Company's common stock and BB&T's common stock for the latest twelve months ended December 1, 2000; (6) a comparison of the historical financial results and present financial condition of the Company and BB&T with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transaction with the terms of certain other recent transactions that we deemed relevant; and (8) certain historical data relating to percentage premiums paid in acquisitions of publicly traded bank holding companies that we deemed relevant. In addition, we have had discussions with the managements of the Company and BB&T concerning their respective businesses, operations, assets, present condition and future prospects, and undertook such other studies, analyses and investigations, as we deemed appropriate.

  We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial projections, including the synergies and other benefits expected to result from the Proposed Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the managements of the Company and BB&T regarding the future financial performance of the Company and BB&T and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in the Company's or BB&T's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Company and BB&T will remain as going concerns for all periods relevant to our analysis, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the regulatory authorities having jurisdiction over approving the Proposed Transaction will not impose any conditions which will materially undermine the economic benefits of the Proposed Transaction to BB&T. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or BB&T and have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company or BB&T. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or BB&T, nor have we reviewed any individual credit files relating to the Company and BB&T and, with your permission, we have assumed that the respective allowances for loan losses for both the Company and BB&T are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

  Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can only be evaluated as of, the date of this letter. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which the Company's or BB&T's common stock will trade at any time.

  In arriving at our opinion, we were not authorized to solicit and did not solicit, interest from any party with respect to the acquisition or merger involving the Company or any of its assets.

  We have acted as financial advisor to the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the equity securities of the Company and BB&T for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the Exchange Ratio pursuant to the Proposed Transaction is fair, from a financial point of view, to the shareholders of the Company.

  This opinion is for the use and benefit of the Board of Directors of the Company and is rendered in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          /s/ The Robinson-Humphrey Company,
                                           LLC

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

  Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

  The registrant's bylaws provide for the indemnification of any director or officer of the registrant against liabilities and litigation expenses arising out of his status as such, excluding: (i) any liabilities or litigation expenses relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interest of the registrant and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

  The registrant's articles of incorporation provide for the elimination of the personal liability of each director of the registrant to the fullest extent permitted by law.

  The registrant maintains directors' and officers' liability insurance that, in general, insures: (i) the registrant's directors and officers against loss by reason of any of their wrongful acts and (ii) the registrant against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

  Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. (S) 1818(b)).

Item 21. Exhibits and Financial Statement Schedules

  (a) The following documents are filed as exhibits to this registration statement on Form S-4:

 Exhibit No. Description
 ----------- -----------

  2 Agreement and Plan of Reorganization dated as of December 4, 2000 between BB&T Corporation and Century South Banks, Inc. (included as Appendix A to the proxy statement/prospectus)

  4(a)       Articles of Amendment to Amended and Restated Articles of
             Incorporation of the Registrant related to Junior Participating
             Preferred Stock (Incorporated herein by reference to Exhibit 3(a)
             to the Registrant's Annual Report on Form 10-K filed March 17,
             1997)

  4(b)       Rights Agreement dated as of December 17, 1996 between the
             Registrant and Branch Banking and Trust Company, Rights Agent
             (Incorporated herein by reference to Exhibit 1 to the Registrant's
             Form 8-A filed January 10, 1997)

  4(c)       Subordinated Indenture (including Form of Subordinated Debt
             Security) between the Registrant and State Street Bank and Trust
             Company, Trustee, dated as of May 24, 1996 (Incorporated herein by reference to Exhibit 4(d) to Registration No. 333-02899)

  4(d) Senior Indenture (including Form of Senior Debt Security) between the Registrant and State Street Bank and Trust Company, Trustee, dated as of May 24, 1996 (Incorporated herein by reference to Exhibit 4(c) to Registration No. 333-02899)

  5          Form of Opinion of Womble Carlyle Sandridge & Rice, PLLC

  8          Form of Opinion of Womble Carlyle Sandridge & Rice, PLLC

 23(a)       Consent of Womble Carlyle Sandridge & Rice, PLLC (included in
             Exhibit 5)*

 23(b)       Consent of Womble Carlyle Sandridge & Rice, PLLC (included in
             Exhibit 8)*

 23(c)       Consent of Arthur Andersen LLP*

 23(d)       Consent of KPMG LLP*

 23(e)       Consent of The Robinson-Humphrey Company, LLC

 24          Power of Attorney

 99(a)       Form of Century South Banks, Inc. Proxy Card

--------
*  to be filed by amendment

  (b) Financial statement schedules: Not applicable.

  (c) Reports, opinion or appraisals: The opinion of The Robinson-Humphrey Company, LLC, is included as Appendix B to the proxy statement/prospectus.*

Item 22. Undertakings

  A. The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggre-gate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration state-ment.

     2. That, for the purpose of determining any liability under the Securi-ties Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termina-tion of the offering.

  B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  D. The registrant undertakes that every prospectus (i) that is filed pursuant to Paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  F. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  G. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on March 8, 2001.

                                          BB&T CORPORATION

                                          By:   /s/ Jerone C. Herring
                                                _______________________________
                                          Name: Jerone C. Herring
                                          Title: Executive Vice President and
                                                 Secretary

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on March 8, 2001.

    /s/ John A. Allison*                        /s/ Scott E. Reed*
_____________________________________     _____________________________________
Name: John A. Allison, IV                 Name: Scott E. Reed
Title:  Chairman of the Board and         Title:  Senior Executive Vice
        Chief Executive Officer                   President and Chief Financial
        (principal executive officer)             Officer (principal financial
                                                  officer)

    /s/ Sherry A. Kellett*                      /s/ Paul B. Barringer*
_____________________________________     _____________________________________
Name: Sherry A. Kellett                   Name: Paul B. Barringer
Title:  Executive Vice President and      Title:  Director
        Controller (principal
        accounting officer)

                                                /s/ Alfred E. Cleveland*
_____________________________________     _____________________________________
Name: Nelle Ratrie Chilton                Name: Alfred E. Cleveland
Title:  Director                          Title:  Director

    /s/ W. R. Cuthbertson, Jr.*                 /s/ Ronald E. Deal*
_____________________________________     _____________________________________
Name: W. R. Cuthbertson, Jr.              Name: Ronald E. Deal
Title:  Director                          Title:  Director

    /s/ A. J. Dooley, Sr.*                      /s/ Tom D. Efird*
_____________________________________     _____________________________________
Name: A. J. Dooley, Sr.                   Name: Tom D. Efird
Title:  Director                          Title:  Director

    /s/ Paul S. Goldsmith*                      /s/ L. Vincent Hackley*
_____________________________________     _____________________________________
Name: Paul S. Goldsmith                   Name: L. Vincent Hackley
Title:  Director                          Title:  Director

    /s/ Jane P. Helm*                           /s/ Richard Janeway, M.D.*
_____________________________________     _____________________________________
Name: Jane P. Helm                        Name: Richard Janeway, M.D.
Title:  Director                          Title:  Director

    /s/ J. Ernest Lathem, M.D.*                 /s/ James H. Maynard*
_____________________________________     _____________________________________
Name: J. Ernest Lathem, M.D.              Name: James H. Maynard
Title:  Director                          Title:  Director

    /s/ Joseph A. McAleer, Jr.*                 /s/ Albert O. McCauley*
_____________________________________     _____________________________________
Name: Joseph A. McAleer, Jr.              Name: Albert O. McCauley
Title: Director                           Title: Director

                                                /s/ Richard L. Player, Jr.*
_____________________________________     _____________________________________
Name: J. Holmes Morrison                  Name: Richard L. Player, Jr.
Title: Director                           Title: Director

    /s/ C. Edward Pleasants*                    /s/ Nido R. Qubein*
_____________________________________     _____________________________________
Name: C. Edward Pleasants                 Name: Nido R. Qubein
Title: Director                           Title: Director

    /s/ E. Rhone Sasser*                        /s/ Jack E. Shaw*
_____________________________________     _____________________________________
Name: E. Rhone Sasser                     Name: Jack E. Shaw
Title: Director                           Title: Director

    /s/ Harold B. Wells*
_____________________________________
Name: Harold B. Wells
Title: Director

    /s/ Jerone C. Herring
*By:
  __________________________________
    Jerone C. Herring
    Attorney-in-Fact